As filed with the Securities and Exchange Commission on July 2, 2020

File No. 000-56160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

AMERGENT HOSPITALITY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4842958
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7621 Little Avenue, Suite 414, Charlotte, NC	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(704) 366-5122

Securities to be registered pursuant to Section 12(b) of the Act:

None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

We are filing this Amendment No. 3 to registration statement on Form 10 with original filing date of April 9, 2020 (collectively referred to herein as “Form 10”) to register our common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the spin-off transaction described in this Form 10.

This Registration Statement, as amended , became effective automatically by lapse of time 60 days from the date of the original filing, April 9, 2020, pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date we are subject to the requirements of Regulation 13(a) under the Exchange Act and are required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Our principal place of business is located at 7621 Little Avenue, Suite 414, Charlotte, NC 28226. Our telephone number is: (704) 366-5122.

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FORWARD LOOKING STATEMENTS

This Form 10 and other materials Amergent will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” and “The Merger and the Spin-Off” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as Amergent’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summaries of documents set forth below in this Form 10 are qualified in their entireties by reference to the full text of the applicable documents, which are filed as exhibits to this Form 10.

Unless otherwise noted, references in this Form 10 to the “Registrant,” “Company,” “Amergent,” “Spin-Off Entity,” “we,” “our” or “us” means Amergent Hospitality Group Inc. a Delaware corporation and our subsidiaries. Reference to our “Parent” means Sonnet BioTherapeutics Holdings, Inc., FKA Chanticleer Holdings, Inc., a Delaware corporation.

THE MERGER AND THE SPIN-OFF

OVERVIEW

Amergent Hospitality Group Inc. was incorporated on February 18, 2020 as a wholly-owned subsidiary of Chanticleer for the purpose of conducting the business of Chanticleer and its subsidiaries after completion of the spin-off of all the shares of Amergent to the shareholders of Chanticleer.

In connection with and prior to its merger (“Merger”) with Sonnet BioTherapeutics Holdings Inc., a New Jersey Corporation (“Sonnet”), Chanticleer Holdings Inc., a Delaware corporation (“Chanticleer”), contributed and transferred to Amergent Hospitality Group Inc., a Delaware corporation (“Amergent” or “Spin-Off Entity”), a newly formed, wholly owned subsidiary of Chanticleer, all of Chanticleer’s business, operations, assets and liabilities, pursuant to the Contribution Agreement between Chanticleer and Amergent dated March 31, 2020. The contributed assets included the stock interest in all Chanticleer’s subsidiaries (other than Amergent and the merger-sub formed for the purposes of effecting the merger (“Merger-Sub”). On March 16, 2020, pursuant to the disposition agreement between Chanticleer and Amergent dated March 25, 2020 (“Disposition Agreement”), the Chanticleer board declared a dividend with respect to the shares of common stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Chanticleer common stock. The dividend, which together with the contribution and transfer of Chanticleer’s restaurant business, assets and liabilities described above, is referred to herein as the “Spin-Off,” was paid on April 1, 2020. Prior to the Spin-Off, Amergent engaged in no business or operations.

All of Chanticleer’s then current restaurant business operations were contributed to Amergent and the stockholders of record received the same pro-rata ownership in Amergent as in Chanticleer.

As a result of the Spin-Off, Amergent emerged as successor to the business, operations, assets and liabilities of pre-merger Chanticleer. Additionally, Amergent’s shareholder base and their holdings (on a pro-rata basis) are identical to that of pre-merger Chanticleer.

The financial information included in this Form 10 includes the accounts of Amergent and its subsidiaries combined with Chanticleer and its subsidiaries. Since all of Chanticleer’s then current restaurant business operations were contributed to Amergent and the stockholders of record received the same pro-rata ownership in Amergent as in Chanticleer, the Spin-Off is expected to be recognized by Amergent at the carrying value of the assets and liabilities contributed by Chanticleer. Further, as a common control transaction, the financial statements of Amergent included in this Form 10 reflect the transaction as if the contribution had occurred as of the earliest period presented in the respective financial statements included herein.

Corporation Information

Our principal executive offices are located at 7621 Little Avenue, Suite 414, Charlotte, NC 28226. Our telephone number is: (704) 366-5122. Our web site is www.amergenthg.com. Information contained on any website referenced herein is not incorporated by reference in this information statement

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BACKGROUND OF THE MERGER AND THE SPIN-OFF

Chanticleer’s board and management periodically evaluated Chanticleer’s long- and short-term strategic options. Strategic options that were considered included strategic alliances, prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations, as well as its continued operations as an independent company, each with the sole purpose of enhancing stockholder value.

On August 22, 2019, a representative of Chardan Capital Markets, LLC (“Chardan”) on behalf of Sonnet contacted Chanticleer’s executive management, via phone, regarding potential interest of Sonnet in engaging in a reverse merger transaction. Sonnet was not interested in continuing the operations of Chanticleer’s pre-merger business. As such, Chanticleer’s executive management expressed interest in the possibility of a reverse merger and a spin-off of its existing assets and liabilities.

On August 23, 2019, Chardan informed Sonnet of the initiated discussions with Chanticleer executive management. On the same day, Chanticleer and Sonnet entered into a non-disclosure and confidentiality agreement.

On August 26, 2019, Chardan, on behalf of Sonnet, sent Chanticleer a non-binding proposal which outlined the potential terms of a reverse merger transaction and spin-off of Chanticleer’s assets and liabilities. Subject to various assumptions, the proposal included an anticipated pro-forma post-closing equity ownership of 92% for the Sonnet stockholders and 8% for Chanticleer stockholders.

On August 26, 2019, and August 27, 2019, Chanticleer’s management held multiple discussions with the Chanticleer board to discuss the non-binding proposal agreement.

On August 28, 2019, Chanticleer signed the non-binding proposal.

On September 2, 2019, Sonnet executive management delivered a draft of the merger agreement to a representative of Chardan which was delivered to Chanticleer’s executive management for review.

On September 4, 2019, Chanticleer’s executive management, Sonnet’s executive management, and representatives of Chardan held a conference call to discuss the executed non-binding proposal, review the draft merger agreement, and discuss the timeline of the reverse merger transaction. On the same day Chanticleer’s executive management was granted access to Sonnet’s data room.

Beginning September 4, 2019, Chanticleer, Sonnet and their respective advisers conducted mutual due diligence in a variety of areas, including finance, legal and operations. In addition, beginning September 4, 2019, and throughout the month of September, Chanticleer’s executive management, Sonnet’s executive management, and representatives of Chardan, Lowenstein Sandler LLP (“Lowenstein”), Sonnet’s outside legal counsel, and Libertas Law Group, Inc. (“Libertas”), Chanticleer’s outside legal counsel, held several calls to discuss a variety of financial and legal matters regarding a potential reverse merger transaction, including the draft merger agreement, the distribution, financing matters and closing conditions.

On September 11, 2019, Sonnet’s executive management, representatives of Lowenstein and representatives of Chardan were granted access to Chanticleer’s data room. In addition, a representative of Libertas sent a revised draft merger agreement to representatives of Lowenstein, including proposed changes to the exchange ratio, representations and warranties, covenants and closing conditions, among others.

On September 11, 2019, Sonnet’s executive management, Chanticleer’s executive management and representatives of Lowenstein, Chardan and Libertas held a conference call to negotiate various items in the draft merger agreement, including the disposition, solicitation provisions and covenants.

On September 17, 2019 and September 25, 2019, representatives of Lowenstein, Libertas and K&L Gates LLP (“K&L Gates”), outside tax counsel to Chanticleer, held conference calls to discuss tax matters related to the Merger, disposition and related transactions.

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Following consultations with their respective clients, on September 18, 2019 and September 20, 2019, representatives of Lowenstein and Libertas held conference calls to further negotiate the structure of merger agreement, including the closing conditions.

On September 24, 2019 and September 27, 2019, Sonnet executive management, Chanticleer executive management and representatives of Lowenstein, Chardan and Libertas held a conference call to negotiate closing conditions and to discuss the disposition.

On October 1, 2019, the Sonnet board approved the merger agreement, the disposition, the Merger and the other transactions contemplated by the merger agreement and resolved to recommend that the shareholders of Sonnet approve the merger.

On October 2, 2019, and October 8, 2019, Sonnet executive management, Chanticleer executive management and representatives of Lowenstein, Chardan and Libertas held conference calls to finalize the merger agreement and raise final issues, including closing conditions, financing needs and tax issues around the disposition.

On October 8, 2019, the Chanticleer board approved the merger agreement, the merger, the Spin-Off and the other transactions contemplated by the merger agreement and resolved to recommend that the stockholders of Chanticleer approve the necessary items pursuant to the merger agreement.

On October 10, 2019, the final merger agreement (as amended, referred to herein as the “Merger Agreement”) was signed, and Chanticleer and Sonnet issued a joint press release announcing their entry into the Merger Agreement.

Chanticleer’s executive management continued a process of negotiation with the holders of its 8% debenture in the principal amount of $6,000,000 (8% Debentures) in an effort to ensure compliance with the terms of the Merger Agreement, which required Chanticleer to assume or extinguish all of its liabilities at closing. Direct negotiations were not successful.

An unrelated third party, Oz Rey, LLC, purchased the 8% Debentures from the original holders in November 2019 and presented Chanticleer with term sheet to refinance the 8% Debentures on November 26, 2019. On January 31, 2020, after two months of negotiation and numerous iterations of the term sheet, Chanticleer and Oz Rey, LLC executed the term sheet to refinance the 8% Debentures on January 31, 2020. The definitive documents, negotiated concurrently with the permutations of potential bridge financing documents, were executed on March 31, 2020 (“Debenture Refinancing”).

In connection with the merger negotiations, Chanticleer began a process of seeking bridge financing, the proceeds of which would enable Chanticleer to fund the operations of Chanticleer until the closing of the Merger. Term Sheets from several sources unrelated to each other were received November 27, 2019, December 4, 2019, December 19, 2020 and January 8, 2020. Chanticleer provided updates on the process to Sonnet on a regular basis and submitted near final term sheets to Lowenstein for review and approval of Sonnet and the investor providing Sonnet’s permanent financing. After rigorous negotiations and review, Chanticleer executed term sheet for the bridge financing (“Bridge Financing”) – structured as a sale of Series 2 Convertible Preferred Stock (“Series 2 Preferred Stock”).

In connection with the merger negotiations, Sonnet and Chardan began a process of seeking a permanent financing in connection with the Merger. During December 2019, Sonnet and Chardan negotiated with certain of the investors regarding the proposed financing and provided updates on the process to Chanticleer on a regular basis, and certain of the investors provided Chardan and Lowenstein with a draft of a term sheet for the proposed financing, which the parties negotiated, culminating in its execution on December 13, 2019.

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On January 27, 2020, Lowenstein sent a draft of an amendment to the Merger Agreement to Libertas.

On February 4, the Chanticleer board approved the amendment to the Merger Agreement, the Merger, the disposition and the other transactions contemplated by the Merger Agreement, resolved to recommend that the stockholders of Chanticleer approve the necessary items pursuant to the Merger Agreement, approved the documents relating to the pre-merger financing, including the securities purchase agreement and approved the documents relating to the Bridge Financing, including the preferred securities purchase agreement.

On February 4, 2020, the Sonnet board approved the amendment to the Merger Agreement, the Merger, the disposition and the other transactions contemplated by the Merger Agreement, resolved to recommend that the shareholders of Sonnet approve the Merger, and approved the documents relating to the pre-merger financing, including the securities purchase agreement.

On February 7, 2020, Chanticleer, Sonnet and Chardan entered into the amendment to Chardan’s engagement agreement.

On February 7, 2020, Chanticleer, Sonnet and the investors entered into a securities purchase agreement and a registration rights agreement with the investor providing Sonnet’s permanent financing.

On February 7, 2020, Chanticleer, the merger sub and Sonnet entered into the amendment to the Merger Agreement.

On February 7, 2020, Chanticleer entered into the securities purchase agreement and related documents for the Bridge Financing.

On March 25, 2020, Chanticleer and Amergent executed the Disposition Agreement.

On March 25, 2020, Amergent, Chanticleer and Sonnet entered into an indemnification agreement providing that Chanticleer, Sonnet, and each of their respective directors, officers, stockholders and managers who assumes such role upon or following the Merger will be fully indemnified and held harmless by Amergent, to the greatest extent permitted under applicable law, for any and all claims in connection with the Spin-Off for a period of six years from the date of the disposition.

On March 31, 2020, Chanticleer and Amergent executed the Contribution Agreement.

On March 31, 2020, Amergent ratified the Disposition Agreement, accepted the Contribution Agreement, accepted the Debenture Refinancing documents and designated the class of preferred stock required to satisfy obligations under the Bridge Financing.

REASONS FOR THE MERGER AND THE SPIN-OFF

After discussion, in an action by unanimous written consent, the Chanticleer board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger are fair to, advisable and in the best interests of Chanticleer and its stockholders (ii) approved and declared advisable the Merger Agreement and the Merger, including the issuance of shares of Chanticleer common stock to the stockholders of Sonnet pursuant to the terms of the Merger Agreement and (iii) approved and declared advisable the Spin-Off.

In the course of its evaluation of the Merger Agreement, merger with Sonnet and Spin-Off, the Chanticleer board held numerous meetings, consulted with Chanticleer’s executive management, Chanticleer’s outside legal counsel and Chanticleer’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	the Chanticleer board’s belief that Chanticleer’s business, operational and financial prospects, including its cash position and inability to satisfy $3 million in debt obligations coming due December 31, 2019, and the substantially diminished price of its common stock make it highly unlikely Chanticleer will find financing alternatives in light of the closing condition of the $6,000,000 payment from Sonnet;
●	the Chanticleer board’s conclusion that the merger provides existing Chanticleer stockholders an opportunity to participate in the potential growth of post-merger Sonnet following the merger while still participating in the continuing business of Chanticleer through the Spin-Off, which is also expected to be a publicly traded company;

●	the approximately $15,900,000 valuation of Chanticleer in the context of the merger vis a vis the perceived value of Chanticleer reflected in the diminished price of its common stock;
●	the Chanticleer’s board’s belief that the Spin-Off Entity will be in a greatly enhanced financial position to continue the restaurant business of Chanticleer; and
●	the Chanticleer board’s consideration that post-merger Sonnet will be led by an experienced senior management team from Sonnet.

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The Chanticleer board also considered the recent results of operations and financial conditions of Chanticleer, including:

●	the loss of certain operational capabilities of Chanticleer, and risks associated with continuing to operate Chanticleer on a stand-alone basis, including limiting the number of employees to only those personnel essential to running a public company and relying on outside consultants and third-party contractors;
●	the results of substantial efforts made over several months to solicit alternate strategic transactions for Chanticleer on Chanticleer’s behalf;
●	the current financial market conditions and historical market prices, volatility and trading information with respect to Chanticleer common stock; and
●	the risks, costs and timing and limited amount, if any, that would be distributed to Chanticleer stockholders associated with a potential liquidation of Chanticleer, considering the rights of Chanticleer’s secured 8% debenture holders and the inability of Chanticleer to raise additional capital.

The Chanticleer board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the exchange ratio in the Merger Agreement, which was expected to give Chanticleer stockholders approximately 6% (and 2% through warrant coverage issued to the Spin-Off Entity) of the combined company’s outstanding stock, immediately following the merger, is financially attractive in light of Chanticleer’s standalone value, Chanticleer’s recent stock price, Chanticleer’s strategic alternatives, and the potential value of Sonnet following the merger;
●	the number and nature of the conditions to Sonnet’s obligations to consummate the merger;
●	the number and nature of the conditions to Chanticleer’s obligations to consummate the merger;
●	the rights of, and limitation on, Chanticleer under the Merger Agreement to consider certain unsolicited acquisition proposals under the certain circumstances, should Chanticleer receive a “superior offer”; and
●	the Chanticleer board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature.

The Chanticleer board also considered a variety of risks and other countervailing factors related to the Merger, including:

●	the up to $500,000 termination fee payable by Chanticleer to Sonnet upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Chanticleer stockholders;
●	the substantial expenses to be incurred by Chanticleer in connection with the Merger;
●	the possible volatility of the trading price of the Chanticleer common stock resulting from the announcement of the Merger;
●	the risks that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or failure to complete the Merger on the reputation of Chanticleer;
●	the risks to Chanticleer’ business, operations and financial results in the event that the Merger was not consummated;
●	the strategic direction of post-merger Sonnet, following the closing of the Merger, which will be determined by a board of directors designated entirely by Sonnet;
●	disruptions to the business as a result of the separation;
●	one-time costs of the separation – Spin-Off Entity will incur costs in connection with the transition to being
●	a stand-alone public; company that may include accounting, tax, legal and other professional services costs;
●	inability to realize anticipated benefits of the separation – Spin-Off Entity may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing the existing business of owning, operating and franchising fast casual dining concepts (“Spin-Off Business”); (ii) following the separation, Spin-Off Entity may be more susceptible to market fluctuations and other adverse events than if it were still a part of Chanticleer; and
●	various other risks associated with the combined company and the Merger and Spin-Off.

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The foregoing information and factors considered by the Chanticleer board are not intended to be exhaustive but are believed to include all of the material factors considered by the Chanticleer board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Chanticleer board did not find it useful, and did not attempt to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the Chanticleer board may have given weight to different factors. The Chanticleer board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, Chanticleer’s executive management and the financial advisors of Chanticleer, and considered the factors overall to be favorable to, and to support, its determination.

AGREEMENTS RELATED TO THE Spin-off

Following the separation and distribution, Amergent and Parent operate separately and independently.

Merger Agreement

Conditions to closing under the Merger Agreement impacting Amergent:

●	Completion of disposition of the Spin-Off Business;
●	Spin-Off Entity was required to assume all indebtedness or other liabilities not extinguished at the time of Merger;
●	The Spin-Off Entity was required to enter into an indemnification agreement, acceptable to Sonnet in form and substance, providing that Chanticleer, Sonnet, and each of their respective directors, officers, stockholders and managers who assumes such role upon or following the Merger will be fully indemnified and held harmless by the Spin-Off Entity, to the greatest extent permitted under applicable law, for any and all claims in connection with the Spin-Off for a period of six years from the date of the disposition; and
●	the Spin-Off Entity was required to obtain a tail insurance policy, acceptable to Sonnet in form and substance, in a coverage amount of at least $3 million, prepaid in full by the Spin-Off Entity, at no cost to the other parties, effective for at least six years following the consummation of the disposition, covering the Spin-Off Entity’s indemnification obligations.

Disposition Agreement

On March 16, 2020, pursuant to the Disposition Agreement between Chanticleer and Amergent dated March 25, 2020, the Chanticleer board of directors declared a dividend with respect to the shares of common stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Chanticleer common stock

Contribution Agreement

In connection with and prior to its merger with Sonnet, Chanticleer contributed and transferred to Amergent, a newly formed, wholly owned subsidiary of Chanticleer, all of Chanticleer’s business, operations, assets and liabilities, pursuant to the Contribution Agreement between Chanticleer and Amergent dated March 31, 2020. In exchange for the contribution, Chanticleer received 100% of the equity in Spin-Off Entity.

Indemnification Agreement and Tail Policy

On March 25, 2020, pursuant to the requirements of the Merger Agreement, Chanticleer, Sonnet and the Amergent entered into an indemnification agreement (“Indemnification Agreement”) providing that Amergent will fully indemnify and hold harmless each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the closing of the merger against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to or in connection with its disposition to Amergent.

In addition, pursuant to Merger Agreement, prior to closing of the Merger, the Spin-Off Entity acquired a tail insurance policy in a coverage amount of $3.0 million, prepaid in full by the Spin-Off Entity, at no cost to the indemnitees, and effective for at least six years following the consummation of the disposition, covering the Spin-Off Entity’s indemnification obligations to the indemnitees (referred to herein as the “Tail Policy”).

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Debenture Refinancing

In connection with and prior to the Merger and Spin-Off, pursuant to a securities purchase agreement between Chanticleer, Amergent, Oz Rey LLC, a Texas limited liability company, and certain other purchasers dated April 1, 2020, Chanticleer was released from all of its obligations under its 8% secured debentures. The 8% debentures were cancelled. In exchange Amergent (i) issued 10% secured convertible debentures in principal amount of $4,037,889 in Amergent to Oz Rey, LLC, (iii) issued 10-year warrants to purchase up to 2,462,400 shares of common stock to the purchasers at an exercise price of $0.125, and (ii) issued a 10-year warrant to purchase 462,600 shares of common stock to Oz Rey, LLC at an exercise price of $0.50 ($0.50 Warrants”) and (iii) remitted $2,000,000 of the proceeds of the Merger to Oz Rey, LLC (minus $650,000 previously advanced, plus expenses). The debenture may be converted at any time at the option of holder at the lower of $0.10 per share and the volume weighted average price for Amergent’s common stock 10 trading days immediately prior to delivery of the conversion notice. The warrants include a cashless exercise provision. The debentures and warrants include standard anti-dilution provisions as well as weighted average anti-dilution protection in the event Amergent shares are issued below either the exercise/conversion price of the warrants/debenture or the volume weighted average price of Amergent’s common stock for the five trading days immediately prior to issuance of such other securities. The obligation is subject to a first priority security interest in substantially all the assets (excluding the segregated account securing the repayment of the guaranteed return on Series 2 Preferred and Spin-Off Entity Warrant) of Amergent and is guaranteed by all Amergent’s subsidiaries.

The number of shares into which the debenture may be converted and the number of shares for which the warrants may be exercised will be limited to 19.9% of the shares of common stock outstanding on the original issue date as required to avoid a requirement from any trading market or exchange upon which Amergent’s common stock becomes traded or listed to receive shareholder approval of the transaction. Without this limitation, the number of shares issuable upon conversion of the debenture and exercise of the warrants exceeds the number of authorized shares of Amergent. The parties are currently in negotiations to address further limitations of beneficial ownership as well as the share deficiency.

Pursuant to a registration rights agreement, Amergent granted the investors registration rights for shares of common stock underlying the 10% secured convertible debenture and warrants.

Further, contingent upon the termination of Amergent’s interest in the Spin-Off Entity Warrant and Oz Rey, LLC’s cash exercise of $0.50 Warrants, Amergent will assign to Oz Rey, LLC, from the Spin-Off Entity Warrant, a warrant to purchase up to one share of Sonnet’s common stock for each twenty-six $.050 Warrants exercised, up to a maximum of 17,792 shares of Sonnet’s common stock.

For as long as Oz Rey, LLC holds 10% debentures, it has the right, but not the obligation, to appoint two directors (“Appointees”) to Amergent’s board. Amergent agreed that its board or governance committee, if it has one, will re-nominate the Appointees as a directors at annual meetings and recommend that stockholders vote “for” such Appointees at annual meetings. All proxies given to management also voted in favor of such Appointees. This right to designate the Appointees is subject to Nasdaq Listing Rules in the event Amergent seeks listing on one of the exchanges of the Nasdaq Stock Market.

SPIN-OFF PROCEEDS AND ASSUMED LIABILITIES

Cash Proceeds

In connection with the Merger, on April 1, 2020, Chanticleer received proceeds from Sonnet of $6,000,000.

Of these proceeds,

●	$2,929,987.37 was remitted directly to satisfy outstanding indebtedness and other liabilities of Chanticleer immediately prior to the closing, including the following: satisfaction in full of outstanding secured credit facilities with Towne Bank (formerly Paragon Bank), payment to Oz Rey, LLC pursuant to securities purchase agreement dated April 1, 2020 refinancing outstanding 8% debentures reducing principal and reimbursing expenses, redemption of Series 1 Preferred Stock, required payment to holders of certain outstanding warrants; repayment of bridge loan received from Sonnet, and payment of Chanticleer’s legal fees and expenses;
●	$1,250,000 was remitted directly, on behalf of Amergent, to a segregated cash account securing Amergent’s Series 2 Preferred Stock obligation, pursuant to the requirements of securities purchase agreement dated February 7, 2020; and
●	$1,820,012.63 was remitted to Amergent.

Spin-Off Entity Warrant

Pursuant to the Merger Agreement, Sonnet issued the Spin-Off Entity Warrant to Amergent. It is a warrant to purchase 186,161, representing 2% of the aggregate outstanding shares of Sonnet, at an exercise price per share of $0.01. It has 5-year term. The Spin-Off Entity Warrant may not be exercised for 180 days from the date of issuance and is a company asset. The underlying shares will not be distributed to shareholders when it is exercised.

Assumed Liabilities

Pursuant to the Merger Agreement, related Contribution Agreement and Distribution Agreement, Amergent assumed all liabilities of Chanticleer that were not paid-off at the effective time of the Merger.

Pursuant to the Indemnification Agreement, Amergent agreed to fully indemnify and hold harmless each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the closing of the Merger against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to or in connection with its disposition to Amergent. In addition, Amergent acquired the Tail Policy to cover its indemnification obligations to the indemnitees under the Indemnification Agreement. The Tail Policy of up to $3.0 million was prepaid in full by Amergent, at no cost to the indemnitees, and will be effective for six years following the consummation of the disposition.

As part of the Merger, all of the assets and liabilities of Chanticleers and its subsidiaries were contributed to Amergent.

Various subsidiaries of Amergent are delinquent in payment of payroll taxes to taxing authorities. As of March 31, 2020, approximately $2.6 million of employee and employer taxes (including estimated penalties and interest) was accrued but not remitted in years prior to 2019 to certain taxing authorities by certain of these subsidiaries for cash compensation paid. As a result, these subsidiaries are liable for such payroll taxes. These subsidiaries have received warnings and demands from the taxing authorities and management is prioritizing and working with the taxing authorities to make these payments in order to avoid further penalties and interest. Failure to remit these payments promptly could result in increased penalty fees. Of the approximately $2.6 million of liability accrued at March 31, 2020, $81,000 has subsequently been settled. Interest and penalties on the remaining liability are accruing at approximately $3,000 per month.

In connection with the Merger, former executive officer of Chanticleer, Richard Adams, filed a claim for damages against American Roadside Burgers, Inc., Chanticleer’s wholly owned subsidiary for unpaid severance. Mr. Adams received timely notification of non-renewal of his employment agreement, which expired December 31, 2019, but argues he is entitled severance benefits triggered by the Merger. Amergent has been advised by legal counsel that Mr. Adam’s claim is frivolous and that he has a low probability of success. Mr. Adams complaint alleges damages in an amount over $25,000.

Assumption of Series 2 Preferred Stock

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In connection with the Merger and Spin-Off, all 787 outstanding shares of Series 2 Preferred Stock of Chanticleer were automatically exchanged for substantially identical shares of preferred stock in Amergent. The holders of Series 2 Preferred also received an aggregate of 1,426,845 shares of common stock in Amergent. The Amergent board approved the certificate of designations rights and preferences of Series 2 Preferred Stock, more fully set forth in a certificate of designations filed with the Secretary of State of Delaware and authorized the designation and immediate issuance of 787 shares of Series 2 Preferred. In addition, pursuant to Chanticleer’s original agreement with the investors, Amergent issued 5-year warrants to purchase an aggregate of 350,000 shares of Amergent’s common stock to the investors at $1.25 per share. Each share of Series 2 Preferred has a stated value of $1,000. In the event the proceeds received by the investor from the sale of all the shares of common stock issued upon conversion of Series 2 Preferred Stock in both Amergent and its former Parent (“Conversion Shares”) do not equal at least $1,875,000 on August 10, 2020, Amergent must pay the investors an amount in cash equal to the difference between $1,875,000 and the proceeds previously realized by the investors from the sale of the Conversion Shares, net of brokerage commissions and any other fees incurred by investor in connection with the sale of Conversion Shares (the “True-Up payment”). The balance will be paid by Amergent out of either (i) the proceeds from the exercise by Amergent of existing Spin-off Entity Warrants to purchase shares of the common stock of Sonnet or (ii) from a segregated cash account. The segregated cash account was funded in the amount of $1,250,000 at closing of the Merger from $6,000,000 in proceeds received from Sonnet.

The True-up payment is accounted for as a derivative instrument. The fair value of the derivative was estimated using a Monte Carlo model and a liability of $529,000 was recorded at the Series 2 Preferred Stock issuance date. The fair value is updated at each reporting date and the liability was $826,000 at March 31, 2020 as reported in the interim combined and consolidated balance sheet, with the $297,000 increase in the liability recorded as an expense in the interim combined and consolidated statement of operations for the three months ended March 31, 2020. The liability will continue to be re-measured through the August 10, 2020 settlement date.

The Series 2 Preferred Stock is convertible at the option of holder at the lesser of (i) $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) or (ii) 90% of the five day average volume weighted average price of the common, provided the conversion price has a floor of $0.50 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) Conversion is subject to a beneficial ownership limitation of 4.99%. This limitation may be increased by the holder up to 9.99%, with 61 days’ notice. No dividends shall be declared or paid on the Series 2 Preferred Stock. Upon any liquidation, dissolution or winding-up of Amergent, the holder shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to 125% of the stated value plus any default interest and any other fees or liquidated damages then due and owing thereon under the certificate of designations, for each share of Series 2 Preferred before any distribution or payment shall be made to the holders of Amergent common stock. The holder of Series 2 Preferred will vote together with the holders of common stock as a single class on an as-converted basis on all matters presented to the holders of common stock and shall vote as a separate class on all matters presented to the holders of Series 2 Preferred. Assuming conversion of Series 2 Preferred Stock into common stock at either $0.50 or $1.00 per share the holders of the Series 2 Preferred Stock would receive 1,574,000 or 787,000 shares of common stock and entitled to that number of votes, respectively. In addition, without the approval of the holder, Amergent will not, (i) sell all or substantially all of its assets, merge or consolidate with another entity or voluntarily liquidate or dissolve the corporation, (ii) alter or change the rights, preferences or privileges of the Series 2 Preferred, (iii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series 2 Preferred Stock, (iv) amend its certificate of incorporation, as amended, or other charter documents in any manner that adversely affects any rights of the holder, (v) increase the number of authorized shares of Series 2 Preferred Stock, (vi) redeem any shares of capital stock of the company (other than any redemption of securities from officers or employees of the company pursuant to existing contractual arrangements with such officers or employees or in connection with the termination of their employment) or (vii) enter into any agreement with respect to any of the foregoing. Breach of Amergent’s obligations and other circumstances set forth in the Certificate of Designation will trigger a redemption event. The Certificate of Designations provides for customary adjustments in the event of dividends or stock splits and anti-dilution protection.

Assumption of 10% Debentures

See “Agreements Related to the Spin-Off-Debenture Refinancing” above.

TRANSFERABILITY OF SPIN-OFF SHARES

Once this Form 10 registration statement becomes effective, shares distributed in connection with the Spin-Off will be available for distribution to shareholders electronically and will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be affiliates. Persons who may be deemed to be affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Amergent, which may include certain executive officers, directors or principal stockholders. Securities held by affiliates will be subject to resale restrictions under the Securities Act. Affiliates will be permitted to sell shares of Amergent common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Amergent’s common stock is not publicly traded and there is currently no public market for our common stock. We have filed a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and have applied to have our common stock authorized for quotation on the OTCQB market of the OTC Markets Group, Inc., and our applications will be processed once this Form 10 becomes effective. However, there are no assurances that our common stock will be quoted on the OTCQB or any other quotation service, exchange or trading facility. An active public market for our common stock may not develop or be sustained. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all. We intend to request the symbol “BURG” to be issued in connection with the initiation of quotation on the OTCQB.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

The following is a discussion of certain material U.S. federal income tax consequences of the distribution of stock of subsidiary to the Parent stockholders that are U.S. holders (as defined below) following the transfer of all or substantially all of Parent’s assets and liabilities to subsidiary. The following discussion also sets forth the material U.S. federal income tax consequences to Parent resulting from the Spin-off of subsidiary to the stockholders of Parent that are U.S. holders.

This discussion is limited to holders who hold Parent common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”) (generally, property held for investment). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder (“Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), each as in effect as of the date of the Spin-off. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Parent common stock as described in this information statement.

This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Parent stockholder. In addition, it does not address consequences relevant to holders of Parent common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

●	persons who have a functional currency other than the U.S. dollar;

●	persons holding Parent common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Parent common stock and one or more other positions;

●	persons who are not U.S. holders as defined below and certain former citizens or former long-term residents of the United States;

●	banks, insurance companies, mutual funds, tax-exempt entities, governmental organizations, financial institutions, broker-dealers, dealers in securities or currencies, traders in securities, real estate investment trusts or regulated investment companies;

●	persons who do not hold their Parent common stock as a “capital asset” within the meaning of Section 1221 of the Code;

●	partnerships or other entities or arrangements classified as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities);

●	persons who own (or are deemed to own) 5% or more (by vote or value) of the outstanding shares of Parent common stock;

●	persons subject to special tax accounting rules under Section 451(b) of the Code;

●	persons who acquired their Parent common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	persons who own Parent common stock that is “section 306 stock” within the meaning of Section 306(c) of the Code; and

●	persons who hold their Parent common stock through individual retirement accounts or other tax-deferred accounts.

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For purposes of this discussion, a “U.S. holder” is a beneficial owner of Parent common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Parent common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Parent common stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Spin-off.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the Spin-off, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Spin-off, (iii) the tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Spin-off (whether or not they are in connection with the Spin-off), and (v) the tax consequences to holders of convertible debt or options, warrants or similar rights to purchase or acquire Parent common stock.

IN LIGHT OF THE FOREGOING, HOLDERS OF PARENT COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE SPIN-OFF, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OR UNDER ANY APPLICABLE TAX TREATY, AND ANY TAX REPORTING REQUIREMENTS OF THE SPIN-OFF AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

No ruling from the IRS has been or will be requested with respect to the tax consequences of the Spin-off. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in such opinions.

Tax Classification of the Spin-off in General

The Spin-off will not qualify for tax-free treatment under Section 355 of the Code, and will be a taxable distribution for U.S. federal income tax purposes. Parent stockholders will be treated as having received a distribution of property that does not qualify for tax-free treatment. The amount of that distribution will be equal to the fair market value of the subsidiary common stock received.

Tax Consequences of the Spin-off to Parent

To the extent that the fair market value of the common stock of the subsidiary at the time of the distribution is greater than Parent’s tax basis in the common stock of subsidiary, Parent will recognize gain. If the market value of the common stock of the subsidiary at the time of the distribution is less than Parent’s tax basis in the common stock of subsidiary, Parent will not recognize any loss. In the event that the Parent recognizes a gain on the distribution of the stock of the subsidiary, it is anticipated that the gain will be offset by net operating losses. All unused net operating losses will be retained by the Parent.

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Tax Consequences of the Spin-off to U.S. Holders

The distribution of subsidiary common stock should be treated as ordinary dividend income to the extent considered paid out of Parent’s current year or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of both current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder’s basis in Parent common stock and thereafter as capital gain. To the extent that any such amount is treated as a dividend, corporate U.S. holders should generally be eligible for the dividends received deduction and non-corporate U.S. holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. holders will take a tax basis in their subsidiary common stock equal to its fair market value on the date of receipt.

To the extent that the distribution of the subsidiary common stock constitutes an “extraordinary dividend” with respect to a particular U.S. holder, special rules may apply. In general, a dividend constitutes an “extraordinary dividend” if the amount of the dividend exceeds 10% of that U.S. holder’s tax basis in its stock. For purposes of this calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend to a corporate U.S. holder that both (i) claimed a dividends-received deduction with respect to the distribution and (ii) held its Parent common stock for two years or less, such U.S. holder will reduce its tax basis in its Parent common stock (but not below zero) by an amount determined by reference to the dividends received deduction claimed. If any corporate U.S. holder’s basis would be reduced below zero as a result of these rules, any excess would be treated as capital gain. In addition, if the portion (if any) of the distribution treated as a dividend qualifies as an extraordinary dividend to a non-corporate U.S. holder who had claimed a reduced rate for qualified dividend income on the distribution, such non-corporate U.S. holder may be required to treat a portion of any loss on a subsequent sale of its Parent common stock as long-term capital loss, regardless of its actual holding period.

The determination as to whether or not a distribution of property is a dividend, return of capital, or capital gain is governed by Section 301(c) of the Code. Property distributions made by a corporation to its shareholders out of either current year earnings and profits or out of accumulated earnings and profits are characterized as dividends. To the extent that portion of the distribution not characterized as a dividend exceeds the shareholders basis in the stock, it will be treated as gain from the sale or exchange of the property (capital gain).

With regards to the taxability of the distribution, a formal earnings and profits study has not been completed. However, based on the Parent’s historical losses as well as the projected loss for 2020 exceeding the fair market value of the subsidiary common stock, it is anticipated that the Parent will not have any current nor accumulated earnings and profits. As such, the distribution is not anticipated to be treated as a taxable dividend.

U.S. holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the Parent common stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend. Such election will generally be available if the fair market value of the Parent common stock as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.

Information Reporting and Backup Withholding

Payments of proceeds (if any) from the distribution of subsidiary common stock to a stockholder may be subject to information reporting to the IRS and, possibly, backup withholding. Backup withholding will not apply if the stockholder furnishes both a correct taxpayer identification number and a certification that such stockholder is not subject to backup withholding, or otherwise establishes that an exemption applies. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder of Parent common stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders of Parent common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE SPIN-OFF IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES.

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AVAILABLE INFORMATION

We have filed this registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as described herein. Statements made in this registration statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. As of the effective date of this registration statement, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

You may review a copy of this registration statement, including its exhibits and schedules, and other reports we will file with the SEC at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov.

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FORM 10 INFORMATION

ITEM 1. BUSINESS

Overview

Amergent is in the business of owning, operating and franchising fast casual dining concepts domestically and internationally.

We operate and franchise a system-wide total of 46 fast casual restaurants of which 35 are company-owned and included in our consolidated and combined financial statements, and 11 are owned and operated by franchisees under franchise agreements.

American Burger Company (“ABC”) is a fast-casual dining chain consisting of 5 locations in North Carolina and New York, known for its diverse menu featuring fresh salads, customized burgers, milk shakes, sandwiches, and beer and wine.

BGR: The Burger Joint (“BGR”) was acquired in March 2015 and currently consists of 8 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East (2 of the franchisee-operated locations were purchased by the Company in 2018 and became company-owned locations).

Little Big Burger (“LBB”) was acquired in September 2015 and currently consists of 20 company-owned locations in the Portland, Oregon, Seattle, Washington, and Charlotte, North Carolina areas. Of the company-owned restaurants, 10 of those locations are operated under partnership agreements with investors we have determined we are the primary beneficiary as we control the management and operations of the stores and the partner supplies the capital to open the store in exchange for a noncontrolling interest.

Through the use of partnerships, the Company partners with private investors who contribute all or substantially all of the capital required to open a restaurant in return for an ownership interest in the LLC and an economic interest in the net income of the restaurant location. The Company manages the operations of the restaurant in return for a management fee and an economic interest in the net income of the restaurant location. While terms may vary by LLC, the investor generally contributes between $250,000 and $350,000 per location and is entitled to 80% of the net income of the LLC until such time as the investor recoups the initial investment and the investor return on net income changes from 80% to 50%. The Company contributes the intellectual property and management related to operating a Little Big Burger, manages the construction, opening and ongoing operations of the store in return for a 5% management fee and 20% of net income until such time as the investor recoups the initial investment and the Company return on net income changes from 20% to 50%.

Additionally, we utilize franchise agreements to allow third parties to franchise a restaurant, and thus, are able to utilize the intellectual property, trademark, and trade dress in return for a franchise fee. The franchise agreement provides the franchisee with a designated territory or marketing area for an initial term of 10 years, with four successive five- year renewals. An upfront fee of $40,000 is required along with a $5,000 renewal fee and continuing fees based on a percent of revenues. We recognize the upfront fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee revenues (typically 5.5%) and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Franchises must be operated in strict compliance with our operations manual, which prescribes staffing requirements, minimum months, days and hours of operation, techniques and processes for service, length and method of training personnel, working capital and inventory requirements, accounting system and other operational standards. We provide up to five days of on-site training at no charge to franchisee. Additional on-site training may be requested by franchisee and will be provided at a daily rate of $500. We have the right to approve the property lease for each new franchise. We maintain image control and may direct a franchise to remodel. We provide specifications for equipment, safety and security, subject to additional location regulations. Franchisees must utilize designated, approved suppliers or obtain pre-approval of any new supplier. Franchisees have certain prescribed marketing requirements and we may require franchisee to contribute a percentage of net sales to a regional brand development fund. Further, we may require certain of franchisee’s personnel to attend an annual conference or all franchisee’s personnel to attend refresher training, at franchisee’s sole expense.

Franchisees have sole control over the day-to-day operations of the franchise. The franchisee is responsible for the hiring and termination of its personnel and compliance with applicable laws. Franchisee must sell wine and beer at the store and may opt to sell other alcoholic beverages. Franchisee is responsible for obtaining all required business licenses, including liquor licenses and to carry required insurance.

Any improvements or new concepts developed by a franchisee (such as improvements to proprietary recipes, equipment, merchandise or software) belong to us. Our franchise agreement contains confidentiality and non-disclosure covenants and franchisee must require its personnel to execute confidentiality and non-disclosure agreements.

We also operate 1 Hooters full-service restaurants in the United States, and 1 location in the United Kingdom. Hooters restaurants, which are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls. Amergent started initially as an investor in Hooters of America and, subsequently evolved into a franchisee operator. We continue to hold a minority investment in corporate owned Hooters. However, we do not currently intend to open additional Hooters restaurants and instead plan to utilize the cash flows from these two restaurants to support growth in our other fast casual brands.

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Restaurant Geographic Locations

United States

We currently operate ABC, BGR and LBB restaurants in the United States. ABC is in North Carolina and New York. BGR operates company restaurants in the mid-Atlantic region of the United States, as well as franchise locations across the US and internationally. LBB operates in Oregon, Washington and North Carolina. We operate Hooters restaurants in Portland, Oregon. We also operate gaming machines in Portland, Oregon under license from the Oregon Lottery Commission.

Europe

We currently own and operate one Hooters restaurant in the United Kingdom located in Nottingham, England.

Competition

The restaurant industry is extremely competitive. We compete with other restaurants on the taste, quality and price of our food offerings. Additionally, we compete with other restaurants on service, ambience, location and overall customer experience. We believe that we compete primarily with local and regional sports bars and national casual dining and quick casual establishments, and to a lesser extent with quick service restaurants in general. Many of our competitors are well-established national, regional or local chains and many have greater financial and marketing resources than we do. We also compete with other restaurant and retail establishments for site locations and restaurant employees.

Proprietary Rights

We have trademarks and trade names associated with American Burger, BGR and Little Big Burger. We believe that the trademarks, service marks and other proprietary rights that we use in our restaurants have significant value and are important to our brand-building efforts and the marketing of our restaurant concepts. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

We also use the “Hooters” mark and certain other service marks and trademarks used in our Hooters restaurants pursuant to our franchise agreements with Hooters of America.

Government Regulation

Environmental regulation

We are subject to a variety of federal, state and local environmental laws and regulations. Such laws and regulations have not had a significant impact on our capital expenditures, earnings or competitive position.

Local regulation

Our locations are subject to licensing and regulation by a number of government authorities, which may include health, sanitation, safety, fire, building and other agencies in the countries, states or municipalities in which the restaurants are located. Opening sites in new areas could be delayed by license and approval processes or by more requirements of local government bodies with respect to zoning, land use and environmental factors. Our agreements with our franchisees require them to comply with all applicable federal, state and local laws and regulations.

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Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control. We are subject to various regulations by foreign governments related to the sale of food and alcoholic beverages and to health, sanitation and fire and safety standards. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation.

Franchise regulation

We must comply with regulations adopted by the Federal Trade Commission (the “FTC”) and with several state and foreign laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising (“FTC Rule”) and certain state and foreign laws require that we furnish prospective franchisees with a franchise disclosure document containing information prescribed by the FTC Rule and applicable state and foreign laws and regulations. We register the disclosure document in domestic and foreign jurisdictions that require registration for the sale of franchises. Our domestic franchise disclosure document complies with FTC Rule and various state disclosure requirements, and our international disclosure documents comply with applicable requirements.

We also must comply with state and foreign laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s ability to: terminate or not renew a franchise without good cause; interfere with the right of free association among franchisees; disapprove the transfer of a franchise; discriminate among franchisees regarding charges, royalties and other fees; and place new stores near existing franchises. Bills intended to regulate certain aspects of franchise relationships have been introduced into the United States Congress on several occasions during the last decade, but none have been enacted.

Employment regulations

We are subject to state and federal employment laws that govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. Many of our employees are paid at rates which are influenced by changes in the federal and state wage regulations. Accordingly, changes in the wage regulations could increase our labor costs. The work conditions at our facilities are regulated by the Occupational Safety and Health Administration and are subject to periodic inspections by this agency. In addition, the enactment of recent legislation and resulting new government regulation relating to healthcare benefits may result in additional cost increases and other effects in the future.

Gaming regulations

We are also subject to regulations in Oregon where we operate gaming machines. Gaming operations are generally highly regulated and conducted under the permission and oversight of the state or local gaming commission, lottery or other government agencies.

Other regulations

We are subject to a variety of consumer protection and similar laws and regulations at the federal, state and local level. Failure to comply with these laws and regulations could subject us to financial and other penalties.

Seasonality

The sales of our restaurants may peak at various times throughout the year due to certain promotional events, weather and holiday related events. For example, our domestic fast casual restaurants tend to peak in the Spring, Summer and Fall months when the weather is milder. Quarterly results also may be affected by the timing of the opening of new stores and the closing of existing stores. For these reasons, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Employees

At March 31, 2020, our locations had approximately 325 employees, including 10 in the United Kingdom, and 315 in the United States.

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ITEM 1A. RISK FACTORS

We operate in a continually changing business environment in which new risk factors emerge from time to time. We can neither predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statement. If any of these risks, or combination of risks, actually occurs, our business, financial condition and results of operations could be seriously and materially harmed, and the trading price of our common stock could decline. All forward-looking statements in this document are based on information available to us as of the date hereof, and we assume no obligations to update any such forward-looking statements.

Risks Related to our Company and Industry

We have not been profitable to date and operating losses could continue.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. Future profitability is difficult to predict with certainty. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections or we are unable to reduce operating expenses, our business, financial condition and operating results will be materially adversely affected.

Our financial statements have been prepared assuming a going concern.

Our financial statements as of and for the year ended December 31, 2019 and as of and for the three months ended March 31, 2020 were prepared under the assumption that we will continue as a going concern for the next twelve months from the date of issuance of these financial statements. Our independent registered public accounting firm has issued a report related to our annual financial statements that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, re-negotiate or extend existing indebtedness, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. We may not be able to refinance or extend our debt or obtain additional capital on reasonable terms. Our financial statements do not include adjustments that would result from the outcome of this uncertainty.

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Any prior acquisitions, as well as future acquisitions, may have unanticipated consequences that could harm our business and our financial condition.

Any acquisition that we pursue, whether successfully completed or not, involves risks, including:

●	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

●	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

●	problems retaining key personnel;

●	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

●	potential unknown liabilities;

●	difficulties of integration and failure to realize anticipated synergies; and

●	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions of restaurants or other businesses, which may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

There are risks inherent in expansion of operations, including our ability to generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way.

We cannot project with certainty the number of new restaurants we and our franchisees will open. Our failure to effectively develop locations in new territories would adversely affect our ability to execute our business plan by, among other things, reducing our revenues and profits and preventing us from realizing our strategy. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us.

The number of openings and the performance of new locations will depend on various factors, including:

●	the availability of suitable sites for new locations;

●	our ability to negotiate acceptable lease or purchase terms for new locations, obtain adequate financing, on favorable terms, required to construct, build-out and operate new locations and meet construction schedules, and hire and train and retain qualified restaurant managers and personnel;

●	managing construction and development costs of new restaurants at affordable levels;

●	the establishment of brand awareness in new markets; and

●	the ability of our Company to manage expansion.

Additionally, competition for suitable restaurant sites in target markets is intense. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability.

New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. We may also incur higher costs from entering new markets if, for example, we assign regional managers to manage comparatively fewer restaurants than in more developed markets.

We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

Not all of these factors are within our control or the control of our partners, and there can be no assurance that we will be able to accelerate our growth or that we will be able to manage the anticipated expansion of our operations effectively.

19

We have debt financing arrangements that could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

●	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

●	require us to dedicate significant future cash flows to the repayment of debt, reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations. Failure to successfully recapitalize the business could have a material adverse effect on our business, financial condition and results of operations.

Various subsidiaries of the Company are delinquent in payment of payroll taxes to taxing authorities prior to the current year when previous management was in place, and a failure to remit these payments promptly or through settlements could have a material adverse effect on our business, financial condition and results of operations.

As of March 31, 2020, approximately $2.6 million of employee and employer taxes (including estimated penalties and interest) has been accrued but not remitted in years prior to 2019 to certain taxing authorities by certain subsidiaries of the Company for cash compensation paid. As a result, these subsidiaries of the Company are liable for such payroll taxes. These various subsidiaries of the Company have received warnings and demands from the taxing authorities and management is prioritizing and working with the taxing authorities to make these payments in order to avoid further penalties and interest. Failure to remit these payments promptly could result in increased penalty fees and have a material adverse effect on our business, financial condition and results of operations. Of the approximately $2.6 million of liability accrued at March 31, 2020, $81,000 has subsequently been settled. Interest and penalties on the remaining liability are accruing at approximately $3,000 per month.

Litigation and unfavorable publicity could negatively affect our results of operations as well as our future business.

We are subject to potential for litigation and other customer complaints concerning our food safety, service and/or other operational factors. Guests may file formal litigation complaints that we are required to defend, whether we believe them to be true or not. Substantial, complex or extended litigation could have an adverse effect on our results of operations if we incur substantial defense costs and our management is distracted. Employees may also, from time to time, bring lawsuits against us regarding injury, discrimination, wage and hour, and other employment issues. Additionally, potential disputes could subject us to litigation alleging non-compliance with franchise, development, support service, or other agreements. Additionally, we are subject to the risk of litigation by our stockholders as a result of factors including, but not limited to, performance of our stock price.

In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, but we cannot provide assurance that this insurance will be adequate in the event we are found liable in a dram shop case.

In recent years there has been an increase in the use of social media platforms and similar devices that allow individuals’ access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate in its impact. A variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about our Company, exposure of personally identifiable information, fraud or outdated information. The inappropriate use of social media platforms by our guests, employees or other individuals could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation, and create an adverse change in the business climate that impairs goodwill. If we are unable to quickly and effectively respond, we may suffer declines in guest traffic, which could materially affect our financial condition and results of operations.

20

Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our internal control and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our franchise restaurants will maintain the high levels of internal control and training we require at our company-operated restaurants.

Furthermore, we and our franchisees rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant revenue nationwide if highly publicized on national media outlets or through social media.

This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. Several other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could have a material adverse effect on our business, financial condition and results of operations.

We operate in the highly competitive restaurant industry. If we are not able to compete effectively, it will have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from restaurants in the fast-casual dining and traditional fast food segments of the restaurant industry. These segments are highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambience and condition of each restaurant. Our competition includes a variety of locally owned restaurants and national and regional chains offering dine-in, carry-out, delivery and catering services. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors are a number of multi-unit, multi-market, fast casual restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing and more efficient operations. Additionally, we face the risk that new or existing competitors will copy our business model, menu options, presentation or ambience, among other things.

Any inability to successfully compete with the restaurants in our markets and other restaurant segments will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenue and profitability. Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. Several of our competitors compete by offering menu items that are specifically identified as low in carbohydrates, gluten-free or healthier for consumers. In addition, many of our traditional fast food restaurant competitors offer lower-priced menu options or meal packages or have loyalty programs. Our sales could decline due to changes in popular tastes, “fad” food regimens, such as low carbohydrate diets, and media attention on new restaurants. If we are unable to continue to compete effectively, our traffic, sales and restaurant contribution could decline which would have a material adverse effect on our business, financial condition and results of operations.

21

We do not have full operational control over the franchisee-operated restaurants.

We are and will be dependent on our franchisees to maintain quality, service and cleanliness standards, and their failure to do so could materially affect our brands and harm our future growth. Our franchisees have flexibility in their operations, including the ability to set prices for our products in their restaurants, hire employees and select certain service providers. In addition, it is possible that some franchisees may not operate their restaurants in accordance with our quality, service and cleanliness, health or product standards. Although we intend to take corrective measures if franchisees fail to maintain high quality service and cleanliness standards, we may not be able to identify and rectify problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

Our business could be adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences.

Our success depends, in part, upon the popularity of our food products. Shifts in consumer preferences away from our restaurants or cuisine could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. A continuing decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, and business and financial condition.

Increases in costs, including food, labor and energy prices, will adversely affect our results of operations.

Our profitability is dependent on our ability to anticipate and react to changes in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supply costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh meat and produce subject us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors, suppliers and distributors at a reasonable cost. We do not control the businesses of our vendors, suppliers and distributors, and our efforts to specify and monitor the standards under which they perform may not be successful. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which would have a material adverse effect on our business, financial condition and results of operations.

Furthermore, if our current vendors or other suppliers are unable to support our expansion into new markets, or if we are unable to find vendors to meet our supply specifications or service needs as we expand, we could likewise encounter supply shortages and incur higher costs to secure adequate supplies, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in employment laws and minimum wage standards may adversely affect our business.

Labor is a primary component in the cost of operating our restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase, and our growth could be negatively impacted.

In addition, our success depends in part upon our ability to attract, motivate and retain enough well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to keep pace with our expansion schedule. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced significant problems in recruiting or retaining employees, our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition and results of operations.

22

Various federal and state employment laws govern the relationship with our employees and impact operating costs. These laws include employee classification as exempt or non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could have a material adverse effect on our business, financial condition and results of operations:

●	Minimum wages;
●	Mandatory health benefits;
●	Vacation accruals;
●	Paid leaves of absence, including paid sick leave; and
●	Tax reporting.

We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks arising under federal and state labor laws.

We are subject to risks under federal and state labor laws, including disputes concerning whether and when a union can be organized, and once unionized, collective bargaining rights, various issues arising from union contracts, and matters relating to a labor strike. Labor laws are complex and differ vastly from state to state.

We are subject to the risks associated with leasing space subject to long-term non-cancelable leases.

We lease all the real property and we expect the new restaurants we open in the future will also be leased. We are obligated under non-cancelable leases for our restaurants and our corporate headquarters. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant contingent rent on these properties based on the thresholds in those leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases.

If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These potential increased occupancy costs and closed restaurants could have a material adverse effect on our business, financial condition and results of operations.

As of March 31, 2020, there were three restaurants that the Company had abandoned and maintained its operating lease liabilities as the Company had not negotiated the termination of the underlying leases with its landlord. Such liabilities amount to approximately $2.3 million at March 31, 2020 and are reflected as operating lease liabilities on the interim consolidated and combined balance sheet included in this registration statement.

We are not contractually obligated to guarantee leasing arrangements between franchisees and their landlords.

Our business and the growth of our Company are dependent on the skills and expertise of management and key personnel.

During the upcoming stages of our Company’s anticipated growth, we are entirely dependent upon the management skills and expertise of our management and key personnel. We do not have employment agreements with many of our executive officers. The loss of services of our executive officers could dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

●	they have specialized knowledge about our company and operations;
●	they have specialized skills that are important to our operations; or
●	they would be particularly difficult to replace.

If the services of any key management personnel ceased to be available to us, our growth prospects or future operating results may be adversely impacted.

23

Our food service business, gaming revenues and the restaurant industry are subject to extensive government regulation.

We are subject to extensive and varied country, federal, state and local government regulation, including regulations relating to public health, gambling, safety and zoning codes. We operate each of our locations in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if we could not obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate experiencing any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular location or group of restaurants.

We may be subject to significant foreign currency exchange controls in certain countries in which we operate.

Certain foreign economies have experienced shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries. Any shortages or restrictions may impede our ability to convert these currencies into U.S. dollars and to transfer funds, including for the payment of dividends or interest or principal on our outstanding debt. If any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

Our foreign operations subject us to risks that could negatively affect our business.

One of our Hooters restaurants and some of our franchisee-owned restaurants operate in foreign countries and territories outside of the U.S. As a result, our business is exposed to risks inherent in foreign operations. These risks, which can vary substantially by market, include political instability, corruption, social and ethnic unrest, changes in economic conditions (including wage and commodity inflation, consumer spending and unemployment levels), the regulatory environment, tax rates and laws and consumer preferences as well as changes in the laws and policies that govern foreign investment in countries where our restaurants are operated.

In addition, our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, which may adversely affect reported earnings. More specifically, an increase in the value of the United States Dollar relative to other currencies, such as the British Pound, could have an adverse effect on our reported earnings. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition or cash flows.

We may not attain our target development goals and aggressive development could cannibalize existing sales.

Our growth strategy depends in large part on our ability to open new stores (either directly or through franchisees or joint venture partners). The successful development of new units will depend in large part on our ability and the ability of our franchisees to open new restaurants and to operate these restaurants on a profitable basis. We cannot guarantee that we, or our franchisees or joint venture partners, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results like those of our existing restaurants. Other risks that could impact our ability to increase our ability to open new stores include prevailing economic conditions and our, or our franchisees’ and joint venture partners’, ability to obtain suitable restaurant locations, obtain required permits and approvals in a timely manner and hire and train qualified personnel.

Our franchisees and joint venture partners also frequently depend upon financing from banks and other financial institutions in order to construct and open new restaurants. If it becomes more difficult or expensive for them to obtain financing to develop new restaurants, our planned growth could slow, and our future revenue and cash flows could be adversely impacted.

In addition, the new restaurants could impact the sales of our existing restaurants nearby. It is not our intention to open new restaurants that materially cannibalize the sales of our existing restaurants. However, as with most growing retail and restaurant operations, there can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets over time.

24

Pandemics or disease outbreaks, such as the recent outbreak of the novel coronavirus (COVID-19 virus), have disrupted, and may continue to disrupt, our business, and have materially affected our operations and results of operations.

Pandemics or disease outbreaks such as the novel coronavirus (COVID-19 virus) have and may continue to have a negative impact on customer traffic at our restaurants, may make it more difficult to staff our restaurants and, in more severe cases, may cause a temporary inability to obtain supplies and/or increase to commodity costs and have caused closures of affected restaurants, sometimes for prolonged periods of time. We have temporarily shifted to a “to-go” only operating model, suspending sit-down dining. We have also implemented closures, modified hours or reductions in onsite staff, resulting in cancelled shifts for some of our employees. COVID-19 may also materially adversely affect our ability to implement our growth plans, including delays in construction of new restaurants, or adversely impact our overall ability to successfully execute our plans to enter into new markets. These changes have negatively impacted our results of operations, and these and any additional changes may materially adversely affect our business or results of operations in the future, and may impact our liquidity or financial condition, particularly if these changes are in place for a significant amount of time. In addition, our operations could be further disrupted if any of our employees or employees of our business partners were suspected of having contracted COVID19 or other illnesses since this could require us or our business partners to quarantine some or all such employees or close and disinfect our impacted restaurant facilities. If a significant percentage of our workforce or the workforce of our business partners are unable to work, including because of illness or travel or government restrictions in connection with pandemics or disease outbreaks, our operations may be negatively impacted, potentially materially adversely affecting our business, liquidity, financial condition or results of operations. Furthermore, such viruses may be transmitted through human contact, and the risk of contracting viruses could continue to cause employees or guests to avoid gathering in public places, which has had, and could further have, adverse effects on our restaurant guest traffic or the ability to adequately staff restaurants, in addition to the measures we have already taken with respect to shifting to a “to-go” only operating model. We could also be adversely affected if government authorities continue to impose restrictions on public gatherings, human interactions, operations of restaurants or mandatory closures, seek voluntary closures, restrict hours of operations or impose curfews, restrict the import or export of products or if suppliers issue mass recalls of products. Additional regulation or requirements with respect to the compensation of our employees could also have an adverse effect on our business. Even if such measures are not implemented and a virus or other disease does not spread significantly within a specific area, the perceived risk of infection or health risk in such area may adversely affect our business, liquidity, financial condition and results of operations. The COVID-19 pandemic and mitigation measures have also had an adverse impact on global economic conditions, which could have an adverse effect on our business and financial condition. Our revenue and operating results may be affected by uncertain or changing economic and market conditions arising in connection with and in response to the COVID-19 pandemic, including prolonged periods of high unemployment, inflation, deflation, prolonged weak consumer demand, a decrease in consumer discretionary spending, political instability or other changes. The significance of the operational and financial impact to us will depend on how long and widespread the disruptions caused by COVID-19, and the corresponding response to contain the virus and treat those affected by it, prove to be. Currently, many states and municipalities in the U.S. and abroad have temporarily suspended the operation of restaurants in light of COVID-19. The ability of local and international authorities in containing COVID-19 and limiting the spread of infections will impact our business operations. While some state and local governments in the U.S. have started to remove or ease restrictions on certain businesses, including restaurants, there is no guarantee when other jurisdictions will change their current policies, and jurisdictions that have reduced restrictions may reintroduce restrictions in the future if circumstances change.

Changing conditions in the global economy and financial markets may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances. In addition, we may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs in the event of adverse market conditions. Future instability in these markets could limit our ability to access the capital we require to fund and grow our business.

We have identified material weaknesses in our internal control and procedures and internal control over financial reporting. If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. We have re-evaluated our internal control over financial reporting and our disclosure controls and procedures and concluded that they were not effective as of March 31, 2020 and we concluded there was a material weakness in the design of our internal control over financial reporting.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that we identified related to our financial close process including maintaining a sufficient compliment of personnel commensurate with our accounting and financial reporting requirements as well as development and extension of controls over the recording of journal entries and proper cut-off of accounts payable and accrued expenses at period end.

The Company is committed to remediating its material weaknesses as promptly as possible. Implementation of the Company’s remediation plans has commenced and is being overseen by the audit committee. As part of its remediation efforts, the Company hired a person with technical accounting experience in June 2020. Further, the Company is in the process of designing and implementing procedures for control over the segregation of duties for the preparation of, approval and recording of journal entries and procedure to obtain the proper cut-off of accounts payable and accrued expenses in a period. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock and we could fail to meet our financial reporting obligations.

Changes to accounting rules or regulations may adversely affect the reporting of our results of operations.

Changes to existing accounting rules or regulations may impact the reporting of our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, new accounting rules will require lessees to capitalize operating leases in their financial statements in future periods which will require us to record significant right of use assets and lease obligations on our balance sheet. This and other future changes to accounting rules or regulations could have a material adverse effect on the reporting of our business, financial condition and results of operations. In addition, many existing accounting standards require management to make subjective assumptions, such as those required for stock compensation, tax matters, franchise accounting, acquisitions, litigation, and asset impairment calculations. Changes in accounting standards or changes in underlying assumptions, estimates and judgments by our management could significantly change our reported or expected financial performance.

25

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, tradenames and other proprietary intellectual property, including our name and logos and the unique ambience of our restaurants. While it is our policy to protect and defend vigorously our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our restaurant concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and could divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, we license certain of our proprietary intellectual property, including our name and logos, to third parties. For example, we grant our franchisees and licensees a right to use certain of our trademarks in connection with their operation of the applicable restaurant. If a franchisee or other licensee fails to maintain the quality of the restaurant operations associated with the licensed trademarks, our rights to, and the value of, our trademarks could potentially be harmed. Negative publicity relating to the franchisee or licensee could also be incorrectly associated with us, which could harm our business. Failure to maintain, control and protect our trademarks and other proprietary intellectual property would likely have a material adverse effect on our business, financial condition and results of operations and on our ability to enter into new franchise agreements.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

Most of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have a material adverse effect on our business, financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on our business and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our restaurants, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

26

Adverse weather conditions could affect our sales.

Adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and hurricanes, could affect our sales at restaurants in locations that experience these weather conditions, which could materially adversely affect our business, financial condition or results of operations.

The uncertainty surrounding the effect of Brexit may impact our UK operations.

The uncertainty surrounding the effect of Brexit, including the uncertainty in relation to the legal and regulatory framework for the UK and its relationship with the remaining members of the EU (including, in relation to trade) after Brexit was effected in January 2020, has caused increased economic volatility and market uncertainty globally. It is too early to ascertain the long-term effects.

Negative publicity could reduce sales at some or all our restaurants.

We may, from time to time, be faced with negative publicity relating to food quality and integrity, the safety, sanitation and welfare of our restaurant facilities, customer complaints, labor issues, or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing and other policies, practices and procedures, employee relationships and welfare or other matters at one or more of our restaurants. Negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis and negative publicity from our franchised restaurants may also significantly impact company-operated restaurants. A similar risk exists with respect to food service businesses unrelated to us, if customers mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. These types of employee claims could also be asserted against us, on a co-employer theory, by employees of our franchisees. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

The interests of our franchisees may conflict with ours or yours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement and the terms and conditions of the franchisee/franchisor relationship or have interests adverse to ours. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.

In addition, various state and federal laws govern our relationship with our franchisees and our potential sale of a franchise. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.

Risks Relating to the Spin-Off

We may not realize the potential benefits from the Spin-Off.

We may not realize the potential benefits that we expect from our Spin-Off from Chanticleer. We have described those anticipated benefits elsewhere in Form 10. See “The Spin-Off–Reasons for the Spin-Off.” We will incur additional ongoing costs related to the transition to becoming an independent public company, which may exceed our estimates, and we will likely incur some negative effects from our separation from our Parent.

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The Spin-Off does not qualify as a tax-free transaction, and therefore you and our Parent could be subject to material amounts of taxes.

The distribution of our shares by our Parent pursuant to this Form 10 does not qualify as a tax-free spin-off to our Parent’s shareholders under Section 355 of the Code. As a consequence, you could be subject to material amounts of taxes. Each U.S. holder of our Parent’s common stock who received our common stock in the Spin-Off will generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of our common stock received. That distribution will be taxable to each such shareholder as a dividend to the extent of such shareholder’s share of our Parent’s current and accumulated earnings and profits. For each such shareholder, any amount that exceeded its share of our Parent’s earnings and profits will be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in his or her or its Parent common stock with any remaining amount being taxed as a capital gain. Our Parent will be subject to tax as if it had sold common stock in a taxable sale for their fair market value and would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares.

The Spin-Off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.

Disputes with third parties could arise out of the distribution, and we could experience unfavorable reactions to the distribution from employees, investors, or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial position, and results of operations. In addition, following the Spin-Off, disputes between us and Sonnet could arise in connection with any of the Indemnification Agreement or other agreements between the parties.

Our potential indemnification obligations pursuant to the Indemnification Agreement could materially adversely affect us.

Under the Indemnification Agreement we have an obligation to indemnify Sonnet for liabilities associated with our business and the assets and liabilities distributed to us or our subsidiaries in connection with the Spin-Off.  We have obtained a Tail Policy with policy limits in the amount of $3,000,000 to cover such liabilities; however, if we have to indemnify our Parent for unanticipated liabilities in excess of this amount, the cost of such indemnification obligations may have a material and adverse effect on our financial performance.

A court could deem the Spin-Off to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

If the transaction is challenged by a third party, a court could deem the distribution by our Parent of our common stock or certain internal restructuring transactions undertaken by us in connection with the Spin-off to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our stockholders to return to us some or all of the shares of our common stock issued in the Spin-off or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors.

Our suppliers, vendors or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our suppliers, vendors or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

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Our 10% Secured Debentures in favor of Oz Rey, LLC (“Oz Rey”) contains financial and other covenants that, if breached, could trigger default.

Pursuant to our 10% Secured Debentures dated April 1, 2020 in favor of Oz Rey, we are required to:

·	maintain a positive EBITDA
·	timely file all reports required by Section 12(g) or Section 15(d) of the Exchange Act
·	maintain positive net earnings;
·	maintain a minimum market capitalization (based upon the number of shares of common stock outstanding and a 30-day VWAP) of at least $5,500,000
·	use commercially reasonable efforts to list the common stock on a Nasdaq Stock Market exchange;
·	cause the common stock to trade on the OTCQX or the OTCQB as soon as is practicable following the Closing and in any event, cause such listing to occur within 90 days of the closing.

Any breach that is not waived by Oz Rey could trigger default.

Oz Rey beneficially owns approximately 75% of our common stock and has right to appoint two directors to our board. Although Oz Rey does not currently hold any of our outstanding common stock, Oz Rey may greatly influence the outcome of all matters on which stockholders vote.

Because Oz Rey beneficially owns approximately 75%* of our common stock (based on shares underlying convertible 10% debenture and currently exercisable warrants), it may greatly influence the outcome of all matters on which stockholders vote. Oz Rey also has the right to appoint two directors to our board, which right Oz Rey has not yet exercised. As a result, Oz Rey is able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider. (Beneficial ownership is calculated pursuant to Section 13d-3 of the Securities Exchange Act of 1934, as amended, and includes shares underlying derivative securities which may be exercised or converted within 60 days.)

*Oz Rey’s beneficial ownership will be limited to 19.9% of the shares of common stock outstanding on the original issue date if required to avoid a requirement from any trading market or exchange upon which Amergent’s common stock becomes traded or listed to receive shareholder approval of the transaction. The parties are currently in negotiations to address further limitations of beneficial ownership, but there can be no assurances negotiations will result in material changes to this provision.

Oz Rey’s interests may not always coincide with the interests of other holders of our common stock.

Oz Rey is a secured creditor of Amergent, holding a first priority secured note with a principal balance of $4,037,889, guaranteed by all of our subsidiaries. Oz Rey’s security interest is subordinate only to certain interests of holders of our Series 2 Preferred stock and guaranteed by all Amergent’s subsidiaries. As such, Oz Rey’s interests may not always coincide with the interests of other holders of Reed’s common stock.

The 10% debenture has been recorded as a liability and all outstanding warrants issued in the Debenture Refinancing transaction to purchase up to 2,925,000 shares of common stock will be recorded as liabilities as the Company does not have sufficient shares to satisfy the conversion.

If the authorized shares are not increased sufficiently to cover shares issuable upon conversion of the debenture and exercise of the warrants and a conversion floor established, the result could be these securities and others being recorded as liabilities in our financial statements which could negatively impacting our financial statements.

We have insufficient authorized shares to cover conversion in full of Oz Rey’s 10% debenture in the principal amount of $4,037,889, which deficiency may trigger defaults in our financing documents.

We must seek shareholder approval to increase our authorized common stock to satisfy contractual requirements to Oz Rey and holders of our Series 2 Preferred. The conversion feature of the debenture will be accounted for as a derivative in the consolidated financial statements due to the authorized share deficiency and until the share deficiency is resolved, and the change in estimated fair value will be recorded in the consolidated statement of operations. If the we are not able to negotiate an amendment to the 10% debenture limiting its convertibility and our shareholders do not approve a requested increase the Company of its authorized shares, Oz Rey and holders of our Series 2 Preferred could declare defaults under their respective financing documents at any time. Under the Certificate of Designations of Series 2 Preferred, the holder has the right to require the Company to redeem all outstanding shares of Series 2 Preferred at the 125% of the stated value of $1,000 per share. (Currently there are 787 shares of Series 2 Preferred- redemption amount would be equal to $983,750). Further, in the event Oz Rey declares a default under the 10% debenture, Oz Rey will have the right to accelerate the note and foreclose on all company assets (excluding segregated account held for benefit of the Series 2 Preferred holders).

Transactions involving our common stock engaged by significant stockholders may have an adverse effect on the price of our stock.

The holders of our Series 2 Preferred contractually have a beneficial ownership limitation, as a group, together with their affiliates, of 9.99%. However, they hold registration rights for the shares underlying the Series 2 Preferred. The beneficial ownership limitation is not designed to inhibit sales of the underlying common stock. Oz Rey also holds registration rights for shares of common stock underlying 10% debentures and warrants. Sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

Risks Related to Our Common Stock

Following the quotation of our shares, we expect there will be limited trading volume, which could result in higher price volatility for, and reduced liquidity of, our common stock.

Although we anticipate having our shares of common stock quoted on the OTCQB Market of the OTC Markets Group, we expect the trading volume in our common stock to be limited and an active trading market for our shares of common stock may never develop or be maintained. The absence of an active trading market could increase price volatility and reduces the liquidity of our common stock and as a result, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will ever be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Markets (including OTCQB), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

We may need additional capital in the future, however if that need arises, we cannot be certain additional capital will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. To the extent that we raise additional funds by issuing equity securities, our shareholders would experience dilution, which may be significant and could cause the market price of our common stock to decline significantly. Any debt financing, if available, may restrict our operations. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue certain operations. Any of these events could significantly harm our business and prospects and could cause our stock price to decline.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock up to the amounts authorized in our certificate of incorporation without stockholder approval, subject to restrictive covenants contained in our existing financing agreements. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock. Any increase of the number of authorized shares of common stock or preferred stock would require board and shareholder approval and subsequent amendment to our certificate of incorporation.

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If and when a larger trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	quarterly variations in our revenues and operating expenses;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products, solutions or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	significant sales of our common stock or other securities in the open market;

●	variations in interest rates;

●	changes in the market valuations of other comparable companies; and

●	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Recent and future sales of securities by us in equity or debt financings could result in substantial dilution to our existing stockholders and have a material adverse effect on our earnings.

Recent and future sales of common stock or derivative securities by us in private placements or public offerings could result in substantial dilution to our existing stockholders. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

Were our common stock to be considered penny stock, and therefore subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stock” that may restrict transactions involving shares of our common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted “penny stock” within the meaning of the rule. Were our common stock to again be considered “penny stock” and therefore become subject to the penny stock rules, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities in the event our common stock were to again be considered a penny stock and therefore become subject to penny stock rules.

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We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. We do not pay dividends on our Series 2 Preferred stock. If dividends are declared on common stock, dividends are payable on our outstanding 10% debenture and all of our outstanding warrants to the same extent that the holders would have participated in the dividend if the holders held the number of shares of common stock acquirable upon complete conversion of the debenture and/ or exercise of the warrants (as applicable) without regard to any limitations on exercise thereof, immediately before the date of which a record is taken for such dividend. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

The rights of the holders of common stock may be impaired by outstanding class of Series 2 Preferred stock and potential issuance of other class(es) of preferred stock in the future.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

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Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

We are a Delaware corporation. Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

ITEM 2. FINANCIAL INFORMATION

For financial reports, please see Item 13 and the exhibits index below and corresponding exhibits, which are incorporated herein by reference.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020. The information below reflects what our capitalization would have been had the separation, distribution and related transactions been completed as of March 31, 2020. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical and pro forma financial statements and notes thereto included in Item 13.

	Actual	Pro Forma
	(unaudited)	(unaudited)
Cash and restricted cash	$548,930	$3,619,279
Debt and Redeemable Preferred Series 1	$7,066,514	$3,499,136
Derivative liabilities	826,000	14,177,000
	7,892,514	17,676,136
Convertible Preferred Series 2: $1,000 stated value; 787 authorized and issued and outstanding (Actual and Pro Forma)	$459,608	$459,608

Shareholders’ deficit:
Common stock: $0.0001 par value, authorized 50,000,000 shares; issued and outstanding 14,282,736 shares (Actual and Pro Forma)	1,434	1,434
Additional paid-in capital	73,470,624	80,282,479
Accumulated deficit	(77,343,539)	(89,489,650)
Accumulated other comprehensive loss	(127,506)	(127,506)
Total Amergent Hospitality Group Inc. shareholders’ deficit	(3,998,987)	(9,333,243)
Non-controlling interests	584,824	584,824
Total shareholders’ deficit	(3,414,163)	(8,748,419)
Total debt and redeemable shares, derivative liabilities, convertible preferred and shareholders’ deficit	$4,937,959	$9,387,325

The unaudited pro forma financial data gives effect to (i) receipt of the merger consideration, (ii) restructuring of the 8% non-convertible secured debentures, and (iii) the use of a portion of the merger consideration to repay other debt, redeem preferred stock and to pay certain transaction costs. See Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements for further discussion of the pro forma adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with our audited consolidated and combined financial statements as of and for the year ended December 31, 2019 including the notes thereto, included in this Form 10. The discussion below contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in Item 1A. “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, and you are urged to review and consider disclosures that we make in this and other reports that discuss factors germane to our business.

Overview

As of and for the period ended March 31, 2020, we operated and franchised a system-wide total of 46 fast casual restaurants, of which 35 were company-owned, and included in our consolidated and combined financial statements and 11 were owned and operated by franchisees under franchise agreements.

American Burger Company (“ABC”) is a fast-casual dining chain consisting of 5 locations in North Carolina and New York, known for its diverse menu featuring fresh salads, customized burgers, milk shakes, sandwiches, and beer and wine.

BGR: The Burger Joint (“BGR”) was acquired in March 2015 and currently consists of 8 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East (2 of the franchisee-operated locations were purchased by the Company in 2018 and became company-owned locations).

Little Big Burger (“LBB”) was acquired in September 2015 and currently consists of 20 company-owned locations in the Portland, Oregon, Seattle, Washington, and Charlotte, North Carolina areas. Of the company-owned restaurants, 10 of those locations are operated under partnership agreements with investors where we controlled the management and operations of the stores and the partner supplied the capital to open the store in exchange for a noncontrolling interest. The terms of these partnership agreements are more fully described in Item 1 of this Form 10.

We also operated 1 Hooters full-service restaurants in the United States, and 1 location in the United Kingdom. Hooters restaurants, which are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls. The Company started initially as an investor in corporate owned Hooters and, subsequently evolved into a franchisee operator. We held a minority investment stake in Hooters of America.

We previously operated Just Fresh stores and 5 South African Hooters locations. These locations were sold during the year ended December 31, 2019. These were report as separate segments prior to their sale. Consequently, the Company discontinued reporting separate operating segments.

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Recent Developments

Merger

On April 1, 2020, Chanticleer completed its Merger with Sonnet, in accordance with the terms of the Merger Agreement, as amended by Amendment No. 1 thereto, dated as of February 7, 2020 (as so amended, the “Merger Agreement”).On April 1, 2020, in connection with the Merger, Chanticleer changed its name to “Sonnet BioTherapeutics Holdings, Inc.”

Spin-Off

In connection with and prior to the Merger, on March 31, 2020, Chanticleer contributed and transferred to Amergent, a newly formed, wholly owned subsidiary of Chanticleer, all of the assets and liabilities relating to Chanticleer’s restaurant business. On March 16, 2020, the board of directors of Chanticleer declared a dividend with respect to the shares of Chanticleer’s common stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock held by Chanticleer for each outstanding share of Chanticleer common stock. The dividend, which together with the contribution and transfer of Chanticleer’s restaurant business described above, is referred to as the “Spin-Off.” Prior to the Spin-Off, Amergent engaged in no business or operations.

PPP Loan

On March 27, Congress passed “The Coronavirus Aid, Relief, and Economic Security Act” (CARES Act), which included the “Paycheck Protection Program” (PPP) for small businesses. On April 27, 2020, Amergent received a PPP loan in the amount of $2.1 million. Due to the Spin-Off and Merger, Amergent was not publicly traded at the time of the loan application or funding.

The note bears interest at 1% per annum, matures in April 2022, and requires monthly interest and principal payments of approximately $119,000 beginning in November 2020 and through maturity. The currently issued guidelines of the program allow for the loan proceeds to be forgiven if certain requirements are met. Any loan proceeds not forgiven will be repaid in full.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2020 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2019

Our results of operations are summarized below:

	Three Months Ended
	March 31, 2020		March 31, 2019
	Amount	% of Revenue*	Amount	% of Revenue*	% Change

Restaurant sales, net	$5,491,457		$7,549,846		-27.3%
Gaming income, net	99,749		116,085		-14.1%
Management fees	-		25,000		-100.0%
Franchise income	90,032		146,657		-38.6%
Total revenue	5,681,238		7,837,588		-27.5%

Expenses:
Restaurant cost of sales	1,797,770	32.7%	2,422,075	32.1%	-25.8%
Restaurant operating expenses	3,625,844	66.0%	5,151,483	68.2%	-29.6%
Restaurant pre-opening and closing expenses	20,730	0.4%	69,175	0.9%	-70.0%
General and administrative	1,175,153	20.7%	1,338,881	17.1%	-12.2%
Asset impairment charge	-	0.0%	91,491	1.2%	-100.0%
Depreciation and amortization	415,831	7.3%	459,357	5.9%	-9.5%
Total expenses	7,035,328	123.8%	9,532,462	121.6%	-26.2%
Operating loss	(1,354,090)		(1,694,874)
Other expense, net	442,112		227,654
Loss before income taxes	$(1,796,202)		$(1,922,528)

* Restaurant cost of sales, operating expenses and pre-opening and closing expense percentages are based on restaurant sales, net. Other percentages are based on total revenue.

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Revenue

Total revenue decreased to $5.7 million for the three months ended March 31, 2020 from $7.8 million for the three months ended March 31, 2019.

	Three Months Ended March 31, 2020
Revenue	Total	% of Total
Restaurant sales, net	$5,491,457	96.7%
Gaming income, net	99,749	1.8%
Management fees	-	0.0%
Franchise income	90,032	1.6%
Total revenue	$5,681,238	100.0%

	Three Months Ended March 31, 2019
Revenue	Total	% of Total
Restaurant sales, net	$7,549,846	96.3%
Gaming income, net	116,085	1.5%
Management fees	25,000	0.3%
Franchise income	146,657	1.9%
Total revenue	$7,837,588	100.0%

●	Revenue from Restaurant Sales decreased 27.3% to $5.5 million for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. The primary reason for the decline in revenue is the closing of non-performing stores, which accounted for 65% of the decline. Additionally, there was a decline due to COVID-19 pandemic restrictions, where a portion of the restaurants were temporarily closed, and the units that remained open were only able to provide take-out and delivery orders for customers due to government restrictions and mandates. However, this impact accounted for less than 3% of the overall decline. The remaining decline was driven by the decline in same store sales. Same store sales are defined as stores that are open for the 12 months prior to the quarters end March 31, 2019 and 2018 and were open during both reporting periods.

●	Gaming income decreased 14.1% to $99,749 for the three months ended March 31, 2020, compared to the three months ended March 31, 2019 mainly due to the closing of the gaming location in late March 2020 due to COVID restrictions.

●	Franchise income decreased 38.6% to $90,032 for the three months ended March 31, 2020, compared to the three months ended March 31, 2019 mainly due to the closing of non-performing franchised locations.

Restaurant cost of sales

Restaurant cost of sales decreased to $1.8 million for the three months ended March 31, 2020 from $2.4 million for the three months ended March 31, 2019. Additionally, the percent of restaurant sales increased slightly to 32.7% for the three months ended March 31, 2020 from 32.1% for the three months ended March 31, 2019. The overall decrease in cost of sales was due to the decline in overall revenue as outlined above in the Revenue discussion. The reason for the increase in the percent of cost of sales was an increase in commodity prices and overall food costs in general.

	Three Months Ended
	March 31, 2020		March 31, 2019
Cost of Restaurant Sales	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Total Company	$1,797,770	32.7%	$2,422,075	32.1%	-25.8%

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Restaurant operating expenses

Restaurant operating expenses decreased to $3.6 million for the three months ended March 31, 2020 from $5.2 million for the three months ended March 31, 2019. The overall decrease of restaurant operating expenses was driven by the overall decline of revenue as described in the revenue section above, and the corresponding adjustment of labor at the store level and tighter controls of store level operating expenses. Restaurant operating expenses are summarized below for each period.

	Three Months Ended
	March 31, 2020		March 31, 2019
Operating Expenses	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Total Company	$3,625,844	66.0%	$5,151,483	68.2%	-29.6%

Restaurant pre-opening and closing expenses

Restaurant pre-opening and closing expenses decreased to $20,730 for the three months ended March 31, 2020 compared with $69,175 for the three months ended March 31, 2019. The Company records rent and other costs to pre-opening expenses while the restaurants are under construction, so these expenses fluctuate depending on the numbers of restaurants under construction.

General and administrative expense (“G&A”)

G&A decreased to $1.2 million for the three months ended March 31, 2020 from $1.3 million for the three months ended March 31, 2019. The decreased in G&A was driven by the reduction of Salaries and Benefits resulting from the departure of two senior management personnel (approximately $98,000), and a reduction in travel and entertainment due to not having to manage unionization efforts that occurred in 2019 (approximately $25,000), and improvements in management of operations. Significant components of G&A are summarized as follows:

	Three Months Ended
	March 31, 2020	March 31, 2019
Audit, legal and other professional services	$272,044	$303,941
Salary and benefits	560,021	689,082
Travel and entertainment	19,798	53,661
Shareholder services and fees	36,582	20,112
Advertising, Insurance and other	286,708	272,085
Total G&A Expenses	$1,175,153	$1,338,881

Asset impairment charges

Asset impairment charges totaled $0 for the three months ended March 31, 2020 as compared with $91,491 for the three months ended March 31, 2019.

Depreciation and amortization

Depreciation and amortization expense decreased to $415,831 for the three months ended March 31, 2020 compared to $459,357 for the three months ended March 31, 2019 due to the lower level of capital expenditures in recent periods (quarter ended March 31, 2020 and year ended December 31, 2019) versus earlier years from fewer new location openings.

Other expense, net

Other expense, net consisted of the following:

	Three Months Ended
	March 31, 2020	March 31, 2019

Interest expense	$162,988	$208,223
Change in fair value of derivative instrument	297,000	-
Other	17,876	(19,431)
Total other expense, net	$442,112	$227,654

Other expense, net increased to $442,112 for the three months ended March 31, 2020 from $227,654 for the three months ended March 31, 2019. This increase was primarily driven by a $297,000 charge for the change in a derivative liability. The derivative liability relates to the “true up payment” provision of the bridge financing obtained in 2020. The derivative liability will be re-measured through its settlement in August 2020. This increase in expense was partially offset by a $45,235 decrease in interest expense from a reduction in outstanding debt due to the conversion of debt to equity through the rights offering in 2019.

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STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2020 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2019

	Three Months Ended
	March 31, 2020	March 31, 2019

Net Cash Provided by (used in) Operating Activities	$(1,905,052)	$(646,471)
Net Cash Provided by (used in) Investing Activities	(19,713)	(18,793)
Net Cash Provided by (used in) Financing Activities	2,007,209	596,865
Effect of foreign currency exchange rates on cash	(34,195)	282
	$48,249	$(68,117)

Cash used in operating activities was $1.9 million for the quarter ended March 31, 2020 compared to cash used in activities of $646,471 in the prior year period. This use of cash was a significant reduction in accounts payable and accrued expenses, the paydown of payroll tax liabilities, and the prepayment of insurance premiums for 2020 as a condition to the pending Merger with Sonnet. As such, these uses of cash improved working capital significantly from the three months ended March 31, 2020 compared to the same period in 2019.

Cash used in investing activities for the quarter ended March 31, 2020 compared was $19,713 compared to cash used of $18,793 in the prior year period.

Cash provided by financing activities for the quarter ended March 31, 2020 compared was $2.0 million compared to cash provided by financing activities of $596,865 in the prior year period. The primary drivers of the cash provided by financing activities during 2020 was proceeds from the bridge preferred equity investment and the exercise of warrants.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2019 COMPARED TO THE YEAR ENDED DECEMBER 31, 2018

Our results of operations are summarized below:

	Years Ended
	December 31, 2019		December 31, 2018
	Amount	% of Revenue*	Amount	% of Revenue*	% Change

Restaurant sales, net	$29,055,521		$29,785,526		-2.5%
Gaming income, net	462,507		402,611		14.9%
Management fee income	50,000		100,000		-50.0%
Franchise income	575,090		445,335		29.1%
Total revenue	30,143,118		30,733,472		-1.9%

Expenses:
Restaurant cost of sales	9,494,777	32.7%	9,701,549	32.6%	-2.1%
Restaurant operating expenses	19,406,358	66.8%	18,423,991	61.9%	5.3%
Restaurant pre-opening and closing expenses	361,554	1.2%	398,473	1.3%	-9.3%
General and administrative	5,966,447	19.8%	3,862,146	12.6%	54.5%
Asset impairment charge	9,149,852	30.4%	1,899,817	6.2%	381.6%
Depreciation and amortization	1,842,352	6.1%	1,816,826	5.9%	1.4%
Total expenses	46,221,340	153.3%	36,102,802	117.5%	28.0%
Operating loss from continuing operations	(16,078,222)		(5,369,330)
Other expense	1,291,410		2,702,216
Loss before income taxes	$(17,369,632)		$(8,071,546)

* Restaurant cost of sales, operating expenses and pre-opening and closing expense percentages are based on restaurant sales, net. Other percentages are based on total revenue.

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Revenue

Total revenue decreased $.6 million to $30.1 million for the year ended December 31, 2019 from $30.7 million for the year ended December 31, 2018.

●

Restaurant revenue decreased by $730,000, or 2.5%, for the year ended December 31, 2019 to $29.1 million. This decline was driven by closure of unprofitable stores (BRG Dupont, BRG Springfield, BRG Tysons and Hooters Tacoma), which represents $2.1 million of lower sales in 2019 versus 2018, and by a decline in same store sales across all brands of $671,000, or 2.2%. Same store sales are defined as stores that are opened for an entire 12 months and are included in both reporting periods. These sales declines were partially offset by the opening of three Little Big Burger restaurants during 2019. These new stores provided revenues of $1.1 million in 2019.

●	Gaming income increased 14.9% for the year ended December 31, 2019 to $462,507 versus the year ended December 31, 2018, driven by increased customer demand.

●	Franchise income increased 29.1% for the year ended December 31, 2019 to $575,090 versus the year ended December 31, 2018. This increase was driven by a non-cash franchise income of approximately $132,000 recorded due to the termination of two franchise locations of Little Big Burger in 2019.

●	Management fee income decreased to $50,000 for year ended December 31, 2019 from $100,000 for the ended December 31, 2018. The Company previously derived management fee income from the Company’s CEO serving on the board of Hooters of America. This compensation ended with the sale of Hooters of America in June 2019.

	Years Ended December 31, 2019
Revenue	Total	% of Total
Restaurant sales, net	$29,055,521	96.4%
Gaming income, net	462,507	1.5%
Management fees	50,000	0.2%
Franchise income	575,090	1.9%
Total revenue	$30,143,118	100.0%

	Years Ended December 31, 2018
Revenue	Total	% of Total
Restaurant sales, net	$29,785,526	96.9%
Gaming income, net	402,611	1.3%
Management fees	100,000	0.3%
Franchise income	445,335	1.4%
Total revenue	$30,733,472	100.0%

Restaurant cost of sales

Restaurant cost of sales decreased 2.1% to $9.5 million for the year ended December 31, 2019 from $9.7 million for the year ended December 31, 2018. Additionally, the percent of restaurant sales increased slightly to 32.7% for the year ended December 31, 2019 from 32.6% for the year ended December 31, 2018.

	Years Ended
	December 31, 2019		December 31, 2018
Cost of Restaurant Sales	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Total Company	$9,494,777	32.7%	$9,701,549	32.6%	-2.1%

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Restaurant operating expenses

Restaurant operating expenses increased 5.3% to $19.4 million for the year ended December 31, 2019 from $18.4 million for the year ended December 31, 2018. Additionally, the percent of restaurant operating expenses increased to 66.8% for the year ended December 31, 2019 from 61.9% for the year ended December 31, 2018. This increase was driven by the increased operating expenses related to the three Little Big Burgers restaurants opened in 2019, which would include increased occupancy costs for these new stores.

	Years Ended
	December 31, 2019		December 31, 2018
Operating Expenses	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Total Company	$19,406,358	66.8%	$18,423,991	61.9%	5.3%

Restaurant pre-opening and closing expenses

Restaurant pre-opening and closing expenses decreased to $361,554 for the year ended December 31, 2019 compared with $398,473 for the year ended December 31, 2018. The Company has one (1) Little Big Burger restaurant under lease and is incurring pre-opening rent and other costs while preparing to start construction.

General and administrative expense (“G&A”)

G&A increased 54.5% to $6.0 million for the year ended December 31, 2019 from $3.9 million for the year ended December 31, 2018. Significant components of G&A are summarized as follows:

	Years Ended
	December 31, 2019	December 31, 2018	% Change
Audit, legal and other professional services	$1,887,919	$1,120,029	68.6%
Salary and benefits	2,375,592	1,667,315	42.5%
Travel and entertainment	200,353	157,689	27.1%
Shareholder services and fees	114,864	62,273	84.5%
Advertising, Insurance and other	1,387,759	854,839	62.3%
Total G&A Expenses	$5,966,487	$3,862,146	54.5%

As a percentage of total revenue, G&A increased to 19.8% for the year ended December 31, 2019 from 12.6% for the year ended December 31, 2018. This increase in G&A was driven by increased legal fees and other charges related to resolving unionization efforts (approximately $225,000), increased professional fees related to a rights offering (approximately $75,000), expenses related to the proposed reverse merger with Sonnet (approximately $200,000), addition of executive management salaries (approximately $560,000), increased marketing and advertising expenses from a customer segmentation study to build a customer loyalty program and the development and roll-out of a digital marketing strategy to attract new customers (approximately $275,000).

Asset impairment charges

Asset impairment charges totaled $9.1 million for the year ended December 31, 2019 as compared with $1.9 million for the year ended December 31, 2018. The primary components of this impairment charge included an identified impairment of approximately $2.0 million related to the goodwill of the Company’s legacy Hooters reporting segment, an identified impairment of approximately $3.4 million related to property and equipment held for use, an identified impairment of approximately $3.2 million related to operating lease assets and an identified impairment of approximately $400,000 related to one of the Company’s indefinite-lived trade names. Each of these impairment charges is discussed in further detail in Note 2 of the accompanying consolidated and combined financial statements for the year ended December 31, 2019.

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Depreciation and amortization

Depreciation and amortization expense remained constant at approximately $1.8 million for both the years ended December 31, 2019 and 2018.

Other expense, net

Other income (expense) consisted of the following:

	Years Ended
Other Income (Expense)	December 31, 2019	December 31, 2018	% Change
Interest expense	$(673,573)	$(2,549,436)	-73.6%
Other income (expense)	(617,837)	(152,780)	304.4%
Total other expense, net	$(1,291,410)	$(2,702,216)	-52.2%

Other expense, net decreased to $1.3 million for the year ended December 31, 2019 from $2.7 million for the year ended December 31, 2018. This decrease was primarily driven by the reduction of debt, and the related interest reduction, through the conversion of debt to equity in the rights offering in 2019. The decrease in interest expense was partially offset by an increase in other expense by $465,057. This increase was due to an approximately $435,000 write down on an investment in Hooters of America.

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2019 COMPARED TO THE YEAR ENDED DECEMBER 31, 2018

	Years Ended
	December 31, 2019	December 31, 2018

Net Cash Provided by (used in) Operating Activities	$(4,046,550)	$(1,109,634)
Net Cash Used in Investing Activities	678,669	(2,051,031)
Net Cash Provided by Financing Activities	3,343,397	2,115,442
Effect of foreign currency exchange rates on cash	1,390	3,091
	$(23,094)	$(1,042,132)

Cash used in operating activities was $4.0 million for the year ended December 31, 2019 compared to cash used in activities of $1.1 million in the prior year period. This increase in use of cash in 2019 was driven by the increased operating expenses related to the three Little Big Burgers restaurants opened, increased occupancy costs for these new stores, inability to reduce fixed operating costs as revenue declined for same store sales, and increased General & Administrative costs due to the addition of senior management, marketing programs, and legal costs related to the unionization effort and rights offering.

Cash from investing activities for the year ended December 31, 2019 was $678,669 compared to cash used of $2.1 million in the prior year period. The primary drivers of the increase in cash from investing were the sale of the five Hooters South Africa locations and the cash from the sale of Just Fresh.

Cash provided by financing activities for the year ended December 31, 2019 was $3.3 million compared to cash provided by financing activities of $2.1 million in the prior year period. The primary drivers of the cash provided by financing activities during 2019 was proceeds from a rights offering and cash received from the exercise of warrants.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

As of March 31, 2020, our cash balance was approximately $550,000, our working capital was negative $16.4 million, and it had significant near-term commitments and contractual obligations. As of December 31, 2019, our cash balance was approximately $500,000, our working capital was negative $16.9 million The level of additional cash needed to fund operations and our ability to conduct business for the next twelve months will be influenced primarily by the following factors:

●	our ability to access the capital and debt markets to satisfy current obligations and operate the business;

●	our ability to refinance or otherwise extend maturities of current debt obligations;

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●	the level of investment in acquisition of new restaurant businesses and entering new markets;

●	our ability to manage our operating expenses and maintain gross margins as we grow;

●	popularity of and demand for our fast-casual dining concepts; and

●	general economic conditions and changes in consumer discretionary income.

We have typically funded our operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of our common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing.

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The COVID-19 outbreak in the United States has resulted in a significant impact throughout the hospitality industry. The Company has been impacted due to restrictions placed on them by state and local governments that caused temporary restaurant closures or significantly reduced the Company’s ability to operate, restricting the Company’s restaurants to take-out only. It is difficult to estimate the length or severity of this outbreak; however, the Company has made operational changes, as needed, to reduce the impact, however there can be no certainty regarding the length and severity of the outbreak and such its ultimate financial impact on the restaurant operations.

As a result of the Merger and Spin-Off on April 1, 2020, Amergent received $6,000,000 in cash and warrants to purchase 186,161 shares of Sonnet’s common stock as well as paid down and refinanced certain debt obligations. Even considering the additional liquidity on April 1, 2020, there can be no assurances that Amergent will not need to seek additional debt or equity funding or that such funding would be available at commercially reasonable terms, if at all.

As Amergent executes its business plan over the next 12 months, it intends to carefully monitor the impact of growth on its working capital needs and cash balances relative to the availability of cost-effective debt and equity financing. In the event that capital is not available, Amergent may then have to scale back or freeze its growth plans, sell assets on less than favorable terms, reduce expenses, and/or curtail future acquisition plans to manage its liquidity and capital resources.

The Company’s current operating losses, combined with its working capital deficit and uncertainties regarding the impact of COVID-19 raise substantial doubt about our ability to continue as a going concern.

The accompanying condensed consolidated and combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies

Our reported results of operations and financial position are dependent upon the application of certain accounting policies and estimates that require subjective or complex judgments. Such estimates are inherently uncertain and changes in such estimates could have a significant impact on reported results and balances for the periods presented as well as future periods. The following is a description of what we consider to be our most critical accounting policies.

Leases

We determine if a contract contains a lease at inception. Our material operating leases consist of restaurant locations and office space. Our leases generally have remaining terms of 1-20 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods up to a term of 20 years. If the estimate of our reasonably certain lease term was changed, our depreciation and rent expense could differ materially.

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Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term. As we have no outstanding debt nor committed credit facilities, secured or otherwise, we estimate this rate based on prevailing financial market conditions, comparable company and credit analysis, and management judgment. If the estimate of our incremental borrowing rate was changed, our operating lease assets and liabilities could differ materially.

Definite-Lived Asset Impairment, Estimated Lease Termination and Other Closing Costs

Whenever events or circumstances indicate that the carrying amount of our long-lived assets may not be recoverable, we evaluate such assets for impairment. We determine recoverability of these assets by comparing their carrying values to an estimate of their future undiscounted cash flows. The estimate of future cash flows is dependent on multiple variables including expected growth rates, the success of cost containment efforts and remaining lease terms. Such assumptions are based on management judgment and, as such, actual results could vary significantly from such estimates. A revision in these estimates could have a significant impact on future reported operations and financial position. Assets that have been previously impaired are reported at the lower of the newly impaired carrying value or the most recently developed estimate of their recoverable value. At December 31, 2019 we identified approximately $6,600,000 of impairment related to our definite-lived assets.

Once we have determined that a restaurant location is to be closed, we estimate the expected proceeds to be received from such disposal and impair the carrying value of the net assets of such locations to this estimate and report these net assets as assets held for sale. Our estimate of disposal proceeds is dependent upon multiple assumptions including our ability to identify a buyer as well as the general market for commercial real estate at the expected time of disposal. Actual results could significantly differ from these estimates, which could result in a significant impact to reported operations in future periods. Assets that have been impaired to their estimated disposal proceeds are maintained at the lower of this new carrying value or the most recently developed estimate of eventual proceeds.

Goodwill and Intangible Assets

Goodwill is not subject to amortization but is tested at least annually or when impairment indicators are present. Impairment is measured as the excess of carrying value of the goodwill to its estimated fair value. At December 31, 2019 the Company identified an impairment charge of approximately $2,000,000 related to its legacy Hooters reporting unit. At December 31, 2019, the Company noted that the fair value of its legacy Better Burger reporting unit was approximately $4,500,000 in excess of its carrying value. Additionally, given the impact of the COVID-19 pandemic, the Company performed an impairment analysis as of March 31, 2020 and determined that no additional impairment charges were needed and that the fair value of the Company’s remaining reporting unit with assigned goodwill exceeded its book value by approximately $2,400,000. Given the impairment charge taken on the Hooters reporting unit in 2019 and the substantial excess of the estimated fair value of the Company’s remaining reporting unit over its book value as of March 31, 2020, the Company does not anticipate further impairment of goodwill in the near-term. This conclusion is largely dependent upon our ability to recover market share as the lock-downs associated with the COVID-19 pandemic are eased. Should such lock-downs be stalled or reversed by government mandate or should the long-term behavior of our customers change unexpectedly, the estimated fair value of our remaining reporting unit may need to be adjusted downward, resulting in further impairment charges in future periods.

Indefinite-lived trade names are not subject to amortization but is tested at least annually or when impairment indicators are present. Impairment is measured as the excess of carrying values of the trade names to their estimated fair values. At December 31, 2019, the Company identified an impairment charge of approximately $400,000 related to its BGR: The Burger Joint trade name. At December 31, 2019, the Company noted that the fair value of its Little Big Burger trade name was substantially in excess of its carrying value. As of March 31, 2020 the Company performed an updated impairment analysis and determined that no additional impairment charge was required.

Definite-lived intangible assets include the American Burger Company trade name and acquired franchise rights for BGR: The Burger Joint concept. Impairment is recorded for these assets whenever facts and circumstances indicate that the carrying value of these assets is in excess of their future undiscounted cash flows. At March 31, 2020 and December 31, 2019 the estimated future undiscounted cash flows related to these assets were substantially in excess of their carrying values and no impairment was recorded for the three months or year then ended.

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We evaluate goodwill and other indefinite-lived intangibles for impairment on an annual basis or more frequently if events and circumstances indicate that impairment may exist. Goodwill is evaluated for impairment by determining whether the estimated fair value of our reporting units exceeds their carrying value. As described in Note 15, the Company identified a single reporting unit for the year ended December 31, 2019 but elected to perform its impairment test on the two reporting units that had been identified in previous reporting periods: the Hooters and Better Burger concepts. As of March 31, 2020 the Company tested goodwill for impairment based on a single reporting unit. We estimate the fair value of our reporting units based on a discounted cash flow model. This estimate is subject to multiple variables requiring significant judgment including the utilization of an appropriate discount rate that reasonably reflects the assumed rate of return that a third party buyer would expect to receive when purchasing a business from us that constitutes a reporting unit, as well as an estimate of future cash flows, which are based on our best estimates of future store openings and closings, the future performance of existing stores, the growth rate of sales as well as the ability to effectively manage future costs. Such inputs are highly subjective and actual results could differ substantially from our estimates. A revision of such estimates in future reporting periods, whether due to external economic events or internal factors, could have a significant impact on future reported results.

At the time of sale of the South African locations, we performed an impairment analysis and determined the fair value of our Hooters reporting segment was determined to be less than the estimated fair value at December 31, 2019. As such, the Company recorded a goodwill impairment charge of approximately $2,000,000 for the year ended December 31, 2019. The fair value of our burger reporting unit (inclusive of the American Burger Company, BGR: The Burger Joint, and Little Big Burger concepts) was substantially in excess of its carrying value as of the 2019 goodwill testing date. Additionally, given the impact of the COVID-19 pandemic, the Company performed an impairment analysis as of March 31, 2020 and determined that no additional impairment charges were needed and that the fair value of the Company’s remaining reporting unit with assigned goodwill was still substantially in excess of its carrying value.

Our indefinite-lived intangible assets (which is wholly constituted of indefinite-lived trade names for our BGR: The Burger Joint and Little Big Burger concepts) is tested at least annually for impairment, or more frequently if events and circumstances indicate that the carrying values of such assets may be in excess of their fair values. The fair value of trade names are estimated based on a relief-from-royalty method, which assumes the value of the trade name is the discounted cash flows of the amount that would have to be paid to utilize the trade name were it not owned by the Company. Significant assumptions utilized in this model include developing a reasonable estimate of royalty rates as well as an estimate of future revenues for each of the concepts, which are dependent on Management’s best estimate of future store opening and closures as well as future revenue growth at existing locations. Changes in these estimates could have a significant impact on future reported results.

The fair value of our trade name for BGR: The Burger Joint was determined to be less than the estimated fair value at December 31, 2019. As such, the Company recorded an impairment charge of approximately $400,000 for the year ended December 31, 2019. The fair value of our Little Big Burger trade name was substantially in excess of its carrying value as of the 2019 testing date. As of March 31, 2020 the Company performed an updated impairment analysis and determined that no additional impairment charge was required.

COMMITMENTS AND CONTINGENCIES

Through our subsidiaries, we lease the land and buildings for 1 restaurant in Nottingham, United Kingdom, and 37 restaurant locations in the U.S. (including closed locations). The terms for our restaurant leases vary from two to twenty years and have options to extend. We lease some of our restaurant facilities under “triple net” leases that require us to pay minimum rent, real estate taxes, maintenance costs and insurance premiums and, in some instances, percentage rent based on sales in excess of specified amounts.

ITEM 3. PROPERTIES

Through our subsidiaries, we lease the land and buildings for 1 restaurant in Nottingham, United Kingdom, and 37 restaurant locations in the U.S. The terms for our leases vary from two to twenty years and have options to extend. We lease some of our restaurant facilities under “triple net” leases that require us to pay minimum rent, real estate taxes, maintenance costs and insurance premiums and, in some instances, percentage rent based on sales in excess of specified amounts. We also lease our corporate office space in Charlotte, North Carolina.

Our office and restaurant facilities are suitable and adequate for our business as it is presently conducted.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

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Security Ownership of Certain Beneficial Owners and Management

To our knowledge, the following table sets forth information with respect to beneficial ownership of outstanding common stock as of June 2, 2020 by:

●	each person known by the Company to beneficially own more than 5% of the outstanding shares of the common stock;
●	each of our Named Executive Officers;
●	each of our directors; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities as well as securities which the individual or group has the right to acquire within 60 days of the determination date. Unless otherwise indicated, the address for those listed below is c/o Amergent Hospitality Group, Inc., 7621 Little Avenue, Suite 414, Charlotte, NC 28226. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of the common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants, options or other convertible securities held by such persons that are exercisable within 60 days of June 2, 2020 but excludes shares of common stock underlying warrants, options or other convertible securities held by any other person. The number of shares of common stock issued and outstanding as of June 2, 2019 was 14,282,736. Except as noted otherwise, the amounts reflected below are based upon information provided to the Company and filings with the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Michael D. Pruitt (1)	62,717	*
Frederick L. Glick (2)	50,764	*
Patrick Harkleroad	0	*
Keith J. Johnson	45,569	*
Neil G. Kiefer (3)	40,091	*
J. Eric Wagoner (4)	41,336	*
Directors and Executive Officers as a Group (6 persons)	235,462	2.26%
Oz Rey, LLC (5)	41,941,490	74.60	%**
Arena Origination Co., LLC (6)	1,961,696	9.99	%*
Arena Special Opportunities Fund, LP (7)	1,289,149	8.59	%**

* less than 1%

***calculation based on assumption authorized share capital will be approved by shareholders and increased by a minimum of 14,282,736 shares.

***contractual beneficial ownership limitation of 9.99% for Arena Origination Co., LLC, Arena Special Opportunities Fund, LP and their affiliates, collectively.

(1) Includes 10,429 shares held directly by Mr. Pruitt’s individual IRA account and 34,962 shares held directly by Avenel Financial Group. Mr. Pruitt exercises voting and dispositive control over these shares.

(2) Includes 20,769 shares held directly by Mr. Glick’s individual IRA account. Mr. Glick exercises voting and dispositive control over these shares.

(3) Includes 2,000 shares held directly by Mr. Kiefer’s individual IRA account. Mr. Kiefer exercises voting and dispositive control over these shares.

(4) Includes 10,690 shares held directly by Mr. Wagoner’s individual IRA account. Mr. Wagoner exercises voting and dispositive control over these shares.

(5) Includes 40,378,890 shares issuable upon conversion of outstanding 10% debenture and 1,562,600 shares issuable upon exercise of currently exercisable warrants. The parties are in negotiations to regarding beneficial ownership limitations and to address the deficient authorized share count.

(6) Includes up to 860,863 shares of common stock currently held, up to 950,000 shares issuable upon conversion of 475 shares of Series 2 Preferred and up to 150,833 shares underlying currently exercisable warrants. Arena Investors, LP is the investment adviser of, and may be deemed to beneficially own securities owned by, Arena Origination Co., LLC, or “Originating Fund”. Westaim Origination Holdings, Inc is the managing member of, and may be deemed to beneficially own securities owned by, Originating Fund. Arena Investors GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Arena Investors, LP. Each of Arena Investors, LP and Westaim Origination Holdings, Inc. or, together, Arena, shares voting and disposal power over the shares held by Originating Fund. Each of the persons set forth above other than Originating Fund disclaims beneficial ownership of the shares beneficially owned by Originating Fund and this prospectus shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities. The address for Originating Fund is c/o Arena Investors LP, 405 Lexington Avenue, 59th Floor, New York, New York 10174.

(7) Includes 565,982 shares of common stock held, up to 624,000 shares issuable upon conversion of 312 shares of Series 2 Preferred and 99,167 shares underlying currently exercisable warrants. Arena Investors, LP is the investment adviser of, and may be deemed to beneficially own securities owned by Arena Special Opportunities Fund, LP, Arena Special Opportunities Fund (Onshore) GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Opportunities Fund. Arena Investors GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Arena Investors, LP. Each of Arena Investors, LP and Arena Special Opportunities Fund (Onshore) GP, LLC, or, together, Arena, shares voting and disposal power over the shares held by Opportunities Fund. Each of the persons set forth above other than Opportunities Fund disclaims beneficial ownership of the shares beneficially owned by Opportunities Fund and this prospectus shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities. The address for Opportunities Fund is c/o Arena Investors LP, 405 Lexington Avenue, 59th Floor, New York, New York 10174.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following section sets forth the names, ages and current positions with the Company held by our directors and executive officers, together with certain biographical information. There is no immediate family relationship between or among any of our directors and our executive officers, and the Company is not aware of any arrangement or understanding between any director or executive officer and any other person pursuant to which he was elected to his current position.

Each director and executive officer will serve until he or she resigns or is removed or otherwise disqualified to serve or until his or her successor is elected. Each director was appointed to the board of Amergent concurrently with the Merger and Spin-Off.

Our bylaws give the board authority to expand or reduce the number of available board seats between five and nine, provided reduction may not be implemented below number of occupied seats. For as long as Oz Rey, LLC holds 10% debentures, it has the right, but not the obligation, to appoint two directors (“Appointees”) to Amergent’s board. Amergent agreed that its board or governance committee, if it has one, will re-nominate the Appointees as a directors at annual meetings. and recommend that stockholders vote “for” such Appointees at annual meetings. All proxies given to management will also vote in favor of such Appointees. This right to designate the Appointees will be subject to Nasdaq Listing Rules in the event Amergent seeks listing on one of the exchanges of the Nasdaq Stock Market. Oz Rey, LLC has not yet submitted any Appointees to Amergent.

Directors

Name	Age	Position

Frederick L. Glick	54	President

Keith J. Johnson	61	Independent Director

Neil G. Kiefer	67	Independent Director

Michael D. Pruitt	58	Chairman and Chief Executive Officer

J. Eric Wagoner	68	Independent Director

Keith J. Johnson

Mr. Johnson is the Chief Financial Officer of Watertech Equipment & Sales. He served as the Manager of Business Development for Hudson Technologies from November 2012 through September 2013. From August 2010 through November 2012, Mr. Johnson was President of Efficiency Technologies, Inc., the wholly owned operating subsidiary of Efftec International, Inc. He was the President and Chief Executive Officer of YRT² (Your Residential Technology Team) in Charlotte, North Carolina since 2004. Mr. Johnson has a BS in Accounting from Fairfield University in Fairfield, Connecticut. Mr. Johnson served on the board of directors of Chanticleer from April 2007 through March 31, 2020 and also served as the Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Johnson was asked to serve as director based in part on his financial expertise and general proven success in business.

Neil G. Kiefer

Mr. Kiefer is the Chief Executive Officer of Hooters Management Corporation, Hooters, Inc., and all its affiliated companies, a position he has held since May 1992. In 1994, Mr. Kiefer was appointed to the boards of those entities, and he continues to serve on those boards. He was also Chief Executive Officer of the Hooters Casino Hotel in Las Vegas, Nevada from 2006 to 2012. Mr. Kiefer received his bachelor’s degree from Bethany College in Bethany, West Virginia and received his law degree from Hofstra University in Hempstead, New York. He was admitted to the Florida Bar in 1979. Mr. Kiefer served on the board of Chanticleer from January 2017 through March 31, 2020 and was a member of its compensation committee. He possesses extensive knowledge of the casual dining industry and is an experienced having served on the boards of numerous companies.

Frederick L. Glick

Mr. Glick was appointed to serve as President of Chanticleer on November 16, 2018 and subsequently appointed as director effective May 10, 2019. Mr. Glick was the Vice President of Brewery Restaurants for the Karl Strauss Brewing Company brand in San Diego, California from 2013 to the present. Prior, from 2008 to 2013, Mr. Glick was the VP of Operations for Phil’s BBQ in San Diego, California. From 1991 to 2008, Mr. Glick was the President, CEO, Operating Partner of Hootwine, Inc., a Hooters franchise, in Oceanside, California. Mr. Glick graduated with a B.S. in Business Administration from Lehigh University in 1986. Each year, Mr. Glick volunteers with local service and charitable organizations and serves on the state board of directors of the California Restaurant Association and CRAF (California Restaurant Association Foundation).

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Michael D. Pruitt

Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments, in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., which commenced operations in June 2005 with him as Chairman and Chief Executive Officer, roles he continued to serve through the Merger and Spin-Off. In January 2011, Mr. Pruitt became a director of the board of Hooters of America, LLC. Mr. Pruitt received a Bachelor of Arts degree from Coastal Carolina University in Conway, South Carolina, where he sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board of Trustees.

J. Eric Wagoner

Mr. Wagoner has served as a Managing Director and Head of the High-Yield & Distressed Securities division of Source Capital Group since 1995. Mr. Wagoner has over 35 years of investment securities experience and has developed specialized expertise in high yield and distressed debt instruments. He serves as a member of the board of directors of Argus Research Group, a leading independent equity research firm, and is a member of the Board of Visitors at Wake Forest University. Mr. Wagoner is a graduate of the University of North Carolina and received his MBA from the Babcock Graduate School of Management at Wake Forest University. Mr. Wagoner holds NASD Series 7, 24 and 63 licenses. Mr. Wagoner served on Chanticleer’s board of directors from March 2018 through the Merger and Spin-Off and was a member of its audit committee and compensation committee. He was asked to serve as director based in part on his extensive securities knowledge and general proven success in business.

Executive Officers

Name	Age	Position

Michael D. Pruitt	58	Chairman and Chief Executive Officer

Frederick L. Glick	54	President

Patrick Harkleroad	47	Chief Financial Officer

Biographies for Mr. Pruitt and Mr. Glick are included with the director profiles above. Each officer was appointed to his respective position concurrently with the Merger and Spin-Off.

Patrick Harkleroad

Mr. Harkleroad was appointed to serve as Chief Financial Officer of Chanticleer effective January 21, 2019. From March 2018 to the present, Mr. Harkleroad built and led the financial consulting division of Sherpa, LLC, a recruiting and staffing company. Prior, from March 2017 to February 2018, Mr. Harkleroad was a financial consultant with the Business Enhancement Group of Carolina Financial Group (“CFG”), which provides financial and operational consulting to its portfolio and client companies. During his tenure at CFG, he served as the Chief Financial Officer for one of CFG’s portfolio companies, Trinity Frozen Foods, LLC (“Trinity”). At Trinity, Mr. Harkleroad oversaw all financial and accounting functions and was integral in bringing operational best practices to the company. Prior to his position at CFG, from January 2006 to January 2017, Mr. Harkleroad served as Chief Financial Officer of Retail Credit & Capital Corporation, Inc., dba Landmark Leisure Group in Charlotte, NC, a development company that created, owned, and operated original restaurant and pub concepts, including Blackfinn Ameripub, Vida Mexican Kitchen, and Strike City Lanes.

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ITEM 6. EXECUTIVE COMPENSATION

Overview of Compensation Practices

Our executive compensation program will be administered by the board of directors until the compensation committee is formed.

Generally, we intend to compensate our executive officers with a compensation package that is designed to drive Company performance to maximize stockholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

·	Alignment — to align the interests of executives and stockholders through equity-based compensation awards;

·	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and

·	Performance — to provide, when appropriate, compensation that is dependent upon the executive’s achievements and the Company’s performance.

In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

·	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

·	Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

·	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience; and

·	Annual performance of the Company and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We intend to compensate our executives through a variety of components, which may include a base salary, annual performance-based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice.

Accounting and Tax Considerations

We consider the accounting and tax implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting and tax treatment possible to the Company and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the board will considers a variety of factors including, among others: (1) actual Company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years’ bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our board. No specific weighting is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the board will use its judgment and discretion when determining how much to pay our executive officers and will sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company’s long-term objectives.

Summary Compensation Table

The information included in the Summary Compensation Table below reflects compensation earned from Chanticleer during fiscal years ended December 31, 2019 and 2018 by (i) each person serving as a Chanticleer principal executive officer (“PEO”) or acting in a similar capacity during Chanticleer’s fiscal year ended December 31, 2019; (ii) Chanticleer’s two most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2019 and whose total compensation exceeded $100,000 and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as an executive officer as of December 31, 2019. The persons covered by (i), (ii), and (iii) of the preceding sentence are collectively referred to as the “named executive officers” in this section (“NEO”).

Amergent’s NEOs have the titles. All references in the following tables to equity awards are to equity awards granted by Chanticleer in respect of Chanticleer common stock.

The historical compensation shown below was determined by Chanticleer. Employment agreements of Patrick Harkleroad and Frederick L. Glick were assumed by Amergent and their compensation is prescribed in these Agreements.

Future compensation levels for other may be determined based on the compensation policies, programs and procedures to be established by Amergent’s board of directors or, when formed, the compensation committee of the board of directors.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Michael D. Pruitt (1)	2019	$264,997	-	-	-	$264,997
Chief Executive Officer	2018	$290,522	-	-	-	$290,522

Frederick L. Glick (2)	2019	$247,554	-	-	-	$247,554
President	2018	$31,250	-	-	-	31,250

Patrick Harkleroad (3)	2019	$152,462	-	-	-	$152,462
Chief Financial Officer	2018	$-	-	-	-	$-

(1)	Mr. Pruitt sat on the Hooters of America, LLC board of directors until July 2019. The Company received annual payments of $100,000 from Hooters of America, LLC while Mr. Pruitt served on its board.
(2)	Mr. Glick was appointed to serve as President effective November 16, 2018.
(3)	Mr. Harkleroad was appointed to serve as Chief Financial Officer effective January 21, 2019.

Assumed Employment Agreements

Patrick Harkleroad, Chief Financial Officer

Mr. Harkleroad’s at-will employment agreement continues through December 31, 2020, at which point it renews automatically for additional one year terms unless terminated by the Company or Mr. Harkleroad with or without notice, and with or without cause, pursuant to the terms of the agreement.

Mr. Harkleroad receives a base salary at a rate of $155,000 per year. Mr. Harkleroad will receive equity awards in Amergent pursuant to the Company’s equity incentive plan that are comparable to equity awards he held in Chanticleer. The agreement contains confidentiality, invention assignment and non-solicitation covenants. Mr. Harkleroad is also be entitled to participate in customary benefits that the Company offers to its executive officers.

Frederick L. Glick, President

Mr. Glick’s at-will employment agreement continues through December 31, 2020, at which point it renews automatically for additional one year terms unless terminated by either Chanticleer or Mr. Glick with or without notice, and with or without cause, pursuant to the terms of the agreement.

Pursuant to the agreement, Mr. Glick receives a base salary at the rate of $250,000 per year. Mr. Harkleroad will receive equity awards in Amergent pursuant to the Company’s equity incentive plan that are comparable to equity awards he held in Chanticleer. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table reflects information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of Chanticleer’s NEOs outstanding as of the end of December 31, 2019.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Michael D. Pruitt	-	-	-	-	-	-	-	-	-

Frederick L. Glick	-	-	10,000	3.50	11/15/2023			20,000	(1)
	-	-	10,000	4.50	11/15/2023

Patrick Harkleroad	-	-	5,000	3.50	1/6/2024
	-	-	5,000	4.50	1/6/2024

(1)	Restricted stock award units do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

Director Compensation Table

The following table reflects compensation earned for services performed in 2019 by members of Chanticleer’s board who were not employees; provided however Amergent has agreed to assume any accrued and unpaid fees. Any director who is also an employee, such as Mr. Pruitt, does not receive any compensation for service as a director. The compensation received by Mr. Pruitt as an employee is shown above in the Summary Compensation Table. Chanticleer reimbursed all directors for expenses incurred in their capacity as directors.

Name	Director Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Total

Keith J. Johnson	$28,000	-	-	$28,000

Neil G. Kiefer	$28,000	-	-	$28,000

Russell J. Page	$28,000	-	-	$28,000

J. Eric Wagoner	$28,000	-	-	$28,000

(1)	Director fees earned in 2019 are accrued and unpaid; these fees will be paid in 2020 by Amergent. This chart reflects Directors as of December 31, 2019.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Director Independence

Chanticleer’s board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships, or arrangements exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, Chanticleer’s board considered several factors including the purchase or sales of goods and/or services between the company and an entity with which a director is affiliated, and reviewed information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management. As a result of this review, the Chanticleer board determined that Messrs. Johnson, Kiefer and Wagoner are “independent directors” as defined under NASDAQ rules. Amergent’s board intends to perform a review of board independence during the third quarter of 2020.

Certain Relationships and Related Transactions

Related Person Transactions

Due to Related Parties

As of March 31, 2020, December 31, 2019, December 31, 2018 and December 31, 2017 the Company owed amounts pursuant to non-interest-bearing loans from Chanticleer Investors, LLC. The amounts owed by the Company are as follows:

	March 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017

Chanticleer Investors, LLC	$16,000	$16,000	$185,726	$191,850
Total	$16,000	$16,000	$185,726	$191,850

The amount from Chanticleer Investors, LLC is related to cash distributions received from Chanticleer Investors, LLC’s interest in Hooters of America which is payable to the Company’s co-investors in that investment.

Transactions with Board Members

Larry S. Spitcaufsky, a significant shareholder and former member of Chanticleer’s board of directors, was also a lender to Chanticleer for $2 million of Chanticleer’s $6 million in secured debentures. Chanticleer made payments of interest to Mr. Spitcaufsky of $84,000 and $66,222 for the years ended December 31, 2018 and 2017, respectively, as required under the secured debentures.

Chanticleer has also entered into a franchise agreement with entities controlled by Mr. Spitcaufsky providing him with the franchise rights for Little Big Burger in the San Diego area and an option for southern California. Chanticleer received franchise fees totaling $60,000 under this arrangement during 2017. Chanticleer received royalties of $9,178 and $0 from the Little Big Burger franchises controlled by Mr. Spitcaufsky in 2018 and 2017, respectively. Subsequent to December 31, 2018, Mr. Spitcaufsky closed both of his franchised Little Big Burger restaurants in 2019.

In connection with a securities purchase agreement with Chanticleer dated May 3, 2018, Mr. Spitcaufsky subscribed for 70,000 shares of Chanticleer’s common stock and received an equal number of warrants to purchase shares of common stock. Michael D. Pruitt, the Company’s Chairman and Chief Executive Officer also participated in the offering.

ITEM 8. LEGAL PROCEEDINGS

Pursuant to the Merger Agreement, related Contribution Agreement and Distribution Agreement, Amergent assumed all liabilities of Chanticleer that were not paid-off at the effective time of the Merger.

Pursuant to the Indemnification Agreement, Amergent agreed to fully indemnify and hold harmless each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the closing of the Merger against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to or in connection with its disposition to Amergent. In addition, Amergetn acquired the Tail Policy to cover its indemnification obligations to the indemnitees under the Indemnification Agreement. The Tail Policy of up to $3.0 million was prepaid in full by Amergent, at no cost to the indemnitees, and will be effective for six years following the consummation of the disposition.

As part of the Merger, all of the assets and liabilities of Chanticleer and its subsidiaries were contributed to Amergent.

Various subsidiaries of Amergent are delinquent in payment of payroll taxes to taxing authorities. As of March 31, 2020, approximately $2.6 million of employee and employer taxes (including estimated penalties and interest) was accrued but not remitted in years prior to 2019 to certain taxing authorities by certain of these subsidiaries for cash compensation paid. As a result, these subsidiaries are liable for such payroll taxes. These subsidiaries have received warnings and demands from the taxing authorities and management is prioritizing and working with the taxing authorities to make these payments in order to avoid further penalties and interest. Failure to remit these payments promptly could result in increased penalty fees.

In connection with the Merger, former executive officer of Chanticleer, Richard Adams, filed a claim for damages against American Roadside Burgers, Inc., Chanticleer’s wholly owned subsidiary for unpaid severance. Mr. Adams received timely notification of non-renewal of his employment agreement, which expired December 31, 2019, but argues he is entitled severance benefits triggered by the Merger. Amergent has been advised by legal counsel that Mr. Adam’s claim is frivolous and that he has a low probability of success. Mr. Adams complaint alleges damages in an amount over $25,000.

Amergent is not aware of any other claims arising from the Merger or other assumed claims that it deems as claims outside the ordinary course of business or otherwise, at this time, material.

From time to time, Amergent may be involved in legal proceedings and claims that arise in the ordinary course of business, are may generally be covered by insurance or otherwise determined to be immaterial to the company’s financial condition, results of operations or cash flows.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of March 31, 2020, we had 14,282,736 shares of our common stock issued and outstanding, respectively, and approximately 185 shareholders of record and approximately 2,200 to 2,500 shareholders.

Amergent’s common stock is not publicly traded and there is currently no public market for our common stock. We have filed a Form 211 with the Financial Industry Regulatory Authority and are applying to have our common stock authorized for quotation on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. An active public market for our common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all. We intend to request the symbol “BURG” to be issued in connection with the initiation of quotation on the OTCQX.

We do not currently expect to pay dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On April 1, 2020, in connection with and prior to the Merger and Spin-Off, pursuant to a securities purchase agreement between Chanticleer, Amergent, Oz Rey LLC, a Texas limited liability company, and certain other purchasers dated April 1, 2020, Chanticleer was released from all of its obligations under its 8% secured debentures. The 8% debentures were cancelled. In exchange Amergent (i) issued 10% secured convertible debentures in principal amount of $4,037,889 in Amergent to Oz Rey, LLC, (iii) issued 10-year warrants to purchase up to 2,462,600 shares of common stock to Oz Rey LLC and other debt holders at an exercise price of $0.125, and (ii) issued a 10-year warrant to purchase 462,600 shares of common stock to Oz Rey, LLC at an exercise price of $0.50 ($0.50 Warrants”) and (iii) remitted $2,000,000 of the proceeds of the Merger to Oz Rey, LLC (minus $650,000 previously advanced, plus expenses). The debenture may be converted at any time at the option of holder at the lower of $00.10 per share and (b) the volume weighted average price for Amergent’s common stock 10 trading days immediately prior to delivery of the conversion notice. The warrants include a cashless exercise provision. The debentures and warrants include standard anti-dilution provisions as well as full-ratchet anti-dilution protection. The obligation is subject to a first priority security interest in substantially all the assets (excluding the segregated account securing the repayment of the guaranteed return on Series 2 Preferred and Spin-Off Entity Warrant) of Amergent and is guaranteed by all Amergent’s subsidiaries.

The number of shares into which the debenture may be converted and the number of shares for which the warrants may be exercised will be limited to 19.9% of the shares of common stock outstanding on the original issue date as required to avoid a requirement from any trading market or exchange upon which Amergent’s common stock becomes traded or listed to receive shareholder approval of the transaction. Without this limitation, the number of shares issuable upon conversion of the debenture and exercise of the warrants exceeds the number of authorized shares of Amergent. The parties have agreed to address the share deficiency at a later date.

Further, contingent upon the termination of Amergent’s interest in the Spin-Off Entity Warrant and Oz Rey, LLC’s cash exercise of $0.50 Warrants, Amergent will assign to Oz Rey, LLC, from the Spin-Off Entity Warrant, a warrant to purchase up to one share of Sonnet’s common stock for each twenty-six $.050 Warrants exercised, up to a maximum of 17,792 shares of Sonnet’s common stock.

For as long as Oz Rey, LLC holds 10% debentures, it has the right, but not the obligation, to appoint two directors (“Appointees”) to Amergent’s board. Amergent agreed that its board or governance committee, if it has one, will re-nominate the Appointees as a directors at annual meetings. and recommend that stockholders vote “for” such Appointees at annual meetings. All proxies given to management will also vote in favor of such Appointees. This right to designate the Appointees will be subject to Nasdaq Listing Rules in the event Amergent seeks listing on one of the exchanges of the Nasdaq Stock Market.

49

In connection with the Merger and Spin-Off, all outstanding shares of Series 2 Convertible Preferred Stock of Chanticleer were automatically exchanged for substantially identical shares of preferred stock in Amergent (“Series 2 Preferred”). The board of directors approved the certificate of designations rights and preferences of Series 2 Preferred, more fully set forth in a “Certificate of Designations” filed with the Secretary of State of Delaware and authorized the designation and immediate issuance of 787 shares of Series 2 Preferred. In addition, pursuant to Chanticleer’s original agreement with the investors, we issued 5-year warrants to purchase an aggregate of 350,000 shares of Amergent’s common stock to the investors at $1.25 per share. Each share of Series 2 Preferred has a stated value if $1,000. In the event that the proceeds received by the investor from the sale of all the shares of common stock issued upon conversion of Series 2 Preferred in both Amergent and its former Parent (“Conversion Shares”) do not equal at least $1,875,000 on August 10, 2020, Amergent must pay the investor an amount in cash equal to the difference between $1,875,000 and the proceeds previously realized by the investor from the sale of the Conversion Share, net of brokerage commissions and any other fees incurred by investor in connection with the sale of Conversion Shares. The balance will be paid by Amergent out of either (i) the proceeds from the exercise by Amergent of existing warrants to purchase shares of the common stock of Sonnet or (ii) from a segregated cash account. We were required to deposit $1,250,000 into a segregated cash account and maintain prescribed amounts in the segregated cash amount until the return is satisfied in full.

The Series 2 Preferred Stock is convertible at the option of holder at the lesser of (i) $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) or (ii) 90% of the five day average volume weighted average price of the common, provided the conversion price has a floor of $0.50 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) Conversion is subject to a beneficial ownership limitation of 4.99% This limitation may be increased by the holder up to 9.99%, with 61 days’ notice. No dividends shall be declared or paid on the Series 2 Preferred Stock. Upon any liquidation, dissolution or winding-up of Amergent, the holder shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to 125% of the stated value plus any default interest and any other fees or liquidated damages then due and owing thereon under the Certificate of Designations, for each share of Series 2 Preferred before any distribution or payment shall be made to the holders of Amergent common stock. The holder of Series 2 Preferred will vote together with the holders of common stock as a single class on an as-converted basis on all matters presented to the holders of common stock and shall vote as a separate class on all matters presented to the holders of Series 2 Preferred. In addition, without the approval of the holder, Amergent will not, (i) sell all or substantially all of its assets, merge or consolidate with another entity or voluntarily liquidate or dissolve the corporation, (ii) alter or change the rights, preferences or privileges of the Series 2 Preferred, (iii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series 2 Preferred Stock, (iv) amend its certificate of incorporation, as amended, or other charter documents in any manner that adversely affects any rights of the holder, (v) increase the number of authorized shares of Series 2 Preferred Stock, (vi) redeem any shares of capital stock of the company (other than any redemption of securities from officers or employees of the company pursuant to existing contractual arrangements with such officers or employees or in connection with the termination of their employment) or (vii) enter into any agreement with respect to any of the foregoing. Breach of Amergent’s obligations and other circumstances set forth in the Certificate of Designation will trigger a redemption event. The Certificate of Designations provides for customary adjustments in the event of dividends or stock splits and anti-dilution protection.

If a registration statement is not available 6 months after the issuance date of the warrants, the warrants may be exercised via cashless exercise. The warrant includes customary anti-dilution protection and exercise is subject to a 9.99% beneficial ownership limitation that may be increased upon 60 days’ notice from holder,

Concurrently with the transactions described above, the parties entered into a registration rights agreement for registration of shares of common stock underlying warrants and notes described above as well as shares of common stock underlying the Series 2 Preferred.

The transactions discussed in this paragraph are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and corresponding provisions of state securities laws or, alternatively, Section 3(a)(9) of the Securities Act and corresponding provisions of state securities laws, on the basis that (i) offers were made to a limited number of existing warrant holders, (ii) each offer was made through direct communication with the offerees by Chanticleer, (iii) the sophistication of the offerees and financial ability to bear risks (iv) the extensive disclosure provided to the offerees, and (v) no general solicitation and no commission or remuneration was paid for solicitation.

50

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

We are authorized to issue 50,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of March 31, 2020, we had 14,282,736 shares of common stock issued and outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock. In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws, which could delay, defer or prevent a change in control.

51

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and the corporation is authorized to indemnify its agents to the fullest extent permissible under Delaware law.

Under our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We have obtained a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers and enter into indemnification agreements with our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

52

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

We set forth below a list of our financial statements included in this Registration Statement on Form 10.

AMERGENT HOSPITALITY GROUP INC. AND SUBSIDIARIES

AMERGENT HOSPITALITY GROUP INC. AND SUBSIDIARIES

AMERGENT HOSPITALITY GROUP INC. AND SUBSIDIARIES

53

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Balance Sheets

	(Unaudited)
	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$548,930	$500,681
Restricted cash	336	336
Accounts and other receivables, net	63,050	131,887
Inventories	271,533	287,111
Prepaid expenses and other current assets	933,804	249,579

TOTAL CURRENT ASSETS	1,817,653	1,169,594
Property and equipment, net	5,325,071	5,630,490
Operating lease assets	11,256,497	11,668,026
Goodwill	8,513,342	8,567,888
Intangible assets, net	3,565,165	3,656,995
Investments	389,595	381,397
Deposits and other assets	302,701	309,462
Assets of discontinued operations	149,000	149,000
TOTAL ASSETS	$31,319,024	$31,532,852

LIABILITIES, REDEEMABLE SHARES, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$7,847,939	$8,165,195
Current maturities of long-term debt and notes payable	6,348,124	6,630,961
Current operating lease liabilities	3,183,302	3,299,309
Derivative Liability	826,000	-
TOTAL CURRENT LIABILITIES	18,205,365	18,095,465

Redeemable preferred stock Series 1: no par value, 62,876 shares issued and outstanding, net of discount of $130,436 and $139,131, respectively	718,390	709,695

Long-term operating lease liabilities	14,064,517	14,382,354
Deferred revenue	935,402	959,445
Deferred tax liabilities	102,305	102,304
Liabilities of discontinued operations	247,600	435,600
TOTAL LIABILITIES	34,273,579	34,684,863

Commitments and contingencies (see Note 11)

Convertible Preferred Stock: Series 2: $1,000 stated value; 787 authorized, issued and outstanding	459,608	-

Stockholders’ Deficit:
Common stock: $0.0001 par value; authorized 50,000,000 shares; issued and outstanding 14,282,736 and 10,404,342 shares, respectively	1,434	1,041
Additional paid in capital	73,470,624	71,505,989
Accumulated deficit	(77,343,539)	(75,068,385)
Accumulated other comprehensive loss	(127,506)	(46,437)
Total Amergent Hospitality Group, Inc., Stockholders’ Deficit	(3,998,987)	(3,607,792)
Non-Controlling Interests	584,824	455,781
TOTAL STOCKHOLDERS’ DEFICIT	(3,414,163)	(3,152,011)
TOTAL LIABILITIES, REDEEMABLE SHARES, AND STOCKHOLDERS’ DEFICIT	$31,319,024	$31,532,852

See accompanying notes to condensed consolidated and combined financial statements

F-1

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Revenue:
Restaurant sales, net	$5,491,457	$7,549,846
Gaming income, net	99,749	116,085
Management fee income	-	25,000
Franchise income	90,032	146,657
Total revenue	5,681,238	7,837,588
Expenses:
Restaurant cost of sales	1,797,770	2,422,075
Restaurant operating expenses	3,625,844	5,151,483
Restaurant pre-opening and closing expenses	20,730	69,175
General and administrative expenses	1,175,153	1,338,881
Asset impairment charge	-	91,491
Depreciation and amortization	415,831	459,357
Total expenses	7,035,328	9,532,462
Operating loss	(1,354,090)	(1,694,874)
Other expense
Interest expense	(162,988)	(208,223)
Loss on change in fair value of derivative liability	(297,000)	-
Other income (expense)	17,876	(19,431)
Total other expense	(442,112)	(227,654)
Loss before income taxes	(1,796,202)	(1,922,528)
Income tax benefit (expense)	3,676	(50,581)
Loss from continuing operations	(1,792,526)	(1,973,109)
Discontinued operations
Loss from discontinued operations, net of tax	-	(15,554)
Consolidated and Combined net loss	(1,792,526)	(1,988,663)
Less: Net (income) loss attributable to non-controlling interests	(129,043)	115,591
Net loss attributable to Amergent Hospitality Group, Inc.	$(1,921,569)	$(1,873,072)
Dividends on redeemable preferred stock	(28,219)	(27,794)
Net loss attributable to common shareholders of Amergent Hospitality Group, Inc.	$(1,949,788)	$(1,900,866)

Net loss attributable to Amergent Hospitality Group, Inc. per common share, basic and diluted:	$(0.16)	$(0.51)
Weighted average shares outstanding, basic and diluted	11,909,690	3,721,432

See accompanying notes to condensed consolidated and combined financial statements

F-2

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Comprehensive Loss (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019

Net loss attributable to Amergent Hospitality Group, Inc.	$(1,921,569)	$(1,873,072)
Foreign currency translation gain / (loss)	(81,069)	37,832
Total other comprehensive income	(81,069)	37,832
Comprehensive loss	$(2,002,638)	$(1,835,240)

See accompanying notes to condensed consolidated and combined financial statements

F-3

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Equity (Deficit) (Unaudited)

Three Months Ended March 31, 2020 and 2019

	(Temporary Equity)					Accumulated
	Preferred Series 2		Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Non- Controlling
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Interest	Total
Balance, December 31, 2018	-	$-	3,715,452	$373	$64,756,903	$(202,115)	$(57,124,673)	$827,037	$8,257,525

Common stock and warrants issued for:
Series 1 Preferred Unit dividend	-	-	16,328	1	19,521	-	(27,795)	-	(8,273)
Share-based compensation	-	-	-	-	100,707	-	-	-	100,707
Foreign currency translation	-	-	-	-	-	37,832	-	-	37,832
Non-controlling interest contributions	-	-	-	-	-	-	-	575,000	575,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(10,804)	(10,804)
Reclassification of Minority Interest	-	-	-	-	249,104	-	-	(249,104)	-
Net loss	-	-	-	$-	$-	$-	$(1,873,072)	$(115,591)	$(1,988,663)
Balance, March 31, 2019	-	$-	3,731,780	$374	$65,126,235	$(164,283)	$(59,025,540)	$1,026,538	$6,963,324

Balance, December 31, 2019	-	$-	10,404,342	$1,041	$71,505,989	$(46,437)	(75,068,385)	455,781	(3,152,011)
Common stock:
Series 1 Preferred Unit dividend			37,518	4	19,519	-	(28,219)	-	(8,696)
Exercise of warrants			2,414,022	246	1,528,867	-	(325,366)	-	1,203,747
Preferred Shares - Series 2			-	-	-	-	-	-	-
Issuance of shares, net of transaction costs of $95,000	1,500	1,405,000	-	-	-	-	-	-	-
Bifurcation of derivative liability	-	(529,000)	-	-	-	-	-	-	-
Beneficial conversion feature	-	(729,000)	-	-	729,000	-	-	-	729,000
Preferred stock deemed dividend	-	729,000	-	-	(729,000)	-	-	-	(729,000)
Conversion of Series 2 preferred to common	(713)	(416,392)	1,426,854	143	416,249	-	-	-	416,392
Foreign currency translation	-	-	-	-	-	(81,069)	-	-	(81,069)
Non-controlling interest distributions	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(1,921,569)	129,043	(1,792,526)
Balance, March 31, 2020	787	$459,608	14,282,736	$1,434	$73,470,624	$(127,506)	$(77,343,539)	$584,824	$(3,414,163)

See accompanying notes to condensed consolidated and combined financial statements

F-4

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(1,792,526)	$(1,973,109)
Net loss from discontinued operations	-	(15,554)
Net loss from continuing operations	(1,792,526)	(1,988,663)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	415,831	542,401
Amortization of operating lease assets	411,529	461,009
Asset impairment charge	-	91,491
Stock based compensation	28,000	100,707
Gain on investments	(8,198)	(4,270)
Amortization of debt discount and discount on preferred stock	-	8,695
Deferred income taxes	-	43,150
Derivative liabilities	297,000	-
Change in assets and liabilities:		-
Accounts and other receivables	68,339	(142,296)
Prepaid and other assets	(683,972)	(20,546)
Inventories	12,807	44,275
Accounts payable and accrued expenses	(195,975)	739,787
Operating lease liabilities	(433,844)	(463,279)
Deferred revenue	(24,043)	(58,932)
Net cash flows from operating activities	(1,905,052)	(646,471)

Cash flows from investing activities:
Purchase of property and equipment	(19,713)	(334,630)
Proceeds from tenant improvement allowances	-	141,860
Proceeds from sale of assets	-	173,977
Net cash flows from investing activities	(19,713)	(18,793)

Cash flows from financing activities:
Proceeds from Series 2 Preferred	1,405,000	-
Proceeds from warrant exercises	885,046	-
Loan proceeds	414,400	32,669
Loan repayments	(697,237)
Distributions to non-controlling interest	-	(10,804)
Contributions from non-controlling interest	-	575,000
Net cash flows from financing activities	2,007,209	596,865
Effect of exchange rate changes on cash	(34,195)	282
Net increase (decrease) in cash and restricted cash	48,249	(68,117)
Cash and restricted cash, beginning of period	501,017	630,206
Cash and restricted cash, end of period	$549,266	$562,089

See accompanying notes to condensed consolidated and combined financial statements

F-5

Amergent Hospitality Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019

Supplemental cash flow information:
Cash paid for interest and income taxes:
Interest	$46,899	$160,771
Income taxes	$-	$68,303

Non-cash investing and financing activities:
Preferred stock dividends paid through issuance of common stock	$19,523	$19,523
Bifurcation of derivative liability from Preferred Stock – Series 2	$529,000	$-
Conversion of Preferred Stock – Series 2 to common stock	$416,392	$-
Accrued interest paid through warrant exercise	$318,700	$-

See accompanying notes to condensed consolidated and combined financial statements

F-6

Amergent Hospitality Group, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)

1. Nature of Business

BASIS OF PRESENTATION

Amergent Hospitality Group Inc. (“Amergent”) was incorporated on February 18, 2020 as a wholly-owned subsidiary of Chanticleer Holdings, Inc. (“Chanticleer”) for the purpose of conducting the business of Chanticleer and its subsidiaries after completion of the spin-off of Amergent to the shareholders of Chanticleer. The spin-off transaction was completed on April 1, 2020.

On March 31, 2020, Chanticleer contributed all its assets and liabilities, including the stock interest in all its subsidiaries (other than Amergent), to Amergent. Based on this being a transaction between entities under common control the carryover basis of accounting was used to record the assets and liabilities contributed to Amergent. Further, as a common control transaction the consolidated and combined financial statements of Amergent reflect the transaction as if the contribution had occurred as of the earliest period presented herein.

As such, the accompanying consolidated and combined financial statements include the accounts of Amergent and its subsidiaries along with Chanticleer and its subsidiaries (collectively “we,” “us,” “our,” or the “Company”). All intercompany and inter-entity balances have been eliminated in consolidation and combination.

Organization, MERGER, SPIN-OFF, REVERSE SPLIT

As of and for the period ending March 31, 2020, Amergent was in the business of owning, operating and franchising fast casual dining concepts domestically and internationally. Chanticleer was organized October 21, 1999, under its original name, Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc.

On April 1, 2020, Chanticleer and Amergent completed its merger transaction with Sonnet BioTherapeutics Holdings, Inc. (“Sonnet Sub”), in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019, among Chanticleer, Biosub Inc. (“Merger Sub”), and Sonnet Sub, as amended by Amendment No. 1 thereto, dated as of February 7, 2020 (as so amended, the “Merger Agreement”), pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”). On April 1, 2020, in connection with the Merger, Chanticleer changed its name to “Sonnet BioTherapeutics Holdings, Inc.”.

In connection with and prior to the Merger, Chanticleer contributed and transferred to Amergent, a newly formed, wholly owned subsidiary of Chanticleer, all of the assets and liabilities relating to Chanticleer’s restaurant business. On March 16, 2020, the board of directors of Chanticleer declared a dividend with respect to the shares of Chanticleer’s common stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock held by Chanticleer for each outstanding share of Chanticleer common stock. The dividend, which together with the contribution and transfer of Chanticleer’s restaurant business described above, is referred to as the “Spin-Off.” Prior to the Spin-Off, Amergent engaged in no business or operations.

The Spin-Off of Amergent to the stockholders of record on March 26, 2020 occurred prior to the Merger on April 1, 2020. As a result of the Spin-Off, Amergent emerges as successor to the business, operations, assets and liabilities of pre-merger Chanticleer. Additionally, Amergent’s shareholder base and their holdings (on a pro-rata basis) are substantially identical to that of pre-merger Chanticleer.

In connection with the Merger on April 1, 2020 Amergent received proceeds from Sonnet of $6,000,000 as well as warrants to purchase 2% of the outstanding shares of Sonnet common stock for $0.01 per share. Amergent simultaneously entered into agreements to refinance a note payable and issue warrants to the note holder. See Note 12 for additional information.

F-7

2020 Bridge Financing

On February 7, 2020, the Company entered into a Securities Purchase Agreement for the sale (the “Bridge Financing”) of up to 1,500 shares of a new series of convertible preferred stock of the Company (the “Series 2 Preferred Stock”) with an institutional investor for gross proceeds to the Company of up to $1,500,000 (the “Preferred Securities Purchase Agreement”). The transaction occurred in two closings, the first of which, for 1,000 shares, occurred in mid-February 2020, and the second of which, for 500 shares, occurred in March 2020. In March 2020, an aggregate of 713 shares of Series 2 Preferred Stock were converted into 1,426,854 shares of common stock. In connection with the Merger, all outstanding shares of the Series 2 Preferred Stock were automatically cancelled and exchanged for substantially similar shares of preferred stock in Amergent.

GENERAL

The accompanying condensed consolidated and combined financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting and include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation. These condensed consolidated and combined financial statements have not been audited. The results of operations for the three-month periods ended March 31, 2020 and 2019 are not necessarily indicative of the operating results for the full year.

Certain information and footnote disclosures normally included in condensed consolidated and combined financial statements prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the consolidated and combined financial statements and notes thereto included in Amergent’s Annual Report for the year ended December 31, 2019 and 2018 included below in this Form 10.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

Liquidity, Capital Resources and Going Concern of Restaurant Operations

As of March 31, 2020, the Company’s cash balance was approximately $550,000, its working capital was negative $16.4 million, and it had significant near-term commitments and contractual obligations. The level of additional cash needed to fund operations and our ability to conduct business for the next twelve months will be influenced primarily by the following factors:

●	our ability to access the capital and debt markets to satisfy current obligations and operate the business;

●	our ability to refinance or otherwise extend maturities of current debt obligations;

●	the level of investment in acquisition of new restaurant businesses and entering new markets;

●	our ability to manage our operating expenses and maintain gross margins as we grow;

●	popularity of and demand for our fast-casual dining concepts; and

●	general economic conditions and changes in consumer discretionary income.

We have typically funded our operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of our common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing.

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The COVID-19 outbreak in the United States has resulted in a significant impact throughout the hospitality industry. The Company has been impacted due to restrictions placed on them by state and local governments that caused temporary restaurant closures or significantly reduced the Company’s ability to operate, restricting the Company’s restaurants to take-out only. It is difficult to estimate the length or severity of this outbreak; however, the Company has made operational changes, as needed, to reduce the impact, however there can be no certainty regarding the length and severity of the outbreak and such its ultimate financial impact on the restaurant operations.

F-8

As a result of the Merger and Spin-Off on April 1, 2020, Amergent received $6,000,000 in cash and warrants to purchase 186,161 shares of Sonnet’s common stock as well as paid down and refinanced certain debt obligations utilizing a portion of the $6,000,000 proceeds. Even considering the additional liquidity on April 1, 2020, there can be no assurances that Amergent will not need to seek additional debt or equity funding or that such funding would be available at commercially reasonable terms, if at all.

As Amergent executes its business plan over the next 12 months, it intends to carefully monitor the impact of growth on its working capital needs and cash balances relative to the availability of cost-effective debt and equity financing. In the event that capital is not available, Amergent may then have to scale back or freeze its growth plans, sell assets on less than favorable terms, reduce expenses, and/or curtail future acquisition plans to manage its liquidity and capital resources.

The Company’s current operating losses, combined with its working capital deficit and uncertainties regarding the impact of COVID-19 raise substantial doubt about our ability to continue as a going concern.

The accompanying condensed consolidated and combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

There have been no changes to our significant accounting policies described in the Annual Report for the year ended December 31, 2019 and 2018, included below in this Form 10 that would have had a significant impact on these condensed consolidated and combined financial statements and related notes.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the valuation of the investments, deferred tax asset valuation allowances, valuing derivatives, options and warrants using the Binomial Lattice and Black-Scholes models, intangible asset valuations and useful lives, depreciation and uncollectible accounts and reserves. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company generates revenues from the following sources: (i) restaurant sales; (ii) management fee income; (iii) gaming income; and (iv) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Restaurant Sales, Net

The Company records revenue from restaurant sales at the time of sale, net of discounts, coupons, employee meals, and complimentary meals and gift cards. Sales tax and value added tax (“VAT”) collected from customers and remitted to governmental authorities are presented on a net basis within revenue in our consolidated and combined statements of operations.

Management Fee Income

The Company received revenue from management fees from certain non-affiliated companies in 2019, including from managing its investment in Hooters of America which are generally earned and recognized over the performance period.

F-9

Gaming Income

The Company receives revenue from operating a gaming facility adjacent to its Hooters restaurant in Jantzen Beach, Oregon. Revenue from gaming is recognized as earned from gaming activities, net of payouts to customers, taxes and government fees. These fees are recognized as they are earned based on the terms of the agreements.

Franchise Income

The Company grants franchises to operators in exchange for initial franchise license fees and continuing royalty payments. The license granted for each restaurant or area is considered a performance obligation. All other obligations (such as providing assistance during the opening of a restaurant) are combined with the license and were determined to be a single performance obligation. Accordingly, the total transaction price (comprised of the restaurant opening and territory fees) is allocated to each restaurant expected to be opened by the licensee under the contract. There are significant judgments regarding the estimated total transaction price, including the number of stores expected to be opened. We recognize the fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee revenues and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Deferred Revenue

Deferred revenue consists of contract liabilities resulting from initial and renewal franchise license fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement, as well as upfront development fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement once it is executed or if the development agreement is terminated.

RESTAURANT PRE-OPENING and closing EXPENSES

Restaurant pre-opening and closing expenses are non-capital expenditures and are expensed as incurred. Restaurant pre-opening expenses consist of the costs of hiring and training the initial hourly work force for each new restaurant, travel, the cost of food and supplies used in training, grand opening promotional costs, the cost of the initial stocking of operating supplies and other direct costs related to the opening of a restaurant, including rent during the construction and in-restaurant training period. Restaurant closing expenses consists of the costs related to the closing of a restaurant location and include write-off of property and equipment, lease termination costs and other costs directly related to the closure, and have been treated as an asset impairment charge in the income statement. Pre-opening and closing expenses are expensed as incurred.

LIQUOR LICENSES

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite-lived intangible assets and included in other assets. Liquor licenses are reviewed for impairment annually or when events or changes in circumstances indicate that the carrying amount may not be recoverable. Annual liquor license renewal fees are expensed over the renewal term.

ACCOUNTS AND OTHER RECEIVABLES

The Company monitors its exposure for credit losses on its receivable balances and the credit worthiness of its receivables on an ongoing basis and records related allowances for doubtful accounts. Allowances are estimated based upon specific customer and other balances, where a risk of default has been identified, and also include a provision for non-customer specific defaults based upon historical experience. The majority of the Company’s accounts are from customer credit card transactions with minimal historical credit risk. As of March 31, 2020, the Company has not recorded an allowance for doubtful accounts. If circumstances related to specific customers change, estimates of the recoverability of receivables could also change.

F-10

INVENTORIES

Inventories are recorded at the lower of cost (first-in, first-out method) or net realizable value, and consist primarily of restaurant food items, supplies, beverages and merchandise.

LEASES

We determine if a contract contains a lease at inception. Our material operating leases consist of restaurant locations and office space. Our leases generally have remaining terms of 1-20 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the non-cancelable period of the lease or the lease term inclusive of reasonably certain renewal periods up to a term of 20 years. If the estimate of our reasonably certain lease term was changed, our depreciation and rent expense could differ materially.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term. We estimated this rate based on prevailing financial market conditions, comparable company and credit analysis, and management judgment. If the estimate of our incremental borrowing rate was changed, our operating lease assets and liabilities could differ materially.

fair value of financial instruments

The Company measures and records certain financial assets and liabilities at fair value on a recurring basis. U.S. GAAP provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority, referred to as Level 1, to quoted prices in active markets for identical assets and liabilities. The next priority, referred to as Level 2, is given to quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active; that is, markets in which there are few transactions for the asset or liability. The lowest priority, referred to as Level 3, is given to unobservable inputs. The table below reflects the level of the inputs used in the Company’s fair value calculations:

	Quoted Prices in	Significant	Significant	Total
	Active Markets	Observable	Unobservable	Fair
	(Level 1)	Inputs (Level 2)	Inputs (Level 3)	Value
March 31, 2020
Derivative Liability - Make Whole Provision of Preferred Equity Series 2	$-	$-	$826,000	$826,000

Inputs used in the Company’s Level 3 calculation of fair value include the assumed dividend rate on the Company’s common stock, risk-free interest rates and stock price volatility, all of which are further discussed in Note 10.

The Company is required to disclose fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash, accounts receivable, other receivables, accounts payable, accrued expenses, other current liabilities, convertible notes payable and notes payable approximate fair value due to the short-term maturities of these financial instruments and/or because related interest rates offered to the Company approximate current rates.

F-11

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization, which includes amortization of assets held under capital leases, are recorded generally using the straight-line method over the estimated useful lives of the respective assets or, if shorter, the term of the lease for certain assets held under a capital lease. Leasehold improvements are amortized over the lesser of the expected lease term, or the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs that do not improve or extend the useful lives of the assets are not considered assets and are charged to expense when incurred.

The estimated useful lives used to compute depreciation and amortization are as follows:

Leasehold improvements	5-15 years
Restaurant furnishings and equipment	3-10 years
Furniture and fixtures	3-10 years
Office and computer equipment	3-7 years

Long-lived Assets

Long-lived assets, such as property and equipment, operating lease assets, and purchased intangible assets subject to depreciation and amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below the Company’s carrying value; or

●	the Company’s expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “Held for Sale”.

If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

During the three months ended March 31, 2020 the Company determined that triggering events occurred related to the COVID-19 outbreak required management to review the Company’s long-lived assets for impairment. Based on the analysis performed management determined that no impairments were required for long-lived asset during the three months ended March 31, 2020.

Goodwill

Goodwill, which is not subject to amortization, is evaluated for impairment annually as of the end of the Company’s year-end, or more frequently if an event occurs or circumstances change, such as material deterioration in performance or a significant number of store closures, that would indicate an impairment may exist. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit.

As discussed in Note 1, in March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This pandemic has caused a triggering event under accounting standards and as a result, the Company has tested Goodwill for impairment as of March 31, 2020.

F-12

When evaluating goodwill for impairment based on the COVID-19 pandemic, the Company may first perform a qualitative assessment to determine whether it is more likely than not that a reporting unit is impaired. If we do not perform a qualitative assessment, or if we determine that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, we perform a quantitative assessment and calculate the estimated fair value of the reporting unit. If the carrying amount of the reporting unit exceeds the estimated fair value, an impairment charge is recorded to reduce the carrying value to the estimated fair value. The Company’s decision to perform a qualitative impairment assessment is influenced by a number of factors, including the significance of the excess of the reporting unit’s estimated fair value over carrying value at the last quantitative assessment date, the amount of time in between quantitative fair value assessments, and the price of our common stock.

The Company performed a quantitative assessment and determined that goodwill was not impaired as of March 31, 2020 due to the excess goodwill and the best judgement of management for the future of the units are not defined based on information known at the time of the assessment. Step one of the impairment test is based upon a comparison of the carrying value of net assets, including goodwill balances, to the fair value of net assets. Fair value is measured using a discounted cash flow model approach. The Company reviewed and conservatively adjusted the revenues for the remaining portion of 2020, as well as adjusted the ongoing operating cost structure to reflect management’s best estimate of the performance of the Company for the remaining portion of 2020. Then, the Company reviewed the projected performance of the business into 2021 and beyond. Additionally, the Company evaluated the key input factors in the models used to determine whether a moderate change in any input factor or combination of factors would significantly change the results of the tests. As a result of this impairment test the Company determined that the fair value of the reporting unit over book value was in excess of $2.4 million.

InTANGIBLE ASSETS

Trade Name/Trademark

The fair value of trade name/trademarks are estimated and compared to the carrying value. The Company estimates the fair value of trademarks using the relief-from-royalty method, which requires assumptions related to projected sales from its annual long-range plan; assumed royalty rates that could be payable if the Company did not own the trademarks; and a discount rate. Certain of the Company’s trade name/trademarks have been determined to have a definite-lived life and are being amortized on a straight-line basis over estimated useful lives of 10 years. The amortization expense of these definite-lived intangibles is included in depreciation and amortization in the Company’s condensed consolidated statement of operations and comprehensive loss. Certain of the Company’s trade name/trademarks have been classified as indefinite-lived intangible assets and are not amortized, but instead are reviewed for impairment at least annually or more frequently if indicators of impairment exist.

As discussed in Note 1, in March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This pandemic has caused a triggering event under accounting standards and as a result, the Company has tested for Tradename/Trademark for impairment as of March 31, 2020. The Company performed a qualitative assessment and determined that Tradename/Trademark was not impaired as of March 31, 2020 due to the excess Tradename/Trademark and the best judgement of management for the future of the units based on information known at the time of the assessment.

F-13

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has provided a valuation allowance for the full amount of the deferred tax assets.

As of March 31, 2020, and 2019, the Company had no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception. The last three years of the Company’s tax years are subject to federal and state tax examination.

Stock-based Compensation

The compensation cost relating to share-based payment transactions (including the cost of all employee stock options) is required to be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued. A wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans are included.

LOSS PER COMMON SHARE

The Company is required to report both basic earnings per share, which is based on the weighted-average number of shares outstanding and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all diluted shares outstanding. The weighted average number of shares were 11,909,690 and total shares outstanding are 14,282,736.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in local currency are translated to U.S. dollars using the exchange rates as in effect at the balance sheet date. Results of operations are translated using average exchange rates prevailing throughout the period. Adjustments resulting from the process of translating foreign currency financial statements from functional currency into U.S. dollars are included in accumulated other comprehensive loss within stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. The Company has determined that local currency is the functional currency for each of its foreign operations.

Comprehensive Income (LOSS)

Standards for reporting and displaying comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. We are required to (a) classify items of other comprehensive income (loss) by their nature in financial statements, and (b) display the accumulated balance of other comprehensive income (loss) separately in the equity section of the balance sheet for all periods presented. Other comprehensive income (loss) items include foreign currency translation adjustments.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the Financial Accounting Standards Board “FASB” issued Accounting Standards Update “ASU” 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The adoption of ASU 2016-13 did not result in a material change to our consolidated and combined financial statements.

F-14

In August 2018, the FASB issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)”: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. The adoption of ASU 2018-15 did not result in a material change to our consolidated and combined financial statements.

We reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the consolidated and combined financial statements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On January 1, 2019, the Company adopted ASU 2016-02, “Leases (Topic 842),” along with related clarifications and improvements. This pronouncement requires lessees to recognize a liability for lease obligations, which represents the discounted obligation to make future lease payments, and a corresponding right-of-use asset on the balance sheet. The guidance requires disclosure of key information about leasing arrangements that is intended to give financial statement users the ability to assess the amount, timing, and potential uncertainty of cash flows related to leases. The Company elected the optional transition method to apply the standard as of the effective date and therefore, the Company has not applied the standard to the comparative period presented in its condensed consolidated and combined financial statements.

The practical expedients elected in connection with the adoption of Leases Topic 842 were as follows:

Implications as of January 1, 2019
Practical expedient package	The Company has not reassessed whether any expired or existing contracts are, or contain, leases.
The Company has not reassessed the lease classification for any expired or existing leases.
The Company has not reassessed initial direct costs for any expired or existing leases.
Hindsight practical expedient	The Company has not elected the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of operating lease assets.

Upon adoption of Leases (Topic 842), the Company recorded operating lease right-of-use assets and operating lease liabilities and derecognized deferred rent liabilities (including unamortized tenant improvement allowances) and favorable/unfavorable lease assets and liabilities upon transition. Upon adoption, the Company recorded operating lease liabilities of approximately $22.1 million based on the present value of the remaining rental payments using discount rates as of the effective date. In addition, the Company recorded corresponding operating lease right-of-use assets of approximately $19.8 million, calculated as the initial amount of the Company’s operating lease liabilities adjusted for deferred rent (including unamortized tenant improvement allowances) and unamortized favorable/unfavorable lease assets and lease liabilities. As of March 31, 2020, the Company maintained an operating lease right-of-use assets of approximately $11.3 million, and operating lease liabilities (current and long-term) of approximately $17.2 million.

3. DISCONTINUED OPERATIONS

The Company sold Just Fresh and its South Africa Hooters locations in 2019. Because of the sale, the Company has reclassified the operations of Just Fresh and the South Africa Hooters locations to discontinued operations as of March 31, 2020 and 2019 and for the years ended December 31, 2019.

F-15

The carrying amount of major classes of assets and liabilities included as part of discontinued operations are as follows:

	(Unaudited)
	Three Months	Year Ended
	March 31, 2020	December 31, 2019
Note receivable	$149,000	$149,000
Total assets	149,000	149,000

Accounts payable and accrued liabilities	247,600	435,600
Total liabilities	247,600	435,600

Net Assets of discontinued operations	$(98,600)	$(286,600)

The major line items comprising the loss of discontinued operations are as follows:

	(Unaudited)	(Unaudited)
	Three Months	Three Months
	March 31, 2020	March 31, 2019
Restaurant revenues	$-	$2,360,182
Expenses:
Administrative expenses	-	158,737
Cost of sales	-	855,504
Depreciation and amortization	-	83,044
Restaurant operating expenses	-	1,276,061
Other	-	2,390
	-	2,375,736
Income (Loss) of discontinued operations	$-	$(15,554)

4. INVESTMENTS

Investments at cost consist of the following at March 31, 2020 and December 31, 2019:

	(Unaudited)
	March 31, 2020	December 31, 2019
Chanticleer Investors, LLC	$389,595	$381,397

Chanticleer Investors LLC – The Company invested $800,000 during 2011 and 2012 in exchange for a 22% ownership stake in Chanticleer Investors, LLC, which in turn held a 3% interest in Hooters of America, the operator and franchisor of the Hooters Brand worldwide. As a result, the Company’s effective economic interest in Hooters of America was approximately 0.6%. Effective June 28, 2019, Hooters of America closed on the sale of a controlling interest in the company. The consideration paid in the sale transaction was a combination of cash proceeds and equity in the newly formed company. The Company netted approximately $48,000 in cash upon the transaction and retained a non-controlling interest in the equity of the newly formed company.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following at March 31, 2020 and December 31, 2019:

	(Unaudited)
	March 31, 2020	December 31, 2019
Leasehold improvements	$7,682,654	$7,926,789
Restaurant furniture and equipment	3,187,180	3,032,859
Construction in progress	-	650
Office and computer equipment	60,304	62,304
Office furniture and fixtures	279,675	169,034
	11,209,813	11,191,636
Accumulated depreciation and amortization	(5,884,742)	(5,561,146)
	$5,325,071	$5,630,490

F-16

6. INTANGIBLE ASSETS, NET

GOODWILL

Goodwill consist of the following at March 31, 2020 and December 31, 2019:

	(Unaudited)
	March 31, 2020	December 31, 2019
Beginning Balance	$8,567,888	$10,564,353
Impairment	-	(2,025,720)
Foreign currency translation gain (loss)	(54,546)	29,255
Ending Balance	$8,513,342	$8,567,888

OTHER INTANGIBLE ASSETS

Franchise and trademark/tradename intangible assets consist of the following at March 31, 2020 and December 31, 2019:

		(Unaudited)
		March 31, 2020	December 31, 2019
Trademark, Tradenames:
American Roadside Burger	10 years	$1,786,930	$1,786,930
BGR: The Burger Joint	Indefinite	985,996	985,996
Little Big Burger	Indefinite	1,550,000	1,550,000
		4,322,926	4,322,926
Acquired Franchise Rights
BGR: The Burger Joint	7 years	827,757	827,757

Franchise License Fees:
Hooters Pacific NW	20 years	74,507	74,507
Hooters UK	5 years	12,046	12,917
		86,553	87,424
Total Intangibles at cost		5,237,236	5,238,107
Accumulated amortization		(1,672,071)	(1,581,112)
Intangible assets, net		$3,565,165	$3,656,995

F-17

7. DEBT AND NOTES PAYABLE

Debt and notes payable are summarized as follows:

	(Unaudited)
	March 31, 2020	December 31, 2019

Notes Payable (a)	$5,350,000	$6,000,000
Notes Payable Paragon Bank (b)	130,467	142,746
Receivables financing facilities (c)	233,010	23,958
Notes Payable (d)	25,850	25,580
Notes Payable (e)	59,007	90,408
Contractor note (f)	348,269	348,269
Notes Payable (g)	201,521	-
Total debt	6,348,124	6,630,961
Current portion of long-term debt	6,348,124	6,630,961
Long-term debt, less current portion	$-	$-

(a) On May 4, 2017, pursuant to a Securities Purchase Agreement, the Company issued 8% non-convertible secured debentures in the principal amount of $6,000,000 and warrants to purchase 1,199,978 shares of common stock to accredited investors. The debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The debentures mature on December 31, 2018 and contain customary financial and other covenants, including a requirement to maintain positive annual earnings before interest, taxes, depreciation and amortization. The debentures are secured by a second priority security interest on the Company’s assets and the obligation is guaranteed by the Company’s subsidiaries. The debentures contain a mandatory redemption provision that is triggered by an asset sale. Sale of greater than 33% of the Company’s assets will also trigger an event of default. Upon any event of default, in addition to other customary remedies, the holders have the right, at their sole option, to purchase Little Big Burger from the Company, for an aggregate purchase price of $6,500,000. The warrants have an exercise price of $3.50 and a ten-year term. Warrants to purchase 799,994 shares include a beneficial ownership limit upon exercise of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrant; warrants to purchase the remaining 399,984 shares were amended to increase the beneficial ownership limit upon exercise to 19.99%. The shares of common stock underlying the warrants have registration rights, and, if the warrant shares were not registered, the holders would have the right to cashless exercise.

The consideration for the $6 million loan was allocated between the loan and the warrants based upon the relative fair value of the loan and the warrants. The Company valued the warrants associated with the debt obligation using the Black-Sholes model, which resulted in the allocation of $1.7 million to additional paid in capital with a corresponding offset to debt discount. In addition, there were $0.3 million in debt origination costs that are also accounted for as an offset to outstanding debt. The resulting debt discount of $2.0 million was amortized to interest expense over the 20-month term of the notes (amount was fully amortized at December 31, 2018).

The Company entered into an amendment to the 8% non-convertible secured debentures in December 2018. The maturity date was extended to March 31, 2020; provided however, if 50% of the principal balance of the debentures is not paid on or prior to December 31, 2019, the holders of the debentures in the aggregate principal amount greater than $3 million, acting together, may demand full and immediate payment to the Company upon 15 days’ written notice. In addition, each holder received new warrants to purchase 1,199,978 shares of common stock. The warrants have an exercise price of $2.25 and are not exercisable for a period of six months. This amendment was accounted for as a debt modification and the relative fair value of the warrants, determined using the Black-Scholes model, of $1.5 million was recorded as additional paid-in-capital at December 31, 2018. In connection with the debt modification, $1.5 million of accrued default interest on the 8% non-convertible secured debentures was written off.

F-18

Additionally, the Company lowered the strike price for several classes of warrants to $0.50 to allow for warrant holders exercise their warrants in order to induce the exercise thereof and raise capital for the Company. See Note 9 for further discussion of warrant modification.

In connection with and prior to the Merger and Spin-Off, on April 1, 2020, pursuant to an agreement among Amergent, Oz Rey LLC, a Texas limited liability company, the Company and certain other purchasers, the Company was released from all of its obligations under the 8% non-convertible secured debentures, and the debentures were cancelled. In exchange, Amergent (i) issued 10% convertible secured debentures in an aggregate principal amount of $4,000,000 to the purchasers under the agreement, (ii) issued warrants to purchase 2,925,200 of shares of common stock of Amergent to certain of the purchasers, and (iii) remitted payment of $650,000 prior to March 31, 2020 and an additional $1,350,000 plus reimbursement of certain expenses to the purchasers on April 1, 2020.

(b) The Company has one outstanding term loan with Paragon Bank, all of which are collateralized by all assets of the Company and personally guaranteed by our Chief Executive Officer. The outstanding balance, interest rate and maturity date of the loan is as follows:

Maturity date	Interest rate	Principal balance
8/10/2021	6.50%	130,467
		$130,467

In connection with and prior to the Merger and Spin-Off, on April 1, 2020, the Company paid off the outstanding balance owed to Paragon Bank in full.

(c) During January 2020, in consideration for proceeds of $194,800, the Company agreed to make payments of $585 per day on two separate agreements for 220 days. The Company granted a security interest in the credit card receivables of the specified restaurants in connection with each of the Receivables Financing Agreements. Total outstanding on these advances is $233,010 and $23,958 at March 31, 2020 and December 31, 2019, respectively. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, these notes were assumed by Amergent.

(d) In connection with the assets acquired from the two BGR franchisees, the Company entered into notes payable of $9,600 and $187,000 during 2018. The notes bear interest at 4% and are due within 12 months of each acquisition date. Principal and interest payments are due monthly. The total outstanding on these two notes is $25,850 and $25,580 at March 31, 2020 and December 31, 2019, respectively. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, these notes were assumed by Amergent.

(e) During September 2019 and October 2019, the Company entered into two merchant capital advances in the amount of $46,000 and $84,700, respectively. The Company agreed to repay these advances through daily payments until those amounts are repaid with the specified interest rate per those agreements. Total outstanding on these advances is $59,007 and $90,408 as of March 31, 2020 and December 31, 2019, respectively. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, these notes were assumed by Amergent.

(f) The Company entered into a promissory note to repay a contractor for the build-out of a new Little Big Burger location. The note had a balance of $348,269 as of both March 31, 2020 and December 31, 2019, and a stated interest rate of 12% per year. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, this note was assumed by Amergent.

(g) The Company entered into a promissory note with Sonnet Sub on January 21, 2020. The note had a principal amount of $210,000, was issued at a discount of $10,000, representing legal fees incurred by Sonnet Sub in the preparation of the note, and had a stated interest rate of 10% per year. The note was due on the earliest of (i) the date on which the Company received gross proceeds in excess of $500,000 from any bridge loan, capital raise or other financing transaction and (ii) July 21, 2020. The note became due upon the closing of the Bridge Financing (described in Note 9). The outstanding balance of the note, including interest was $201,521 as of March 31, 2020. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, the note was settled for $214,142.

F-19

The Company’s various loan agreements contain financial and non-financial covenants and provisions providing for cross-default. The evaluation of compliance with these provisions is subject to interpretation and the exercise of judgment.

As of March 31, 2020, management concluded that no conditions exist that represent events of technical default under the 8% non-convertible secured debentures. The default interest that had been accrued previously was written off against the warrants that were issued in the December 2018 amendment to the 8% non-convertible secured debentures. In accordance with the December 2018 amendment, the holders of the 8% non-convertible secured debentures must notify the Company if there is an event of default for the default provisions to be triggered. Conditions may exist whereby the Company has failed a covenant, but the default provisions have not yet been triggered as the Company has not received notice from the noteholders.

Redeemable Preferred Stock – Series 1

Beginning in December 2016, the Company conducted a rights offering of units, each unit consisting of one share of 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”) and one Series 1 Warrant (“Series 1 Warrant”) to purchase 10 shares of common stock. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or registered common stock. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of common stock prior to the date of issuance. Dividends will be paid prior to any dividend to the holders of common stock. The Series 1 Preferred in non-voting and has a liquidation preference of $13.50 per share, equal to its purchase price. The Company is required to redeem the outstanding Series 1 Preferred at the expiration of the seven-year term. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

As of March 31, 2020 and December 31, 2019, 62,876 shares of preferred stock were issued and outstanding pursuant to the Preferred Stock Units rights offering. In connection with and prior to the Merger, on April 1, 2020, all outstanding Series 1 Preferred units, comprised of shares of Series 1 Preferred and Series 1 Warrants, were redeemed and extinguished for their cash redemption price of $13.50 per unit.

8. ACCOUNTS PAYABLE AND ACCRUED Expenses

Accounts payable and accrued expenses are summarized as follows:

	(Unaudited)
	March 31, 2020	December 31, 2019
Accounts payable and accrued expenses	$4,634,397	$4,230,640
Accrued taxes (VAT, Sales, Payroll, etc.)	2,793,672	3,319,928
Accrued income taxes	5,948	(1,906)
Accrued interest	413,922	616,533
	$7,847,939	$8,165,195

As of March 31, 2020, approximately $2.6 million of employee and employer taxes have been accrued but not remitted to certain taxing authorities by the Company prior to 2019 for cash compensation paid. As a result, the Company is liable for such payroll taxes and any related penalties and interest.

F-20

9. STOCKHOLDER’S EQUITY

The Company had 50,000,000 shares of its $0.0001 par value common stock authorized at both March 31, 2020 and December 31, 2019. The Company had 14,282,736 and 10,404,342 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.

The Company has 5,000,000 shares of its no par value preferred stock authorized at both March 31, 2020 and December 31, 2019.

2019 Rights Offering

In 2019 the Company conducted a rights offering of units to its stockholders of record to purchase common stock at a subscription price of $1.00 per share. The rights offering was made pursuant to Chanticleer’s effective registration statement on Form S-1 on file with the U.S. Securities and Exchange Commission (the “SEC”) and accompanying prospectus filed with the SEC on June 12, 2019.

Upon closing of the rights offering in July, a total of 1,894,308 shares of common stock were issued pursuant to record holders’ basic subscription privilege and a total of 4,190,524 shares of common stock were issued pursuant to record holders’ over subscription. The Company accepted subscriptions to purchase 6,084,728 shares in the rights offering upon expiration of the rights offering on June 28, 2019. The Company received $6,009,733 in gross proceeds from the rights offering. $3,075,000 was subscribed by certain record holders’ through the reduction in outstanding debt obligations of the Company. The shares associated with the reduction in outstanding debt obligations were deemed issued at June 30, 2019. The remaining proceeds of approximately $2.7 million, which is net of fees owed to the dealer-managers and other offering costs, were received in early July after the closing of the rights offering.

Chardan Capital Markets, LLC and The Oak Ridge Financial Services Group Inc. were the co-dealer-managers on the transaction and the Company agreed to pay the dealer-managers a fee equal to 7% of the gross proceeds of the rights offering (excluding proceeds from the reduction of the debt obligations) and to reimburse the dealer-managers for their expenses up to $75,000 for an aggregate commission of approximately $286,000. Additional offering costs were incurred for legal, accounting and transfer agent services.

2020 Bridge Financing

Pursuant to a Securities Purchase Agreement dated February 7, 2020, Chanticleer sold 1,500 shares of a new series of convertible preferred stock of Chanticleer (the “Series 2 Preferred Stock”) to an institutional investor for gross proceeds to the Company of $1,500,000 less transaction costs of $95,000. Upon issuance, the Company bifurcated and recorded, as a liability, an embedded derivate (more fully described below and in Note 10) in the amount of $529,000. The effective conversion price of the Series 2 Preferred Stock after the bifurcation of the derivative resulted a beneficial conversion feature of $729,000 which was then immediately recorded as a deemed dividend as the preferred stock is immediately convertible. In March 2020, an aggregate of 713 shares of Series 2 Preferred Stock were converted into 1,426,854 shares of common stock. In connection with the Merger, all outstanding shares of the Series 2 Preferred Stock were automatically cancelled and exchanged for substantially similar shares of preferred stock in Amergent. The shares of common stock underlying the Series 2 Preferred Stock were registered on Form S-3 (registration No. 3330237354), which Form S-3 was declared effective by the SEC on April 2, 2020.

The Series 2 Preferred Stock is classified in the accompanying condensed consolidated and combined balance sheet as temporary equity due to certain contingent redemption features which are outside the control of the Company.

Designations, rights and preferences of Series 2 Preferred Stock:

Stated value. Each share of Series 2 Preferred Stock had a stated value if $1,000.

True-Up payment. On the first trading day after the six month anniversary of the issuance of the Series 2 Preferred Stock issuance, Amergent is required to pay the holder an amount in cash equal to the dollar value of 125% of the stated value of the Series 2 Preferred Stock less the proceeds previously realized by the holder from the sale of all conversion shares received by holder in the Company and Amergent, net of brokerage commissions and any other fees incurred by the holder in connection with the sale of any conversion shares. Amergent will maintain a segregated cash collateral account of $1,250,000 until the True-Up Payment is satisfied in full. The True-Up Payment will be paid by the Amergent out of (i) the proceeds from the exercise by Amergent of the warrants to purchase shares of the Company’s common stock to be held by the Spin-Off Entity after the consummation of the transactions contemplated by the Merger Agreement (the “merger”) or (ii) the segregated cash account. Nonpayment of the True-Up Payment when it is due will trigger default interest rate of 18% per annum.

F-21

The Company determined that the True-Up payment constituted a “make-whole” provision as defined by U.S. GAAP that is required to be settled in cash, and as such, qualified to be bifurcated from the host instrument, the Series 2 Preferred Stock, and accounted for as a derivative liability. The fair value of the derivative was estimated using a Monte Carlo model and a liability of $529,000 was recorded at the Series 2 Preferred Stock issuance date. The fair value was updated as of March 31, 2020 and a liability of $826,000 was recorded in the accompanying interim combined and consolidated balance sheet, with the $297,000 increase in the liability recorded as an expense in the accompanying interim combined and consolidated statement of operations for the three months ended March 31, 2020. See Note 10 for further information.

Redemption. If the merger was not completed within six months of issuance of the Series 2 Preferred Stock, the Company would have been required to redeem all the outstanding Series 2 Preferred Stock for 125% of the aggregate stated value of the Series 2 Preferred Stock then outstanding plus any default interest and any other fees or liquidated damages then due and owing thereon under the Certificate of Designations. Additionally, there are other triggering events, as defined, that can cause the Series 2 Preferred Stock to be redeemable at the option of the holder of which, some are outside of the control of the Company.

Conversion at option of holder/ beneficial ownership limitation. The Series 2 Preferred Stock was convertible at the option of holder at the lesser of (i) $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) or (ii) 90% of the five-day average volume weighted average price of the common, provided the conversion price has a floor of $0.50 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). Conversion was subject to a beneficial ownership limitation of 4.99%. This limitation was increased by the holder to 9.99% prior to the Merger.

Forced conversion. The Company had the right to require the holder to convert up to 1,400 shares of Series 2 Preferred Stock upon delivery of notice three days prior to the merger, subject to the beneficial ownership limitation and applicable Nasdaq rules. Unconverted shares of Series 2 Preferred Stock automatically were exchanged for an equal number of shares of Series 2 Preferred Stock in Amergent, on substantially the same terms.

Liquidation preference. Upon any liquidation, dissolution or winding-up of the Company, the holder was entitled to receive out of the assets, whether capital or surplus, an amount equal to 125% of the stated value plus any default interest and any other fees or liquidated damages then due and owing thereon under the Certificate of Designations, for each share of Series 2 Preferred Stock before any distribution or payment to the holders of common stock.

Voting rights. The holder of Series 2 Preferred Stock had the right to vote together with the holders of common stock as a single class on an as-converted basis on all matters presented to the holders of common stock and shall vote as a separate class on all matters presented to the holders of Series 2 Preferred Stock. In addition, without the approval of the holder, the Company was required to obtain the approval of Series 2 Preferred Stock, as is customary, for certain events and transactions not contemplated by the merger.

Triggering Events. Breach of Company’s obligations would have triggered a redemption event.

Anti-Dilution. Customary adjustments in the event of dividends or stock splits and anti-dilution protection.

Concurrently with the Preferred Securities Purchase Agreement, the parties entered into a registration rights agreement (the “Preferred Registration Rights Agreement”). Pursuant to the Preferred Registration Rights Agreement, the Company was required to file a registration statement registering the conversion shares no later than 15 days from the closing of this transaction.

Options and Warrants

The Company’s shareholders have approved the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), authorizing the issuance of options, stock appreciation rights, restricted stock awards and units, performance shares and units, phantom stock and other stock-based and dividend equivalent awards. Pursuant to the approved 2014 Plan, 400,010 shares post stock-split have been approved for grant.

F-22

As of March 31, 2020, the Company had 385,762 restricted and unrestricted stock outstanding on a cumulative basis under the plan pursuant to compensatory arrangements with employees, board members and outside consultants. Approximately 14,222 shares remained available for grant in the future. As of March 31, 2020, total unrecognized stock-based compensation expense related to non-vested restricted stock units was approximately $19,500. That cost is expected to be recognized over a period of 0.75 years. The restricted stock units vest over the terms specified in each employees’ agreement. The stock options were valued on the date of grant using the Black-Scholes model. The stock options vest over the terms specified in each employees’ agreement. There was approximately $16,250 of total unrecognized compensation costs related to options granted as of March 31, 2020. That cost is expected to be recognized over a period of one year.

Additionally, the Company lowered the strike price for certain warrants from within several classes of warrants to $0.50 as an inducement to incentivize the warrant holders to exercise their warrants. For the three months ending March 31, 2020, there were 2,414,022 warrants exercised, and 105,612 forfeited or adjusted. The Company accounted for the warrant inducement as a deemed dividend based on the difference in the Black-Scholes value of the warrants immediately before and immediately after the inducement. The significant assumptions used in the Company included common stock volatility of between 88% - 95%, risk free rate between 1.7% and 0.84% a weighted average term between 6.5 and 8 years and the current stock price of the Company as of the date of inducement. Based on the Black-Scholes values calculated the Company recorded a deemed dividend to additional paid in capital and retained earnings on the inducement of approximately $325,000 and received proceeds from the warrants exercised of approximately $1.2 Million.

A summary of the warrant activity during the three months ended March 31, 2020 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2019	3,306,238	$6.00	6.8
Granted	-	-	-
Exercised	(2,414,022)	.50	-
Forfeited / Other Adjustments	(105,612)	-	-
Outstanding March 31, 2020	786,604	6.00	6.7

Exercisable March 31, 2020	786,604	$6.00	6.7

Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
>$40.00	62,946	0.5	62,946
$30.00-$39.99	806	0.2	806
$20.00-$29.99	-	-	-
$10.00-$19.99	19,058	3.8	19,058
$0.00-$9.99	703,794	7.0	703,794
	786,604	6.7	786,604

F-23

10. Derivative liability

As discussed in Note 9, in February 2020, the Company entered into the Bridge Financing for the sale of up to 1,500 shares of Series 2 Preferred Stock with an institutional investor for gross proceeds to the Company of up to $1,500,000. This agreement contains a cash “true-up” or “make-whole” provision that is required to be settled on the first trading day after the six month anniversary of their issuance by Amergent. Amergent is required to pay the holder and amount equal to the True-Up Payment discussed in Note 9.

Under U.S. GAAP, a cash settled make-whole provision such as the one described in the preceding paragraph is required to be accounted for as a derivative, thus necessitating that the amount be initially recorded as a reduction to the Series 2 Preferred Stock and then be adjusted to fair value at each balance sheet date and shown as liabilities in the accompanying condensed consolidated balance sheets. The fair values of this derivative was calculated at its original issuance date and at March 31, 2020 using a Monte Carlo simulation valuation method.

Assumptions used in calculating the fair value of the make-whole provision at the issuance date and as of March 31, 2020 include the following:

March 31, 2020
Sonnet
Dividend Yield	0%
Expected volatility	110%
Risk-free interest rate	0%
Expected remaining term (in years)	0.356

Amergent
Dividend Yield	0%
Expected volatility	134%
Risk-free interest rate	0.13%
Expected remaining term (in years)	0.356

Correlation between the returns on Sonnet and Amergent	19%

Issuance Date
Chanticleer
Dividend Yield	0%
Expected volatility	83%
Risk-free interest rate	0.13%
Expected remaining term (in years)	0.50

In addition to the assumptions above, the valuation model also takes into account the expected conversion shares which will be issued in either the Company or Amergent based on the conversion limits set by the Series 2 Preferred Stock agreement.

The fair values and the changes in fair values of this derivative liability as of, and during the three months ended, March 31, 2020 is as follows:

(Unaudited)
March 31, 2020
Balance beginning of period	-
Bifurcation of derivative liability from preferred stock series 2	529,000
Loss on change in fair value for the period	297,000
Balance, end of period	$826,000

F-24

11. COMMITMENTS AND CONTINGENCIES

Legal proceedings

On March 26, 2013, our South African operations received Notice of Motion filed in the Kwazulu-Natal High Court, Durban, Republic of South Africa, filed against Rolalor (PTY) LTD (“Rolalor”) and Labyrinth Trading 18 (PTY) LTD (“Labyrinth”) by Jennifer Catherine Mary Shaw (“Shaw”). It was requested that the Respondents, Rolalor and Labyrinth, be wound up in satisfaction of an alleged debt owed in the total amount of R4,082,636 (approximately $480,000). The outcome of the case resulted in the proposed liquidation of Rolalar in which the Company did not object as the entity has no assets. The Company does not expect there to be a material impact as a result of the proceedings, as the South African entities were sold, and the buyers retained any and all liabilities.

No amounts have been accrued as of March 31, 2020 and December 31, 2019 in the accompanying condensed consolidated and combined balance sheets.

From time to time, the Company may be involved in legal proceedings and claims that have arisen in the ordinary course of business are generally covered by insurance. As of March 31, 2020, the Company does not expect the amount of ultimate liability with respect to these matters to be material to the Company’s financial condition, results of operations or cash flows.

Leases

The Company’s leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

Some of the Company’s leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional percentage of the restaurant’s sales in excess of stipulated amounts. Operating lease liabilities are calculated using the prevailing index or rate at lease commencement. Subsequent escalations in the index or rate and contingent rental payments are recognized as variable lease expenses. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. As part of the lease agreements, the Company is also responsible for payments regarding non-lease components (common area maintenance, operating expenses, etc.) and percentage rent payments based on monthly or annual restaurant sales amounts which are considered variable costs and are not included as part of the lease liabilities.

Related to the adoption of Leases Topic 842, our policy elections were as follows:

Separation of lease and non-lease components

The Company elected this expedient to account for lease and non-lease components as a single component for the entire population of operating lease assets.

F-25

Short-term policy

The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that we are reasonably certain to exercise, are not recorded on the balance sheet.

Supplemental balance sheet information related to leases was as follows:

		(Unaudited)
Operating Leases	Classification	March 31, 2020	December 31, 2019
Right-of-use assets	Operating lease assets	$11,256,497	$11,668,026

Current lease liabilities	Current operating lease liabilities	3,183,302	3,299,309
Non-current lease liabilities	Long-term operating lease liabilities	14,064,517	14,382,354
		$17,247,819	$17,681,663

Lease term and discount rate were as follows:

	(Unaudited)
	March 31, 2020	December 31, 2019
Weighted average remaining lease term (years)	7.94	8.19
Weighted average discount rate	10%	10%

12. SUBSEQUENT EVENTS

Spin-Off of Restaurant Operations

In connection with the Merger, on April 1, 2020, the Company completed the spin-off through the contribution and transfer (the “Contribution”) to Amergent of all of the assets and liabilities relating to the Company’s restaurant business conducted prior to the Merger. Previously, on March 16, 2020, the Company’s Board of Directors (the “Board”) declared a dividend with respect to the shares of Common Stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Common Stock. Such dividend, which together with the Contribution is referred to as the “Spin-Off,” was paid on April 1, 2020.

Upon completion of the merger and spin-off, Chanticleer retained the right to utilize the accumulated net operating losses of the restaurant operations for federal income tax purposes.  Amergent will be unable to utilize these historic net operating losses to offset any future taxable income from the operations of Amergent.

F-26

Redemption of Series 1 Preferred Units

In connection with and prior to the Merger, all outstanding Series 1 Preferred Units, comprised of shares of the Company’s 9% Redeemable Series 1 Preferred Stock and warrants to purchase Common Stock, were redeemed and extinguished for their cash redemption price of $13.50 per unit.

Settlement of 8% Debentures

In connection with and prior to the Merger and Spin-Off, pursuant to an agreement among Amergent, Oz Rey, LLC, a Texas limited liability company, the Company and certain other purchasers, the Company was released from all of its obligations under its 8% non-convertible secured debentures issued in May 2017, and the debentures were cancelled. In exchange, Amergent (i) issued 10% convertible secured debentures in an aggregate principal amount of $4,000,000 to the purchasers under the agreement, (ii) issued warrants to purchase common stock of Amergent to certain of the purchasers, and (iii) remitted payment of $1,350,000 plus reimbursement of certain expenses to the purchasers.

Exchange and Cancellation of Series 2 Preferred Stock

In connection with the Merger, all outstanding shares of Chanticleer’s Series 2 Convertible Preferred Stock were automatically cancelled and exchanged for substantially similar shares of preferred stock in Amergent.

Payoff of Bridge Note

The Company entered into a promissory note with Sonnet Sub on January 21, 2020. The note had a principal amount of $210,000, was issued at a discount of $10,000, representing legal fees incurred by Sonnet Sub in the preparation of the note, and had a stated interest rate of 10% per year. The note was due on the earliest of (i) the date on which the Company received gross proceeds in excess of $500,000 from any bridge loan, capital raise or other financing transaction and (ii) July 21, 2020. The note became due upon the closing of the Bridge Financing (described in Note 9). The outstanding balance of the note, including interest was $201,521 as of March 31, 2020. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, the note was settled for $214,142.

PPP Loan

On March 27, Congress passed “The Coronavirus Aid, Relief, and Economic Security Act” (CARES Act), which included the “Paycheck Protection Program” (PPP) for small businesses. On April 27, 2020, Amergent received a PPP loan in the amount of $2.1 million. Due to the spin-off and merger, Amergent was not publicly traded at the time of the loan application or funding.

The note bears interest at 1% per annum, matures in April 2022, and requires monthly interest and principal payments of approximately $119,000 beginning in November 2020 and through maturity. The currently issued guidelines of the program allow for the loan proceeds to be forgiven if certain requirements are met. Any loan proceeds not forgiven will be repaid in full.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Amergent Hospitality Group Inc. and Subsidiaries

Charlotte, North Carolina

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheets of Amergent Hospitality Group Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated and combined statements of operations, comprehensive loss, equity (deficit), and cash flows for the years then ended, and the related notes, (the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred $18.5 million in losses for the year ended December 31, 2019, that included $9.1 million in asset impairments, and the Company has a working capital deficit of approximately $16.9 million as of December 31, 2019. These conditions, together with the uncertainties arising from the Coronavirus pandemic, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Changes in Accounting Principle

As discussed in Note 2, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2015.

Charlotte, North Carolina

June 3, 2020

F-28

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Balance Sheets

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$500,681	$523,776
Restricted cash	336	335
Accounts and other receivables, net	131,887	325,355
Inventories	287,111	335,214
Prepaid expenses and other current assets	249,579	159,206

TOTAL CURRENT ASSETS	1,169,594	1,343,886
Property and equipment, net	5,630,490	9,756,272
Operating lease assets	11,668,026	-
Goodwill	8,567,888	10,564,353
Intangible assets, net	3,656,995	4,469,815
Investments	381,397	800,000
Deposits and other assets	309,462	386,081
Assets of discontinued operations	149,000	2,472,833
TOTAL ASSETS	$31,532,852	$29,793,240

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$8,165,195	$6,176,138
Current maturities of long-term debt and notes payable	6,630,961	3,663,192
Current maturities of convertible notes payable	-	3,000,000
Current operating lease liabilities	3,299,309	-
Due to related parties	-	185,726

TOTAL CURRENT LIABILITIES	18,095,465	13,025,056
Long-term debt	-	3,000,000
Redeemable preferred stock Series 1: no par value, 62,876 shares issued and outstanding, net of discount of $139,131 and $173,914, respectively	709,695	674,912
Deferred rent	-	2,297,199
Long-term operating lease liabilities	14,382,354	-
Deferred revenue	959,445	1,174,506
Deferred tax liabilities	102,304	76,765
Liabilities of discontinued operations	435,600	1,287,277
TOTAL LIABILITIES	34,684,863	21,535,715
Commitments and contingencies (see Note 16)
Equity (Deficit):
Preferred stock: no par value; authorized 5,000,000 shares; 62,876 issued and outstanding	-	-
Common stock: $0.0001 par value; authorized 50,000,000 shares; issued and outstanding 10,404,347 and 3,715,444 shares, respectively	1,041	373
Additional paid in capital	71,505,989	64,756,903
Accumulated other comprehensive loss	(46,437)	(202,115)
Accumulated deficit	(75,068,385)	(57,124,673)
Total Amergent Hospitality Group, Inc, Stockholders’ Equity (Deficit)	(3,607,792)	7,430,488
Non-Controlling Interests	455,781	827,037
TOTAL EQUITY (DEFICIT)	(3,152,011)	8,257,525
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$31,532,852	$29,793,240

See accompanying notes to consolidated and combined financial statements

F-29

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Statements of Operations

	Year Ended
	December 31, 2019	December 31, 2018
Revenue:
Restaurant sales, net	$29,055,521	$29,785,526
Gaming income, net	462,507	402,611
Management fee income	50,000	100,000
Franchise income	575,090	445,335
Total revenue	30,143,118	30,733,472
Expenses:
Restaurant cost of sales	9,494,777	9,701,549
Restaurant operating expenses	19,406,358	18,423,991
Restaurant pre-opening and closing expenses	361,554	398,473
General and administrative expenses	5,966,447	3,862,146
Asset impairment charge	9,149,852	1,899,817
Depreciation and amortization	1,842,352	1,816,826
Total expenses	46,221,340	36,102,802
Operating loss	(16,078,222)	(5,369,330)
Other expense
Interest expense	(673,573)	(2,549,436)
Other income (expense)	(617,837)	(152,780)
Total other expense	(1,291,410)	(2,702,216)
Loss before income taxes	(17,369,632)	(8,071,546)
Income tax benefit (expense)	(73,726)	701,224
Loss from continuing operations	(17,443,358)	(7,370,322)
Discontinued operations
Income (Loss) from discontinued operations, net of tax	(1,021,674)	171,055
Net loss	(18,465,032)	(7,199,267)
Less: Net loss attributable to non-controlling interests	402,386	507,955
Less: Net loss attributable to non-controlling interest of discontinued operations	336,262	(163,108)
Net loss attributable to Amergent Hospitality Group Inc.	(17,726,384)	(6,854,420)
Dividends on redeemable preferred stock	(112,238)	(118,604)
Net loss attributable to common shareholders of Amergent Hospitality Group Inc.	$(17,838,622)	$(6,973,024)

Net loss attributable to Amergent Hospitality Group Inc. per common share, basic and diluted:	$(2.56)	$(1.98)

Net loss attributable to Amergent Hospitality Group Inc. Before Discontinued Operations per common share, basic and diluted:	$(2.46)	$(1.98)
Weighted average shares outstanding, basic and diluted	6,978,848	3,520,125

See accompanying notes to consolidated and combined financial statements

F-30

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Statements of Comprehensive Loss

	Year Ended
	December 31, 2019	December, 2018

Net loss attributable to Amergent Hospitality Group Inc.	$(17,726,384)	$(6,854,420)
Foreign currency translation gain (loss)	155,678	732,786
Comprehensive loss	$(17,570,706)	$(6,121,634)

See accompanying notes to consolidated and combined financial statements

F-31

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Statements of Equity (Deficit)

Years Ended December 31, 2019 and 2018

						Accumulated
			Additional	Common		Other		Non-
	Common Stock		Paid-in	Stock	Subscriptions	Comprehensive	Accumulated	Controlling
	Shares	Amount	Capital	Subscribed	Receivable	Loss	Deficit	Interest	Total

Balance, December 31, 2017	3,045,809	$305	$60,750,330	$-	$-	$(934,901)	$(49,109,303)	$782,453	$11,488,884

Common stock and warrants issued for:				-	-
Consulting services	1,231	-	3,767	-	-	-	-	-	3,767
Convertible debt	66,667	7	199,994	-	-	-		-	200,001
Preferred Unit dividend	8,502	1	19,525	-	-	-	(27,794)	-	(8,268)
Foreign currency translation	-	-	-	-	-	824,941	-	-	824,941
Shares issued on exercise of warrants	100,000	10	289,990	-	-	-	-	-	290,000
Net loss	-	-	-	-	-	-	(2,597,432)	(84,407)	(2,681,839)
Cumulative effect of change in accounting principle	-	-	-	-	-	-	(1,042,346)	-	(1,042,346)
Balance, March 31, 2018	3,222,209	323	61,263,606	-	-	(109,960)	(52,776,875)	698,046	9,075,140

Common stock and warrants issued for:
Cash proceeds, net	403,214	41	1,372,142	-	-	-	-	-	1,372,183
Consulting services	55,257	5	150,996	-	-	-		-	151,001
Preferred Unit dividend	5,790	1	19,098	-	-	-	(28,007)	-	(8,908)
Accrued interest on note payable	12,800	1	43,343	-	-	-	-	-	43,344
Foreign currency translation	-	-	-	-	-	3,271	-	-	3,271
Non-controlling interest contributions	-	-	-	-	-	-	-	750,000	750,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(42,603)	(42,603)
Reclassification of Minority Interest	-	-	353,699	-	-	-	-	(353,699)	-
Net loss	-	-	-	-	-	-	(760,462)	(45,343)	(805,805)
Balance, June 30, 2018	3,699,270	371	63,202,884	-	-	(106,689)	(53,565,344)	1,006,401	10,537,623

Common stock and warrants issued for:
Preferred Unit dividend	7,293	1	19,310	-	-	-	(28,219)	-	(8,908)
Foreign currency translation	-	-	-	-	-	(33,989)	-	-	(33,989)
Non-controlling interest contributions	-	-	-	-	-	-	-	50,000	50,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(58,557)	(58,557)
Reclassification of Minority Interest	-	-	(4,723)	-	-	-	-	4,723	-
Net loss	-	-	-	-	-	-	(1,237,875)	(80,737)	(1,318,612)
Balance, September 30, 2018	3,706,563	372	63,217,471	-	-	(140,678)	(54,831,438)	921,830	9,167,557

Common stock and warrants issued for:
Preferred Unit dividend	8,881	1	19,522			-	(34,585)	-	(15,062)
Foreign currency translation	-	-	-			(61,437)	-	-	(61,437)
Warrants issued in debt modification	-	-	1,494,999			-	-	-	1,494,999
Shareholder payment for short swing	-	-	5,546			-	-	-	5,546
Non-controlling interest contributions	-	-	-			-	-	100,000	100,000
Non-controlling interest distributions	-	-	-			-	-	(41,063)	(41,063)
Reclassification of Minority Interest	-	-	19,365			-	-	(19,365)	-
Net loss	-	-	-			-	(2,258,650)	(134,365)	(2,393,015)
Balance, December 31, 2018	3,715,444	$373	$64,756,903	$-	$-	$(202,115)	$(57,124,673)	$827,037	$8,257,525

F-32

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated & Combined Statements of Equity (Deficit) (Continued)

Years Ended December 31, 2019 and 2018

						Accumulated
			Additional	Common		other		Non
	Common Stock		Paid-in	Stock	Subscriptions	Comprehensive	Accumulated	Controlling
	Shares	Amount	Capital	Subscribed	Receivable	Loss	Deficit	Interest	Total

Common stock and warrants issued for:				-	-
Preferred Unit dividend	16,342	1	19,521	-	-	-	(27,795)	-	(8,273)
Share-based compensation	-	-	100,707	-	-	-	-	-	100,707
Foreign currency translation	-	-	-	-	-	37,832	-	-	37,832
Non-controlling interest contributions	-	-	-	-	-	-	-	575,000	575,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(10,804)	(10,804)
Reclassification of Minority Interest	-	-	249,104	-	-	-	-	(249,104)	-
Net loss	-	-	-	-	-	-	(1,873,072)	(115,591)	(1,988,663)
Balance, March 31, 2019	3,731,786	374	65,126,235	-	-	(164,283)	(59,025,540)	1,026,538	6,963,324

Common stock and warrants issued for:
Director fees	104,828	10	252,949	-	-	-	-	-	252,959
Consulting services	36,765	4	117,087	-	-	-	-	-	117,091
Preferred Unit dividend	11,844	1	19,097	-	-	-	(28,003)	-	(8,905)
Accrued interest on note payable	8,800	1	13,839	-	-	-	-	-	13,840
Share-based compensation	45,000	5	8,704	-	-	-	-	-	8,709
Stock issued to settle convertible debt and note payable	3,075,000	308	3,074,692	-	-	-	-	-	3,075,000
Subscriptions pursuant to rights offering, net	-	-	2,614,623	300	(2,694,530)	-	-	-	(79,607)
Foreign currency translation	-	-	-	-	-	(67,827)	-	-	(67,827)
Shareholder payment for short swing	-	-	1,676	-	-	-	-	-	1,676
Non-controlling interest distributions	-	-	-	-	-	-	-	(16,777)	(16,777)
Reclassification of Minority Interest	-	-	(18,699)	-	-	-	-	18,699	-
Net loss	-	-	-	-	-	-	(3,216,799)	(118,867)	(3,335,666)
Balance, June 30, 2019	7,014,023	$703	$71,210,203	$300	$(2,694,530)	$(232,110)	$(62,270,342)	$909,593	$6,923,817

Common stock and warrants issued for:
Preferred Unit dividend	19,387	2	19,006	-	-	-	(28,219)	-	(9,211)
Subscriptions pursuant to rights offering, net	3,009,733	300	(308)	(300)	2,694,530	-	-	-	2,694,222
Share-based compensation	-	-	8,709	-	-	-	-	-	8,709
Stock issued to settle convertible debt and note payable	-	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	(159,759)	-	-	(159,759)
Non-controlling interest distributions	-	-	-	-	-	-	-	(33,605)	(33,605)
Reclassification of Minority Interest	-	-	(15,598)	-	-	-	-	15,598	-
Net loss	-	-	-	-	-	-	(3,884,741)	(406,544)	(4,291,285)
Balance, September 30, 2019	10,043,143	1,005	71,222,012	-	-	(391,869)	(66,183,302)	485,042	5,132,888

Common stock:
Director fees	89,647	9	83,991	-	-	-	-	-	84,000
Preferred Unit dividend	30,402	3	19,520	-	-	-	(28,221)	-	(8,698)
Accrued interest on note payable	1,600	-	-	-	-	-	-	-	-
Exercise of warrants at reduced price of $0.50	239,555	24	258,144	-	-	-	(105,089)	-	153,079
Share-based compensation	-	-	8,709	-	-	-	-	-	8,709
Stock issued to settle convertible debt and note payable	-	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	345,432	-	-	345,432
Non-controlling interest distributions	-	-	-	-	-	-	-	(18,002)	(18,002)
Reclassification of Minority Interest	-	-	(86,387)	-	-	-	-	86,387	-
Net loss	-	-	-	-	-	-	(8,751,773)	(97,646)	(8,849,419)
Balance, December 31, 2019	10,404,347	$1,041	$71,505,989	$-	$-	$(46,437)	$(75,068,385)	$455,781	$(3,152,011)

See accompanying notes to consolidated and combined financial statements

F-33

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Statements of Cash Flows

	Years Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(18,465,032)	$(7,199,267)
Net income (loss) from discontinued operations	1,021,674	(171,055)
Net loss from continuing operations	(17,443,358)	(7,370,322)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,842,352	1,816,826
Amortization of operating lease assets	1,701,962	-
Asset impairment charges	9,149,852	1,899,817
Write-off investment in HOA	435,000	-
Common stock and warrants issued for services	24,507	129,767
Stock based compensation	126,829	-
Loss on warrant inducement	105,089	-
Gain on investments	(21,616)	45,932
Gain on tax settlements	(195,982)	-
Amortization of debt discount and discount on preferred stock	-	893,873
Change in assets and liabilities:
Accounts and other receivables	180,431	114,007
Prepaid and other assets	(152,588)	2,767
Inventory	(68,163)	72,802
Accounts payable and accrued liabilities	2,134,821	2,511,940
Change in amounts payable to related parties	(185,726)	(624)
Deferred income taxes	25,539	(779,359)
Operating lease liabilities	(1,793,197)	-
Deferred revenue	(215,061)	(22,130)
Deferred rent	-	(54,307)
Net cash flows from continuing operating activities	(4,349,309)	(739,011)
Net cash flows from operating activities from discontinued operations	302,759	(370,623)
Net cash flows from operating activities	(4,046,550)	(1,109,634)

Cash flows from investing activities:
Purchase of property and equipment	(472,882)	(1,698,747)
Proceeds from tenant improvement allowances	335,075	-
Cash paid for acquisitions	-	(30,000)
Proceeds from sale of assets	525,872	-
Net cash flows from continuing investing activities	388,065	(1,728,747)
Net cash flow from investing activities from discontinued operations	290,604	(322,284)
Net cash flows from investing activities	678,669	(2,051,031)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	153,055	1,687,184
Proceeds from rights offering, net	2,694,530	-
Loan proceeds	-	-
Loan repayments	-	(270,579)
Distributions to non-controlling interest	(79,188)	(101,163)
Contributions from non-controlling interest	575,000	800,000
Net cash flows from continuing financing activities	3,343,397	2,115,442
Net cash flows from financing activities from discontinued operations	-	33,652
Net cash flows from financing activities	3,343,397	2,115,442
Effect of exchange rate changes on cash	1,390	3,091
Net increase (decrease) in cash and restricted cash	(23,094)	(1,042,132)
Cash and restricted cash, beginning of period	524,111	1,566,243
Cash and restricted cash, end of period	$501,017	$524,111

Supplemental Information:
Cash & Restricted Cash
Cash	$500,681	$523,776
Restricted Cash	336	335
	$501,017	$524,111

See accompanying notes to consolidated and combined financial statements

F-34

Amergent Hospitality Group Inc. and Subsidiaries

Consolidated and Combined Statements of Cash Flows, continued

	Years Ended
	December 31, 2019	December 31, 2018

Supplemental cash flow information:
Cash paid for interest and income taxes:
Interest	$556,352	$553,898
Income taxes	110,707	40,589

Non-cash investing and financing activities:
Convertible debt settled through issuance of common stock	-	200,000
Accrued interest settled through issuance of convertible debt	-	43,345
Preferred stock dividends paid through issuance of common stock	77,144	77,452
Common stock issued for payment of directors fees	444,119	-
Convertible debt and notes payable settled through subscriptions in the rights offering	3,075,000	-
Debt issued to fund acquisitions	-	196,366
Fixed asset additions included in accounts payable and accrued expenses at year end	330,771	510,788
Default interest paid in connection with warrants issued as part of debt modification	-	1,494,999

See accompanying notes to consolidated and combined financial statements

F-35

Amergent Hospitality Group Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements

1. Nature of Business

BASIS OF PRESENTATION

Amergent Hospitality Group Inc. (“Amergent”) was incorporated on February 18, 2020 as a wholly- owned subsidiary of Chanticleer Holdings, Inc. (“Chanticleer”) for the purpose of conducting the business of Chanticleer and its subsidiaries after completion of the spin-off of Amergent to the shareholders of Chanticleer. The spin-off transaction was completed on April 1, 2020.

On March 31, 2020, Chanticleer contributed all its assets and liabilities, including the stock interest in all its subsidiaries (other than Amergent), to Amergent. Based on this being a transaction between entities under common control the carryover basis of accounting was used to record the assets and liabilities contributed to Amergent. Further, as a common control transaction the combined financial statements of Amergent reflect the transaction as if the contribution had occurred as of the earliest period presented herein.

Organization, MERGER, SPIN-OFF

On April 1, 2020, Chanticleer completed its merger transaction with Sonnet BioTherapeutics Holdings, Inc. (“Sonnet Sub”), in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019, among Chanticleer, Biosub Inc. (“Merger Sub”), and Sonnet Sub, as amended by Amendment No. 1 thereto, dated as of February 7, 2020 (as so amended, the “Merger Agreement”), pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of Chanticleer (the “Merger”). On April 1, 2020, in connection with the Merger, Chanticleer changed its name to “Sonnet BioTherapeutics Holdings, Inc.”

In connection with and prior to the Merger, Chanticleer contributed and transferred to Amergent, a newly formed, wholly owned subsidiary of Chanticleer, all of the assets and liabilities relating to Chanticleer’s restaurant business. On March 16, 2020, the board of directors of Chanticleer declared a dividend with respect to the shares of Chanticleer common stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock held by Chanticleer for each outstanding share of Chanticleer common stock. The dividend, which together with the contribution and transfer of Chanticleer’s restaurant business described above, is referred to as the “Spin-Off.” Prior to the Spin-Off, Amergent engaged in no business or operations.

The Spin-Off of Amergent to the stockholders of record on March 26, 2020 occurred prior to the Merger on April 1, 2020. As a result of the Spin-Off, Amergent emerged as successor to the business, operations, assets and liabilities of pre-merger Chanticleer. Additionally, Amergent’s shareholder base and their holdings (on a pro-rata basis) are substantially identical to that of pre-merger Chanticleer.

Since all of Chanticleer’s then current restaurant business operations were contributed to Amergent and the stockholders of record received the same pro-rata ownership in Amergent as in Chanticleer, the Spin-Off was recognized by Amergent at the carrying value of the assets and liabilities contributed to Chanticleer.

In connection with the Merger on April 1, 2020 Amergent received proceeds from Sonnet of $6,000,000 as well as warrants to purchase 2% of the outstanding shares of Sonnet common stock for $0.01 per share. Amergent simultaneously entered into agreements to refinance a note payable and issue warrants to the note holder.

F-36

The consolidated and combined financial statements include the accounts of Amergent Hospitality Group Inc. and its subsidiaries presented below (collectively referred to as the “Company”):

Name	Jurisdiction of Incorporation	Percent Owned
AMERGENT HOSPITALITY GROUP INC.	DE, USA

American Roadside Burgers, Inc.	DE, USA	100%
American Burger Ally, LLC	NC, USA	100%
American Burger Morehead, LLC	NC, USA	100%
American Burger Prosperity, LLC	NC, USA	50%
American Roadside Burgers Smithtown, Inc.	DE, USA	100%
BGR Acquisition, LLC	NC, USA	100%
BGR Franchising, LLC	VA, USA	100%
BGR Operations, LLC	VA, USA	100%
BGR Acquisition 1, LLC	NC, USA	100%
BGR Annapolis, LLC	MD, USA	100%
BGR Arlington, LLC	VA, USA	46%
BGR Columbia, LLC	MD, USA	100%
BGR Michigan Ave, LLC	DC, USA	100%
BGR Mosaic, LLC	VA, USA	100%
BGR Old Keene Mill, LLC	VA, USA	100%
BGR Washingtonian, LLC	MD, USA	46%
Capitol Burger, LLC	MD, USA	100%
BT Burger Acquisition, LLC	NC, USA	100%
BT’s Burgerjoint Rivergate LLC	NC, USA	100%
BT’s Burgerjoint Sun Valley, LLC	NC, USA	100%
LBB Acquisition, LLC	NC, USA	100%
Cuarto LLC	OR, USA	100%
LBB Acquisition 1 LLC	OR, USA	100%
LBB Hassalo LLC	OR, USA	80%
LBB Platform LLC	OR, USA	80%
LBB Capitol Hill LLC	WA, USA	50%
LBB Franchising LLC	NC, USA	100%
LBB Green Lake LLC	OR, USA	50%
LBB Lake Oswego LLC	OR, USA	100%
LBB Magnolia Plaza LLC	NC, USA	50%
LBB Multnomah Village LLC	OR, USA	50%
LBB Progress Ridge LLC	OR, USA	50%
LBB Rea Farms LLC	NC, USA	50%
LBB Wallingford LLC	WA, USA	50%
LBB Downtown PDX LLC	OR, USA	100%
Noveno LLC	OR, USA	100%
Octavo LLC	OR, USA	100%
Primero LLC	OR, USA	100%
Quinto LLC	OR, USA	100%
Segundo LLC	OR, USA	100%
Septimo LLC	OR, USA	100%
Sexto LLC	OR, USA	100%
Jantzen Beach Wings, LLC	OR, USA	100%
Oregon Owl’s Nest, LLC	OR, USA	100%
West End Wings LTD	United Kingdom	100%

F-37

All significant inter-company balances and transactions have been eliminated in consolidation and combination.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

As of December 31, 2019, the Company’s cash balance was approximately $500,000, working capital was negative $16.9 million, and there were significant near-term commitments and contractual obligations. The level of additional cash needed to fund operations and the Company’s ability to conduct business for the next twelve months will be influenced primarily by the following factors:

●	ability to access the capital and debt markets to satisfy current obligations and operate the business;
●	ability to access the capital and debt markets to satisfy current obligations and operate the business;
●	ability to refinance or otherwise extend maturities of current debt obligations;
●	the level of investment in acquisition of new restaurant businesses and entering new markets;
●	ability to manage our operating expenses and maintain gross margins as we grow;
●	popularity of and demand for the Company’s fast-casual dining concepts; and
●	general economic conditions and changes in consumer discretionary income.

The Company has typically funded operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing.

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The COVID-19 outbreak in the United States has resulted in a significant impact throughout the hospitality industry. The Company has been impacted due to restrictions placed on them by state and local governments that caused temporary restaurant closures or significantly reduced the Company’s ability to operate, restricting the Company’s restaurants to take-out only. It is difficult to estimate the length or severity of this outbreak; however, the Company has made operational changes, as needed, to reduce the impact, however there can be no certainty regarding the length and severity of the outbreak and such its ultimate financial impact on the restaurant operations.

As a result of the Merger and Spin-Off on April 1, 2020, Amergent received $6,000,000 in cash and warrants to purchase 186,161 shares of Sonnet’s common stock as well as paid down and refinanced certain debt obligations utilizing a portion of the $6,000,000 proceeds. Even considering the additional liquidity on April 1, 2020, there can be no assurances that Amergent will not need to seek additional debt or equity funding or that such funding would be available at commercially reasonable terms, if at all.

As Amergent executes its business plan over the next 12 months, it intends to carefully monitor the impact of growth on its working capital needs and cash balances relative to the availability of cost-effective debt and equity financing. In the event that capital is not available, Amergent may then have to scale back or freeze its growth plans, sell assets on less than favorable terms, reduce expenses, and/or curtail future acquisition plans to manage its liquidity and capital resources.

The Company’s current operating losses, combined with its working capital deficit and uncertainties regarding the impact of COVID-19 raise substantial doubt about our ability to continue as a going concern.

F-38

The accompanying consolidated and combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the valuation of the investments, deferred tax asset valuation allowances, valuing options and warrants using the Binomial Lattice and Black-Scholes models, intangible asset valuations and useful lives, depreciation and uncollectible accounts and reserves. Actual results could differ from those estimates.

REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method applied to those contracts which were not completed as of December 31, 2017. The Company elected a practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date, which did not have a material impact to the Company’s consolidated and combined financial statements.

Upon adoption, the Company recorded a decrease to opening stockholders’ equity of $1,042,000 with a corresponding increase of $1,042,000 in deferred revenue. Additional franchise income of $83,000 was recognized during the year-ended December 31, 2018 under ASC 606, compared to what would have been recognized under ASC 605.

Prior to the adoption of ASC 606, the Company’s initial franchise fees were recorded as deferred revenue when received and proportionate amounts were recognized as revenue when certain milestones such as completion of employee training, lease signing, and store opening were achieved. With the adoption of ASC 606, such initial franchise fees are deferred and recognized over the franchise license term as discussed further below.

The Company generates revenues from the following sources: (i) restaurant sales; (ii) management fee income; (iii) gaming income; and (iv) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Restaurant Sales, Net

The Company records revenue from restaurant sales at the time of sale, net of discounts, coupons, employee meals, and complimentary meals and gift cards. Sales tax and value added tax (“VAT”) collected from customers and remitted to governmental authorities are presented on a net basis within revenue in the Company’s consolidated and combined statements of operations.

Management Fee Income

The Company receives revenue from management fees from certain non-affiliated companies, including from managing its investment in Hooters of America which are generally earned and recognized over the performance period.

Gaming Income

The Company receives revenue from operating a gaming facility adjacent to its Hooters restaurant in Jantzen Beach, Oregon. Revenue from gaming is recognized as earned from gaming activities, net of payouts to customers, taxes and government fees. These fees are recognized as they are earned based on the terms of the agreements.

F-39

Franchise Income

The Company grants franchises to operators in exchange for initial franchise license fees and continuing royalty payments. The license granted for each restaurant or area is considered a performance obligation. All other obligations (such as providing assistance during the opening of a restaurant) are combined with the license and were determined to be a single performance obligation. Accordingly, the total transaction price (comprised of the restaurant opening and territory fees) is allocated to each restaurant expected to be opened by the licensee under the contract. There are significant judgments regarding the estimated total transaction price, including the number of stores expected to be opened. We recognize the fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee revenues and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Contract Liabilities

Deferred revenue consists of contract liabilities resulting from initial and renewal franchise license fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement, as well as upfront development fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement once it is executed or if the development agreement is terminated.

At December 31, 2019 and 2018, significant contract balances were as follows:

	December 31, 2019	December 31, 2018

Deferred Revenue	$959,445	$1,174,506

	Fiscal 2019	Fiscal 2018
Timing of recognition of revenue:
Recognized point-in-time - restaurant sales	$29,055,521	$29,785,526
Recognized point-in-time - gaming income	462,507	402,611
Recognized point-in-time - franchise royalties	360,029	362,360
Recognized over time - initial franchise fees	215,061	82,975
Recognized over time - management fee income	50,000	100,000
	$30,143,118	$30,733,472

RESTAURANT PRE-OPENING and closing EXPENSES

Restaurant pre-opening and closing expenses are non-capital expenditures and are expensed as incurred. Restaurant pre-opening expenses consist of the costs of hiring and training the initial hourly work force for each new restaurant, travel, the cost of food and supplies used in training, grand opening promotional costs, the cost of the initial stocking of operating supplies and other direct costs related to the opening of a restaurant, including rent during the construction and in-restaurant training period. Restaurant closing expenses consists of the costs related to the closing of a restaurant location and include write-off of property and equipment, lease termination costs and other costs directly related to the closure, and have been treated as an asset impairment charge in the income statement. Pre-opening and closing expenses are expensed as incurred.

LIQUOR LICENSES

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite-lived intangible assets and included in other assets. Liquor licenses are reviewed for impairment annually or when events or changes in circumstances indicate that the carrying amount may not be recoverable. Annual liquor license renewal fees are expensed over the renewal term.

F-40

ACCOUNTS AND OTHER RECEIVABLES

The Company monitors its exposure for credit losses on its receivable balances and the credit worthiness of its receivables on an ongoing basis and records related allowances for doubtful accounts. Allowances are estimated based upon specific customer and other balances, where a risk of default has been identified, and also include a provision for non-customer specific defaults based upon historical experience. The majority of the Company’s accounts are from customer credit card transactions with minimal historical credit risk. As of December 31, 2019 and 2018, the Company has not recorded an allowance for doubtful accounts. If circumstances related to specific customers change, estimates of the recoverability of receivables could also change.

INVENTORIES

Inventories are recorded at the lower of cost (first-in, first-out method) or net realizable value, and consist primarily of restaurant food items, supplies, beverages and merchandise.

LEASES

We determine if a contract contains a lease at inception. Our material operating leases consist of restaurant locations and office space. Our leases generally have remaining terms of 1-20 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods up to a term of 20 years.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term.

Operating lease assets are considered impaired when their carrying values are in excess of their future undiscounted cash flows. For the year ended December 31, 2019 the Company determined that the undiscounted cash flows from certain operating lease assets was less than their carrying value due primarily to the closure of three restaurant locations during the year. As such, the Company recorded an impairment charge of approximately $3,200,000 as this was the amount by which the carrying value of the right of use assets exceeded their fair value. The Company utilized a discounted cash flow model to determine the fair value of its operating lease assets.

The related operating lease liability is not written off until such time that the Company is contractually relieved of its future lease obligations. As of December 31, 2019, there were three restaurant locations that the Company had abandoned and maintained its operating lease liabilities as the Company had not negotiated the termination of the underlying leases with its landlords. Such liabilities amount to approximately $2,300,000 and are reflected as operating lease liabilities on the accompanying consolidated and combined balance sheet. We are not contractually obligated to guarantee leasing arrangements between franchisees and their landlords.

fair value of financial instruments

The Company is required to disclose fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash, accounts receivable, other receivables, accounts payable, accrued expenses, other current liabilities, convertible notes payable and notes payable approximate fair value due to the short-term maturities of these financial instruments and/or because related interest rates offered to the Company approximate current rates.

F-41

Leasehold Improvements, PropertY, and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization, which includes amortization of assets held under capital leases, are recorded generally using the straight-line method over the estimated useful lives of the respective assets or, if shorter, the term of the lease for certain assets held under a capital lease. Leasehold improvements are amortized over the lesser of the expected lease term, or the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs that do not improve or extend the useful lives of the assets are not considered assets and are charged to expense when incurred.

The estimated useful lives used to compute depreciation and amortization are as follows:

Leasehold improvements	5-15 years
Restaurant furnishings and equipment	3-10 years
Furniture and fixtures	3-10 years
Office and computer equipment	3-7 years

Long-lived assets are considered impaired when their carrying values are in excess of their future undiscounted cash flows. For the year ended December 31, 2019 the Company determined that the undiscounted cash flows from certain leasehold improvements and property and equipment was less than their carrying value due to revenue declines from increased competition at certain restaurant locations as well as the closure of other locations. As such, the Company recorded an impairment charge of approximately $3,400,000 as this was the amount by which the carrying value of the leasehold improvements and property and equipment exceeded their fair value. The Company utilized a discounted cash flow model to determine the fair value of its leasehold improvements and property and equipment.

Goodwill and Intangible Assets

Goodwill is not subject to amortization but is tested at least annually or when impairment indicators are present. Impairment is measured as the excess of carrying value of the goodwill to its estimated fair value. At December 31, 2019 the Company identified an impairment charge of approximately $2,000,000 related to its legacy Hooters reporting unit based on a discounted cash flow analysis. The impairment was caused primarily by the closure of one of the Company’s Hooters locations which reduced overall revenues while continuing to incur certain occupancy costs. As such, the overall cash flows utilized in the Company’s discounted cash flow model of the Hooters reporting unit declined significantly. At December 31, 2019, the Company noted that the fair value of its legacy Better Burger reporting unit was approximately $4,500,000 in excess of its carrying value.

Indefinite-lived trade names are not subject to amortization but is tested at least annually or when impairment indicators are present. Impairment is measured as the excess of carrying values of the trade names to their estimated fair values. At December 31, 2019, the Company identified an impairment charge of approximately $400,000 related to its BGR: The Burger Joint trade name. The BGR: The Burger Joint trade name was valued utilizing a relief from royalty method and was impaired primarily due to slower growth in new restaurants than expected and declining revenues from existing locations due to increased competition at the Company’s BGR: The Burger Joint locations. At December 31, 2019, the Company noted that the fair value of its Little Big Burger trade name was substantially in excess of its carrying value.

Definite-lived intangible assets include the American Burger Company trade name and acquired franchise rights for BGR: The Burger Joint concept. Impairment is recorded for these assets whenever facts and circumstances indicate that the carrying value of these assets is in excess of their future undiscounted cash flows. At December 31, 2019 the estimated future undiscounted cash flows related to these assets were substantially in excess of their carrying values and no impairment was recorded for the year then ended.

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has provided a valuation allowance for the full amount of the deferred tax assets.

As of December 31, 2019, and 2018, the Company had no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception. The last three years of the Company’s tax years are subject to federal and state tax examination.

F-42

Stock-based Compensation

The compensation cost relating to share-based payment transactions (including the cost of all employee stock options) is required to be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued. A wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans are included.

LOSS PER COMMON SHARE

The Company is required to report both basic earnings per share, which is based on the weighted-average number of shares outstanding and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all diluted shares outstanding.

The following table summarizes the number of common shares potentially issuable upon the exercise of certain warrants, convertible notes payable and convertible interest as of December 31, 2019 and 2018, which have been excluded from the calculation of diluted net loss per common share since the effect would be antidilutive.

	December 31, 2019	December 31, 2018
Warrants	3,306,237	3,768,762
Convertible notes	-	300,000
Stock options	32,800	-
Total	3,339,037	4,068,762

ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses which are included in restaurant operating expenses and general and administrative expenses in the accompanying consolidated and combined statement of operations, totaled $0.5 million and $0.4 million for the years ended December 31, 2019 and 2018, respectively.

AMORTIZATION OF DEBT DISCOUNT

The Company has issued various debt with warrants and conversion features for which total proceeds were allocated to individual instruments based on the relative fair value of each instrument at the time of issuance. The value of the debt was recorded as discount on debt and amortized over the term of the respective debt. For the years ended December 31, 2019 and 2018, amortization of debt discount was $0 and $1.2 million, respectively.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in local currency are translated to U.S. dollars using the exchange rates as in effect at the balance sheet date. Results of operations are translated using average exchange rates prevailing throughout the period. Adjustments resulting from the process of translating foreign currency financial statements from functional currency into U.S. dollars are included in accumulated other comprehensive loss within stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. The Company has determined that local currency is the functional currency for each of its foreign operations.

Comprehensive Income (LOSS)

Standards for reporting and displaying comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. We are required to (a) classify items of other comprehensive income (loss) by their nature in financial statements, and (b) display the accumulated balance of other comprehensive income (loss) separately in the equity section of the balance sheet for all periods presented. Other comprehensive income (loss) items include foreign currency translation adjustments.

F-43

concentration of credit risk

The Company maintains its cash with major financial institutions. Cash held in U.S. bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. No similar insurance or guarantee exists for cash held in the United Kingdom bank accounts. There was approximately $25,000 in uninsured cash balances at December 31, 2019.

RECLASSIFICATIONS

Certain reclassifications have been made in the financial statements at December 31, 2018 and for the period then ended to conform to the current year presentation. The reclassifications had no effect on consolidated and combined net loss.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the Financial Accounting Standards Board “FASB” issued Accounting Standards Update “ASU” 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The adoption of ASU 2016-13 did not result in a material change to our consolidated and combined financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)”: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. The adoption of ASU 2018-15 did not result in a material change to our consolidated and combined financial statements.

We reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the consolidated and combined financial statements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On January 1, 2019, the Company adopted ASU 2016-02, “Leases (Topic 842),” along with related clarifications and improvements. This pronouncement requires lessees to recognize a liability for lease obligations, which represents the discounted obligation to make future lease payments, and a corresponding right-of-use asset on the balance sheet. The guidance requires disclosure of key information about leasing arrangements that is intended to give financial statement users the ability to assess the amount, timing, and potential uncertainty of cash flows related to leases. The Company elected the optional transition method to apply the standard as of the effective date and therefore, the Company has not applied the standard to the comparative period presented in its condensed consolidated and combined financial statements.

The practical expedients elected in connection with the adoption of Leases Topic 842 were as follows:

Implications as of January 1, 2019
Practical expedient package	The Company has not reassessed whether any expired or existing contracts are, or contain, leases.
The Company has not reassessed the lease classification for any expired or existing leases.
The Company has not reassessed initial direct costs for any expired or existing leases.
Hindsight practical expedient	The Company has not elected the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of operating lease assets.

F-44

Upon adoption of Leases (Topic 842), the Company recorded operating lease right-of-use assets and operating lease liabilities and derecognized deferred rent liabilities (including unamortized tenant improvement allowances) and favorable/unfavorable lease assets and liabilities upon transition. Upon adoption, the Company recorded operating lease liabilities of approximately $22.1 million based on the present value of the remaining rental payments using discount rates as of the effective date. In addition, the Company recorded corresponding operating lease right-of-use assets of approximately $19.8 million, calculated as the initial amount of the Company’s operating lease liabilities adjusted for deferred rent (including unamortized tenant improvement allowances) and unamortized favorable/unfavorable lease assets and lease liabilities. See the table below for the impact of adoption of Topic 842 on the Company’s balance sheet accounts as of the day of adoption, January 1, 2019:

	As Previously Reported	New Lease Standard Adjustment	As Adjusted
Operating lease assets	$-	$19,823,202	$19,823,202
Current operating lease liabilities	-	3,774,148	3,774,148
Long-term operating lease liabilities	-	18,346,253	18,346,253
Deferred rent	2,297,199	(2,297,199)	-

3. ACQUISITIONS

On March 7, 2018, the Company entered into an agreement to purchase two BGR franchise locations in Maryland. The Company closed on the purchase of the Annapolis, MD location in the first quarter of 2018 and the Company closed on the Colombia, MD location as of October 1, 2018.

Total consideration consisted of $30,000 in cash paid and a seller note of $9,600 upon the closing of the first location (reflected in the accompanying consolidated and combined financial statements) and $20,000 in cash and a seller note of $187,000 upon closing of the second location in October.

The Company allocates the purchase price as of the date of acquisition based on the estimated fair value of the acquired assets and assumed liabilities.

4. SALE OF ASSETS AND MEMBERSHIP INTERESTS

In October 2019, the Company entered into a sale of business agreement for three of its South Africa Hooters locations. The total purchase price was R5,700,000 (approximately $385,000). The net proceeds received by the Company was approximately $220,000. In December 2019, the Company entered into a sale of business agreement for its two remaining South Africa Hooters locations. The total purchase price was R3,900,000 (approximately $265,000). The net proceeds received by the Company was approximately $130,000.

On November 6, 2019, the Company sold Just Fresh through the sale of 100% of the Company membership interest of JF Restaurants, LLC. The purchase price was $500,000 with $125,000 due at closing and the remaining $375,000 in the form of a promissory note to be paid in full by December 31, 2019. The sale agreement included the assumption of trade payables at the closing date. The Company also entered into a Management Services Agreement whereby the Company will continue to act as the manager of JF Restaurants, LLC until the note is repaid in full. As manager, the Company will be entitled to a management fee of 5% of the monthly net cash flow from the operation of the restaurants. As of December 31, 2019, $149,000 remained outstanding on the note and the Company gave the buyer an extension to pay the remaining balance owed. When the outstanding balance of the note is paid, the Company will distribute to the non-controlling interest holders their portion of the proceeds.

5. DISCONTINUED OPERATIONS

As noted in Note 4, the Company sold Just Fresh and its South Africa Hooters locations in 2019. Because of the sale, the Company has reclassified the operations of Just Fresh and the South Africa Hooters locations to discontinued operations as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018.

F-45

The carrying amount of major classes of assets and liabilities included as part of discontinued operations are as follows:

	December 31, 2019	December 31, 2018
Cash	$-	$106,095
Accounts receivable	-	61,884
Note receivable	149,000	-
Inventory	-	143,100
Property, plant and equipment	-	711,569
Operating lease assets	-	-
Goodwill and intangible assets	-	1,369,456
Other assets	-	80,729
Total assets	149,000	2,472,833

Accounts payable and accrued liabilities	435,600	1,210,368
Debt	-	76,909
Total liabilities	435,600	1,287,277

Net Assets of discontinued operations	$(286,600)	$1,185,556

The major line items comprising the loss of discontinued operations are as follows:

	Year Ended
	December 31, 2019	December 31, 2018
Restaurant revenues	$8,203,692	$9,880,237
Expenses:
Administrative expenses	588,368	716,642
Cost of sales	3,067,867	3,586,874
Depreciation and amortization	252,234	346,761
Asset impairment charge	857,357	59,693
Restaurant operating expenses	4,460,078	5,156,041
Other	(538)	(156,829)
	9,225,366	9,709,182
Income (Loss) of discontinued operations	$(1,021,674)	$171,055

6. INVESTMENTS

Investments at cost consist of the following at December 31, 2019 and 2018:

	2019	2018

Chanticleer Investors, LLC	$381,397	$800,000

Chanticleer Investors LLC – The Company invested $800,000 during 2011 and 2012 in exchange for a 22% ownership stake in Chanticleer Investors, LLC, which in turn held a 3% interest in Hooters of America, the operator and franchisor of the Hooters Brand worldwide. As a result, the Company’s effective economic interest in Hooters of America was approximately 0.6%. Effective June 28, 2019, Hooters of America closed on the sale of a controlling interest in the company. The consideration paid in the sale transaction was a combination of cash proceeds and equity in the newly formed company. The Company netted approximately $48,000 in cash upon the transaction and retained a non-controlling interest in the equity of the newly formed company. Based on an analysis of the transaction and the value of the cash received and retained non-controlling interest, the Company concluded that its investment was impaired as of June 30, 2019 and recorded a $435,000 write down of the investment. The Company recorded an approximately $16,000 in preferred return on its investment.

F-46

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Leasehold improvements	$7,926,789	$5,734,271
Restaurant furniture and equipment	3,032,859	10,391,597
Construction in progress	650	1,015,853
Office and computer equipment	62,304	73,681
Office furniture and fixtures	169,034	76,485
	11,191,636	17,291,887
Accumulated depreciation and amortization	(5,561,146)	(7,535,615)
	$5,630,490	$9,756,272

Depreciation and amortization expense was $1,842,352 and $1,816,826 for the years ended December 31, 2019 and 2018, respectively. For the year ended December 31, 2019, the Company recorded an impairment of property and equipment of $1.2 million based on review of ASC 360.

8. INTANGIBLE ASSETS, NET

GOODWILL

Goodwill consist of the following at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Beginning Balance	$10,564,353	$12,647,806
Impairment	(2,025,720)	(1,191,111)
Reclassification to discontinued operations	-	(716,112)
Foreign currency translation gain (loss)	29,255	(176,230)
Ending Balance	$8,567,888	$10,564,353

OTHER INTANGIBLE ASSETS

Franchise and trademark/tradename intangible assets consist of the following at December 31, 2019 and December 31, 2018:

		December 31, 2019	December 31, 2018
Trademark, Tradenames:
American Roadside Burger	10 years	$1,786,930	$1,786,930
BGR: The Burger Joint	Indefinite	985,996	1,430,000
Little Big Burger	Indefinite	1,550,000	1,550,000
		4,322,926	4,766,930
Acquired Franchise Rights
BGR: The Burger Joint	7 years	827,757	827,757

Franchise License Fees:
Hooters Pacific NW	20 years	74,507	89,507
Hooters UK	5 years	12,917	12,422
		87,424	101,929
Total Intangibles at cost		5,238,107	5,696,616
Accumulated amortization		(1,581,112)	(1,226,801)
Intangible assets, net		$3,656,995	$4,469,815

	Years Ended
	December 31, 2019	December 31, 2018
Amortization expense	$373,776	$419,642

F-47

Management tested its long-lived assets for impairment as of December 31, 2019 comparing each brand’s fair value to its carrying value. That assessment included the assumption that management would continue to hold and generate cash flows over a period of years. Those cash flows were discounted using the income approach and compared to the carrying value of the tradename. Based on the royalty-relief method, management determined there was a tradename/trademark impairment of BGR: The Burger Joint of approximately $440,000.

9. DEBT AND NOTES PAYABLE

Debt and notes payable are summarized as follows:

	December 31, 2019	December 31, 2018

Notes Payable (a)	$6,000,000	$6,000,000
Notes Payable Paragon Bank (b)	142,746	319,983
Note Payable (c)	-	75,000
Receivables financing facilities (d)	23,958	124,205
Notes Payable (e)	25,580	144,004
Notes Payable (f)	90,408	-
Contractor note - LBB Green Lake (g)	348,269	-

Total debt	6,630,961	6,663,192
Current portion of long-term debt	6,630,961	3,663,192
Long-term debt, less current portion	$-	$3,000,000

For the year ended December 31, 2019 and 2018, amortization of debt discount was $0 and $1,173,190, respectively.

(a) On May 4, 2017, pursuant to a securities purchase agreement, the Company issued 8% non-convertible secured debentures in the principal amount of $6,000,000 and warrants to purchase 1,200,000 shares of common stock (as adjusted for the Company’s subsequent one-for-ten reverse stock split) to accredited investors. The debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The debentures mature on December 31, 2018 and contain customary financial and other covenants, including a requirement to maintain positive annual earnings before interest, taxes, depreciation and amortization. The debentures are secured by a second priority security interest on the Company’s assets and the obligation is guaranteed by the Company’s subsidiaries. The debentures contain a mandatory redemption provision that is triggered by an asset sale. Sale of greater than 33% of the Company’s assets will also trigger an event of default. Upon any event of default, in addition to other customary remedies, the holders have the right, at their sole option, to purchase Little Big Burger from the Company, for an aggregate purchase price of $6,500,000. The warrants have an exercise price of $3.50 (as adjusted for the reverse stock split) and a ten-year term. Warrants to purchase 800,000 shares include a beneficial ownership limit upon exercise of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrant; warrants to purchase the remaining 400,000 shares were amended to increase the beneficial ownership limit upon exercise to 19.99%. The shares of common stock underlying the warrants have registration rights, and, if the warrant shares were not registered, the holders would have the right to cashless exercise.

The consideration for the $6 million loan was allocated between the loan and the warrants based upon the relative fair value of the loan and the warrants. The Company valued the warrants associated with the new debt obligation using the Black-Sholes model, which resulted in the allocation of $1.7 million to additional paid in capital with a corresponding offset to debt discount. In addition, there were $0.3 million in debt origination costs that are also accounted for as an offset to outstanding debt. The resulting debt discount of $2.0 million was amortized to interest expense over the 20-month term of the notes (amount was fully amortized at December 31, 2018).

F-48

The Company entered into an amendment to the 8% non-convertible secured debentures in December 2018. The maturity date was extended to March 31, 2020; provided however, if 50% of the principal balance of the debentures is not paid on or prior to December 31, 2019, the holders of the debentures in the aggregate principal amount greater than $3 million, acting together, may demand full and immediate payment to the Company upon 15 days’ written notice. In addition, each holder received new warrants to purchase 1,200,000 shares of common stock. The warrants have an exercise price of $2.25 and are not exercisable for a period of six months. This amendment was accounted for as a debt modification and the relative fair value of the warrants, determined using the Black-Scholes model, of $1.5 million was recorded as additional paid-in-capital at December 31, 2018. In connection with the debt modification, $1.5 million of accrued default interest on the 8% non-convertible secured debentures was written off.

Additionally, the Company lowered the strike price for several classes of warrants to $.50 to allow for warrant holders exercise their warrants in anticipation of the merger contemplated with Sonnet. As of December 31, 2019, there were 307,157 warrants exercised.

(b) The Company has two outstanding term loans with Paragon Bank, all of which are collateralized by all assets of the Company and personally guaranteed by our Chief Executive Officer. The outstanding balance, interest rate and maturity date of each loan is as follows:

	Maturity date	Interest rate	Principal balance
Note 1	5/10/2019	5.25%	$-
Note 2	8/10/2021	6.50%	142,746
			$142,746

(c) The Company has a promissory note payable on demand in the amount of $75,000 with 800 shares of restricted company common stock to be paid to the lender each month while the note is outstanding. The Company had a promissory note payable on demand in the amount of $75,000 with 800 shares of restricted company common stock to be paid to the lender each month while the note is outstanding. Effective June 28, 2019, the noteholder converted the outstanding note into subscription rights as part of the Company’s rights offering which expired on June 28, 2019 and closed on July 2, 2019. See additional discussion on the rights offering in Note 13.

(d) During January 2019, in consideration for proceeds of $194,800, the Company agreed to make payments of $585 per day on two separate agreements for 220 days. Lastly, during May 2019, in consideration for proceeds of $99,480, the Company agreed to make payments of $585 per day for 220 days. The Company granted a security interest in the credit card receivables of the specified restaurants in connection with each of the Receivables Financing Agreements. Total outstanding on these advances is $23,958 at December 31, 2019.

(e) In connection with the assets acquired from the two BGR franchisees, the Company entered into notes payable of $9,600 and $187,000 during 2018. The notes bear interest at 4% and are due within 12 months of each acquisition date. Principal and interest payments are due monthly. The total outstanding on these two notes is $25,850 at December 31, 2019.

(f) During September 2019, the Company entered into two merchant capital advances in the amount of $46,000. The Company agreed to repay these advances through daily payments until those amounts are repaid with the specified interest rate per those agreements. During October 2019, the Company entered into two additional merchant capital advances in the amount of $84,700. The Company agreed to repay these advances through daily payments until those amounts are repaid with the specified interest rate per those agreements. Total outstanding on these advances is $90,408 as of December 31, 2019.

(g) During August 2019, the Company entered into a promissory note to repay the contractor for the build-out of the new Little Big Burger – Green Lake store location. The note is due on January 30, 2020 with a stated interest rate of 12% per year.

The Company’s various loan agreements contain financial and non-financial covenants and provisions providing for cross-default. The evaluation of compliance with these provisions is subject to interpretation and the exercise of judgment.

F-49

As of December 31, 2019, management concluded that no conditions exist that represent events of technical default under the 8% non-convertible secured debentures. The default interest that had been accrued previously was written off against the warrants that were issued in the December 2018 amendment to the 8% non-convertible secured debentures. In accordance with the December 2018 amendment, the holders of the 8% non-convertible secured debentures must notify the Company if there is an event of default for the default provisions to be triggered. Conditions may exist whereby the Company has failed a covenant, but the default provisions have not yet been triggered as the Company has not received notice from the noteholders.

10. cONVERTIBLE NOTEs PAYABLE

Convertible Notes payable are summarized as follows:

	December 31, 2019	December 31, 2018
6% Convertible notes payable due June 2018 (a)	$-	$3,000,000
Total Convertible notes payable	-	3,000,000
Current portion of convertible notes payable	-	3,000,000
Convertible notes payable, less current portion	$-	$-

(a) On August 2, 2013, the Company entered into an agreement with seven individual accredited investors whereby the Company issued separate 6% Secured Subordinate Convertible Notes for a total of $3,000,000 in a private offering and is collateralized by the assets of the Hooters Nottingham restaurant and a subordinate position to all other assets of the Company. In connection with the Company’s agreement to conduct a capital raise in 2016, the lenders agreed to waive existing defaults and extended the original note maturity by eighteen months from December 31, 2016 to June 30, 2018. Effective June 28, 2019, the noteholders converted the outstanding notes into subscription rights as part of the Company’s rights offering which expired on June 28, 2019 and closed on July 2, 2019. See additional discussion on the rights offering in Note 13.

11. ACCOUNTS PAYABLE AND ACCRUED Expenses

Accounts payable and accrued expenses are summarized as follows:

	December 31, 2019	December 31, 2018
Accounts payable and accrued expenses	$4,230,640	$2,381,273
Accrued taxes (VAT, Sales, Payroll, etc.)	3,319,928	3,243,806
Accrued income taxes	(1,906)	61,790
Accrued interest	616,533	489,269
	$8,165,195	$6,176,138

As of December 31, 2019, approximately $2.9 million of employee and employer taxes have been accrued but not remitted to certain taxing authorities by the Company prior to 2019 for cash compensation paid. As a result, the Company is liable for such payroll taxes and any related penalties and interest. The Company has been in ongoing discussions with the Internal Revenue Service (“IRS”) regarding these past due payroll taxes, penalties, and interest, and working with the IRS to resolve these issues. The Company has settled and paid down over $650,000 of the balance owed since mid-2019.

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12. INCOME TAXES

The income tax benefit for the years ended December 31, 2019 and 2018 consists of the following:

	2019	2018
Foreign
Current	$48,187	$1,803
Deferred	653,790	18,216
Change in Valuation Allowance	(652,679)	(8,010)
U.S. Federal
Current	-	-
Deferred	(4,683,141)	(1,305,934)
Change in Valuation Allowance	4,662,699	291,721
State & Local
Current	-	-
Deferred	(272,656)	(99,938)
Change in Valuation Allowance	317,526	400,918
	$73,726	$(701,224)

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017.

The benefit for income tax using statutory U.S. federal tax rate of 21% is reconciled to the Company’s effective tax rate as of December 31, 2019 and 2018 is as follows:

	2019	2018
Computed “expected” income tax benefit	$(3,647,623)	$(1,659,103)
State income taxes, net of federal benefit	(367,974)	(99,938)
Noncontrolling interest	185,031	87,389
Prior year true-ups other deferred tax balances	(323,763)	-
Permanent Items	37,480	147,602
Capital loss expiration	-	50,220
Foreign Tax Expense	48,187	1,803
Other	59,421	86,174
Change in valuation allowance	4,082,967	684,629
	$73,726	$(701,224)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for tax purposes. Major components of deferred tax assets at December 31, 2019 and 2018 were:

	2019	2018
Net operating loss carryforwards	$13,689,074	$11,106,000
Fixed assets and intangibles	469,152	-
Section 1231 loss carryforwards	103,230	79,869
Charitable contribution carryforwards	23,731	23,770
Section 163(j) limitation	648,074	479,264
Other	45,801	91,764
Restaurant startup expenses	-	23,369
Accrued expenses	946,040	159,623
Deferred occupancy liabilities	37,044	128,936
Revenue recognition	240,333	243,059
Total deferred tax assets	16,202,479	12,335,654

Property and equipment	-	-
Other asset & liability impairment	-	(122,326)
Investments	(328,825)	(204,863)
Intangibles and Goodwill	-	(432,572)
Total deferred tax liabilities	(328,825)	(759,761)

Net deferred tax assets	15,873,654	11,575,893
Valuation allowance	(15,975,958)	(11,652,658)
	$(102,304)	$(76,765)

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As of December 31, 2019 and 2018, the Company has U.S. federal and state net operating loss carryovers of approximately $54,649,000 and $44,919,000 respectively, which will expire at various dates beginning in 2031 through 2036, if not utilized with exception of loss carryovers generated in 2018 and 2019. As a result of TCJA, net operating losses generated in 2018 and beyond have indefinite lives. In accordance with Section 382 of the internal revenue code, deductibility of the Company’s U.S. net operating loss carryovers may be subject to an annual limitation in the event of a change of control as defined under the Section 382 regulations. Quarterly ownership changes for the past 3 years were analyzed and it was determined that there was no change of control as of December 31, 2019.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and December 31, 2018 the change in valuation allowance was approximately $4,082,967 and $927,688, respectively.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in their financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its return. For those benefits to be recognized, a tax position must be more-likely-than- not to be sustained upon examination by taxing authorities. Differences between two positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing-authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

Interest related to uncertain tax positions are required to be calculated, if applicable, and would be classified as “interest expense” in the two statements of operations. Penalties would be recognized as a component of “general and administrative expenses”. As of December 31, 2019 and 2018, no interest or penalties were required to be reported.

The Company previously did not record a provision for taxes on undistributed foreign earnings, based on an intention and ability to permanently reinvest the earnings of its foreign subsidiaries in those operations. Under the Tax Cuts and Jobs Act, the Company has re-assessed its strategies by evaluating the impact of the Tax Cuts and Jobs Act on its operations. As a result of the Act, the Company analyzed if a liability needed to be recorded for the deemed repatriation of undistributed earnings. It was determined that there is a $0 outstanding liability associated with this based on overall negative undistributed earnings (accumulated deficit) in the consolidated foreign group.

During the 2018 fiscal year, numerous provisions of the TCJA went into effect. The Company evaluated these provisions and incorporated the estimated impact in the 2018 income tax expense. These provisions include, but are not limited to, reductions in the corporate income tax rate with regard to current income taxes, limitations with regard to interest expense under IRC §163(j) that disallows a portion of interest expense but is carried forward with no future expiration, changes to the deductibility of meals and entertainment, changes to bonus depreciation and a reduced tax rate on foreign export sales.

An additional provision of the TJCA is the implementation of the Global Intangible-Low Taxed Income Tax, or “GILTI.” The Company has elected to account for the impact of GILTI in the period in which the tax actually applies to the Company. During fiscal 2019, the Company incurred $157,000 of additional taxable income as a result of this provision. This increase of taxable income was incorporated into the overall net operating loss and valuation

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13. STOCKHOLDERS’ EQUITY

The Company had 50,000,000 shares of its $0.0001 par value common stock authorized at both December 31, 2019 and December 31, 2018. The Company had 10,404,347 and 3,715,444 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively.

The Company has 500,000 shares of its no par value preferred stock authorized at both December 31, 2019 and December 31, 2018. Beginning in December 2016, the Company conducted a rights offering of units, each unit consisting of one share of 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”) and one Series 1 Warrant (“Series 1 Warrant”) to purchase 10 shares of common stock. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or registered common stock. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of common stock prior to the date of issuance. Dividends will be paid prior to any dividend to the holders of common stock. The Series 1 Preferred in non-voting and has a liquidation preference of $13.50 per share, equal to its purchase price. Amergent is required to redeem the outstanding Series 1 Preferred at the expiration of the seven-year term. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

As of December 31, 2019 and 2018, 62,876 shares of preferred stock were issued pursuant to the Preferred Stock Units rights offering.

On May 3, 2018, the Company entered into a Securities Purchase Agreement with institutional and accredited investors in a registered direct offering for the sale of 403,214 shares of common stock at a purchase price of $3.50 per share, for a total gross purchase price of approximately $1,411,249 pursuant to a Securities Purchase Agreement dated May 3, 2018 with institutional and accredited investors in a registered direct offering. The Company also has issued warrants to investors in connection with financing transactions. Fair value of any warrant issuances is valued utilizing the Black-Scholes model. The model includes subjective input assumptions that can materially affect the fair value estimates. The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities. The Company also agreed to issue unregistered 5 ½ year warrants to purchase up to 403,214 shares of common stock to the investors in a concurrent private placement at an exercise price of $4.50 per share. The Company has agreed to register the resale of the common shares underlying the warrants, which has been completed. The warrants are exercisable for cash in full commencing six months after the issuance date. The warrants qualified for equity accounting.

Oak Ridge Financial Services Group Inc., a registered broker-dealer acted as placement agent for the offering and received, as compensation, 7% of gross proceeds of the amounts subscribed by institutional investors introduced by Oak Ridge, for an aggregate commission of $36,767 and legal expenses in an amount less than $2,500.

The offering was made pursuant to a prospectus supplement filed with the Securities and Exchange Commission on March 8, 2018 and an accompanying prospectus dated October 16, 2017, pursuant to Amergent’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on April 27, 2015, amended on June 3, 2015 and became effective on June 9, 2015.

In 2019 the Company conducted a rights offering of units to its stockholders of record to purchase common stock at a subscription price of $1.00 per share. The rights offering was made pursuant to the Company’s effective registration statement on Form S-1 on file with the U.S. Securities and Exchange Commission (the “SEC”) and accompanying prospectus filed with the SEC on June 12, 2019.

Upon closing of the rights offering in July, a total of 1,894,311 shares of common stock were issued pursuant to record holders’ basic subscription privilege and a total of 4,190,542 shares of common stock were issued pursuant to record holders’ over subscription. The Company accepted subscriptions to purchase 6,084,733 shares in the rights offering upon expiration of the rights offering on June 28, 2019. The Company received $6,009,733 in gross proceeds from the rights offering. $3,075,000 was subscribed by certain record holders’ through the reduction in outstanding debt obligations of the Company. The shares associated with the reduction in outstanding debt obligations were deemed issued at June 30, 2019. The remaining proceeds of approximately $2.7 million, which is net of fees owed to the dealer-managers and other offering costs, were received in early July after the closing of the rights offering.

Chardan Capital Markets, LLC and The Oak Ridge Financial Services Group Inc. were the co-dealer-managers on the transaction and the Company agreed to pay the dealer-managers a fee equal to 7% of the gross proceeds of the rights offering (excluding proceeds from the reduction of the debt obligations) and to reimburse the dealer-managers for their expenses up to $75,000 for an aggregate commission of approximately $286,000. Additional offering costs were incurred for legal, accounting and transfer agent services.

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Options and Warrants

The Company’s shareholders have approved the Amergent Hospitality Group Inc. 2014 Stock Incentive Plan (the “2014 Plan”), authorizing the issuance of options, stock appreciation rights, restricted stock awards and units, performance shares and units, phantom stock and other stock-based and dividend equivalent awards. Pursuant to the approved 2014 Plan, 400,000 shares post stock-split have been approved for grant.

As of December 31, 2019, the Company had 385,776 restricted and unrestricted stock outstanding on a cumulative basis under the plan pursuant to compensatory arrangements with employees, board members and outside consultants. Approximately 14,224 shares remained available for grant in the future. The Company issued 15,000 restricted stock units to an employee in 2016 and 30,000 restricted stock units to an employee in 2018. The fair value of the restricted stock was determined using the quoted market value of the Company’s common stock on the date of grant. As of December 31, 2019, total unrecognized stock-based compensation expense related to non-vested restricted stock units was approximately $19,500. That cost is expected to be recognized over a period of one year. The restricted stock units vest over the terms specified in each employees’ agreement. The Company issued 32,800 of stock options to employees in 2019. The stock options were valued on the date of grant using the Black-Scholes model. The stock options vest over the terms specified in each employees’ agreement. There was approximately $16,250 of total unrecognized compensation costs related to options granted as of December 31, 2019. That cost is expected to be recognized over a period of 1.25 years.

A summary of the warrant activity during the years ended December 31, 2019 and 2018 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life

Outstanding December 31, 2017	2,446,615	16.34	2.2
Granted	1,603,214	2.82
Exercised	(100,000)	3.50
Forfeited	(181,067)	50.28
Outstanding December 31, 2018	3,768,762	$9.14	7.1
Granted	-	-	-
Exercised	(307,157)	0.50	-
Forfeited	(155,368)	46.30	-
Outstanding December 31, 2019	3,306,237	6.00	6.8

Exercisable December 31, 2019	3,306,237	$6.00	6.8

Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
>$40.00	129,210	0.8	129,210
$30.00-$39.99	8,600	0.5	8,600
$20.00-$29.99	70,450	0.1	70,450
$10.00-$19.99	19,050	4.0	19,050
$0.00-$9.99	3,078,927	7.2	3,078,927
	3,306,237	6.8	3,306,237

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14. RELATED PARTY TRANSACTIONS

Due to related parties

The Company has received non-interest-bearing loans and advances from related parties. The amounts owed by the Company as of December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018

Chanticleer Investors, LLC	$-	$185,726
	$-	$185,726

The amount from Chanticleer Investors LLC was related to cash distributions received from Chanticleer Investors LLC’s interest Hooters of America which was payable to the Company’s co-investors in that investment. The amount was repaid in the third quarter of 2019.

15. SEGMENTS OF BUSINESS

The Company has historically presented results for the following reporting segments: (1) Better Burgers Fast Casual, encompassing the operations of its ABC, BGR and LBB concepts, (2) Hooters Full Service, encompassing the operations of its U.S., U.K. and South African Hooters concepts, and (3) Just Fresh Fast Casual, encompassing the operations of its Just Fresh concept.

During the fourth quarter of 2019, the Company sold the entirety of its interest in (1) its South African Hooters restaurants, and (2) its Just Fresh restaurants. As a result, at December 31, 2019 the Company’s restaurant portfolio consisted of its ABC, BGR and LBB concept restaurants as well as a single U.S.-based Hooters location and a single U.K.-based Hooters location.

As discussed further in Note 5, the results of the South African Hooters and Just Fresh restaurants are reflected in the Company’s consolidated and combined financial statements as discontinued operations. As such, the assets and liabilities of these entities are presented as assets and liabilities of discontinued operations on the accompanying consolidated and combined balance sheets as of December 31, 2019 and 2018 and the operating results of these entities are presented as net income (loss) from discontinued operations on the consolidated and combined statements of operations for the periods then ended.

As a result of the disposition of the South African Hooters and Just Fresh restaurants, the Company has reassessed its segment structure and concluded that the Company operates as a single reportable segment as information on a more segmented basis is not evaluated by the Chief Operating Decision Maker as the remaining restaurants outside of the legacy Better Burgers segment are constituted entirely by only two Hooters restaurant locations.

Segment information for the year ended December 31, 2018 (prior to the Company’s reassessment of its segment structure) is as follows:

Year Ended December 31, 2018
Revenue:
Hooters Full Service	$13,841,917
Better Burgers Fast Casual	22,617,522
Just Fresh Fast Casual	4,054,270
Corporate and Other	100,000
$40,613,709

Operating Income (Loss):
Hooters Full Service	$(1,280,336)
Better Burgers Fast Casual	(1,216,513)
Just Fresh Fast Casual	(124,863)
Corporate and Other	(2,733,389)
$(5,355,101)

Depreciation and Amortization:
Hooters Full Service	$399,914
Better Burgers Fast Casual	1,582,197
Just Fresh Fast Casual	178,100
Corporate and Other	3,374
$2,163,585

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16. COMMITMENTS AND CONTINGENCIES

Legal proceedings

On March 26, 2013, our South African operations received Notice of Motion filed in the Kwazulu-Natal High Court, Durban, Republic of South Africa, filed against Rolalor (PTY) LTD (“Rolalor”) and Labyrinth Trading 18 (PTY) LTD (“Labyrinth”) by Jennifer Catherine Mary Shaw (“Shaw”). It was requested that the Respondents, Rolalor and Labyrinth, be wound up in satisfaction of an alleged debt owed in the total amount of R4,082,636 (approximately $480,000). The outcome of the case resulted in the proposed liquidation of Rolalar in which the Company did not object as the entity has no assets. The Company does not expect there to be a material impact as a result of the proceedings, as the South African entities were sold, and the buyers retained any and all liabilities.

No amounts have been accrued as of December 31, 2019 and December 31, 2018 in the accompanying consolidated and combined balance sheets.

From time to time, the Company may be involved in legal proceedings and claims that have arisen in the ordinary course of business are generally covered by insurance. As of December 31, 2019, the Company does not expect the amount of ultimate liability with respect to these matters to be material to the Company’s financial condition, results of operations or cash flows.

Leases

The Company’s leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

Some of the Company’s leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional percentage of the restaurant’s sales in excess of stipulated amounts. Operating lease liabilities are calculated using the prevailing index or rate at lease commencement. Subsequent escalations in the index or rate and contingent rental payments are recognized as variable lease expenses. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. As part of the lease agreements, the Company is also responsible for payments regarding non-lease components (common area maintenance, operating expenses, etc.) and percentage rent payments based on monthly or annual restaurant sales amounts which are considered variable costs and are not included as part of the lease liabilities.

Related to the adoption of Leases Topic 842, our policy elections were as follows:

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Separation of lease and non-lease components

The Company elected this expedient to account for lease and non-lease components as a single component for our entire population of operating lease assets.

Short-term policy

The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that we are reasonably certain to exercise, are not recorded on the balance sheet.

Supplemental balance sheet information related to leases was as follows:

Operating Leases	Classification	December 31, 2019
Right-of-use assets	Operating lease assets	$11,668,026

Current lease liabilities	Current operating lease liabilities	3,299,309
Non-current lease liabilities	Long-term operating lease liabilities	14,382,354
		$17,681,663

Lease term and discount rate were as follows:

December 31, 2019
Weighted average remaining lease term (years)	8.19
Weighted average discount rate	10%

The components of lease cost were as follows:

	Classification	Year ended December 31, 2019
Operating lease cost	Restaurant operating expenses and Restaurant pre-opening and closing expenses	$3,806,745
Variable lease cost	Restaurant operating expenses	656,254
		$4,462,999

Supplemental disclosures of cash flow information related to leases were as follows:

Year ended December 31, 2019
Cash paid for operating leases	$3,946,783
Operating lease assets obtained in exchange for operating lease liabilities (1)	19,822,753

(1)	Amounts for the twelve months ended December 31, 2019 include the transition adjustment for the adoption of Topic 842 discussed in Note 2 to the consolidated and combined financial statements.

Maturities of lease liabilities were as follows as of December 31, 2019:

Operating Leases
January 1, 2020 - December 31, 2020	$3,276,865
January 1, 2021 - December 31, 2021	3,231,537
January 1, 2022 - December 31, 2022	3,153,285
January 1, 2023 - December 31, 2023	2,836,188
January 1, 2024 - December 31, 2024	2,754,457
Thereafter	12,407,558
Total lease payments	27,659,890
Less: imputed interest	9,978,227
Present value of lease liabilities	$17,681,663

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17. NON-CONTROLLING INTERESTS

The Company’s consolidated and combined financial statements include the accounts of entities where the Company has operating control but may own less than 100% of the equity interest in the LLC or other entity. A significant element of the Company’s plans to finance growth is through the use of partnerships where private investors contribute all or substantially all of the capital required to open its Little Big Burger restaurants in return for an ownership interest in the LLC and an economic interest in the net income of the restaurant location. The Company manages the operations of the restaurant in return for a management fee and an economic interest in the net income of the restaurant location. While terms may vary by LLC, the investor generally contributes between $250,000 and $350,000 per location and is entitled to 80% of the net income of the LLC until such time as the investor recoups the initial investment and the investor return on net income changes from 80% to 50%. The Company contributes the intellectual property and management related to operating a Little Big Burger, manages the construction, opening and ongoing operations of the store in return for a 5% management fee and 20% of net income until such time as the investor recoups the initial investment and the Company return on net income changes from 20% to 50%.

The accounts of these partnerships are included in the consolidated accounts of the Company and intercompany transactions, including management fees and intercompany loans and advances, are eliminated in consolidation and combination. The carrying amount of the Company’s interest in subsidiaries where owns less than 100% is adjusted quarterly based on the company’s ownership of the net assets of each entity.

18. SUBSEQUENT EVENTS

Spin-Off of Restaurant Operations

As discussed in Note 1 and in connection with the Merger on April 1, 2020, the Company completed the spin-off of Amergent. On March 16, 2020, the Company’s Board of Directors (the “Board”) declared a dividend with respect to the shares of Common Stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Common Stock. Such dividend was paid on April 1, 2020.

Upon completion of the Merger and Spin-Off, Chanticleer retained the right to utilize the accumulated net operating losses of the restaurant operations for federal income tax purposes.  Amergent will be unable to utilize these historic net operating losses to offset any future taxable income from the operations of Amergent.

Bridge Financing

On February 7, 2020, Chanticleer entered into a securities purchase agreement for the sale (the “Bridge Financing”) of up to 1,500 shares of a new series of convertible preferred stock of Chanticleer (the “Series 2 Preferred Stock”) with an institutional investor for gross proceeds to Chanticleer of up to $1,500,000. The transaction occurred in two closings, the first of which, for 1,000 shares, was subject to customary closing conditions and occurred in mid-February 2020, and the second of which, for 500 shares, was subject to the additional condition that Amergent have received votes sufficient to approve the proposals relating to the Merger Agreement occurred in March 2020. In March 2020, an aggregate of 713 shares of Series 2 Preferred Stock were converted into 1,426,854 shares of common stock. In connection with the Merger, all outstanding shares of the Series 2 Preferred Stock in Chanticleer were automatically cancelled and exchanged for substantially similar shares of preferred stock in Amergent.

The Series 2 Preferred Stock has the following designations, rights and preferences, more fully set forth in a Certificate of Designations filed with the Secretary of State of Delaware prior to closing of the financing transaction (the “Certificate of Designations”):

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Stated Value

Each share of Series 2 Preferred Stock has a stated value if $1,000.

True-Up

In the event that the proceeds received by the holder from the sale of all the shares of the common stock, par value $0.0001 per share of Amergent (the “Amergent Common Stock”) or Sonnet underlying the Series 2 Preferred Stock (“conversion shares”) does not equal at least 125% of the stated value of the Series 2 Preferred Stock, on the first trading day after the six month anniversary of their issuance, Amergent shall pay the holder an amount in cash equal to the dollar value of 125% of the stated value of the Series 2 Preferred Stock less the proceeds previously realized by the holder from the sale of the conversion shares, net of brokerage commissions and any other fees incurred by the holder in connection with the sale of any conversion shares (“True-Up Payment”).

A segregated cash account of $1,250,000 will be maintained until the True-Up Payment is paid in full.

The True-Up Payment will be paid by Amergent out of (i) the proceeds from the exercise by Amergent of the warrants to purchase shares of the Company’s common stock to be held by Amergent after the consummation of the transactions contemplated by the Merger Agreement or (ii) the segregated cash account. Nonpayment of the True-Up Payment when it is due will trigger default interest rate of 18% per annum.

Conversion at Option of Holder/ Beneficial Ownership Limitation

The Series 2 Preferred Stock is convertible at the option of holder at the lesser of (i) $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) or (ii) 90% of the fiveday average volume weighted average price of the common, provided the conversion price has a floor of $0.50 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (the “Floor Conversion Price”). Conversion is subject to a beneficial ownership limitation of 4.99%. This limitation may be increased by the holder up to 9.99%, with 61 days’ notice.

Forced Conversion

Chanticleer could require the holder to convert up to 1,400 shares of Series 2 Preferred Stock upon delivery of notice three days prior to the Merger, subject to the beneficial ownership limitation and applicable Nasdaq rules. As such, 787 Shares of Series 2 Preferred Stock issued by Chanticleer that were not converted were automatically exchanged for an equal number of shares of a series or class of preferred stock of Amergent, on substantially the same terms.

No Dividends

No dividends shall be declared or paid on the Series 2 Preferred Stock.

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Liquidation Preference

Upon any liquidation, dissolution or winding-up of Amergent, the holder shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to 125% of the stated value plus any default interest and any other fees or liquidated damages then due and owing thereon under the Certificate of Designations, for each share of Series 2 Preferred Stock before any distribution or payment shall be made to the holders of Amergent Common Stock.

Voting Rights

The holder of Series 2 Preferred Stock shall vote together with the holders of Amergent Common Stock as a single class on an as-converted basis on all matters presented to the holders of Amergent Common Stock and shall vote as a separate class on all matters presented to the holders of Series 2 Preferred Stock. In addition, without the approval of the holder, Amergent will not, (i) except with respect to the transactions contemplated by the Merger Agreement, sell all or substantially all of its assets, merge or consolidate with another entity or voluntarily liquidate or dissolve the corporation, (ii) alter or change the rights, preferences or privileges of the Series 2 Preferred Stock, (iii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series 2 Preferred Stock, (iv) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holder, (v) increase the number of authorized shares of Series 2 Preferred Stock, (vi) except with respect to the transactions contemplated by the Merger Agreement (including redemption of Series 1 Preferred Stock of Amergent at closing of the merger, as contemplated by the Merger Agreement), redeem any shares of capital stock of the company (other than any redemption of securities from officers or employees of the company pursuant to existing contractual arrangements with such officers or employees or in connection with the termination of their employment) or (vii) enter into any agreement with respect to any of the foregoing.

Triggering Events

Breach of Amergent’s obligations and other circumstances set forth in the Certificate of Designation will trigger a redemption event.

Anti-Dilution

The Certificate of Designations provides for customary adjustments in the event of dividends or stock splits and anti-dilution protection.

Concurrently with the preferred securities purchase agreement, the parties entered into a registration rights agreement, pursuant to which Amergent must file a registration statement registering the conversion shares no later than 15 days from the closing of this transaction.

Redemption of Series 1 Preferred Units

In connection with and prior to the Merger, all outstanding Series 1 Preferred Units, comprised of shares of the Company’s 9% Redeemable Series 1 Preferred Stock and warrants to purchase Common Stock, were redeemed and extinguished for their cash redemption price of $13.50 per unit.

Settlement of 8% Debentures

In connection with and prior to the Merger and Spin-Off, pursuant to an agreement among Amergent, Oz Rey, LLC, a Texas limited liability company, the Company and certain other purchasers, the Company was released from all of its obligations under its 8% non-convertible secured debentures issued in May 2017, and the debentures were cancelled. In exchange, Amergent (i) issued 10% convertible secured debentures in an aggregate principal amount of $4,000,000 to the purchasers under the agreement, (ii) issued warrants to purchase common stock of Amergent to certain of the purchasers, and (iii) remitted payment of $1,350,000 plus reimbursement of certain expenses to the purchasers.

Payoff of Bridge Note

The Company entered into a promissory note with Sonnet Sub on January 21, 2020. The note had a principal amount of $210,000, was issued at a discount of $10,000, representing legal fees incurred by Sonnet Sub in the preparation of the note, and had a stated interest rate of 10% per year. The note was due on the earliest of (i) the date on which the Company received gross proceeds in excess of $500,000 from any bridge loan, capital raise or other financing transaction and (ii) July 21, 2020. The note became due upon the closing of the Bridge Financing (described in Note 9). The outstanding balance of the note, including interest was $201,521 as of March 31, 2020. In connection with and prior to the Merger and Spin-Off, on April 1, 2020, the note was settled for $214,142.

PPP Loan

On March 27, Congress passed “The Coronavirus Aid, Relief, and Economic Security Act” (CARES Act), which included the “Paycheck Protection Program” (PPP) for small businesses. On April 27, 2020, Amergent received a PPP loan in the amount of $2.1 million. Due to the spin-off and merger, Amergent was not publicly traded at the time of the loan application or funding.

The note bears interest at 1% per annum, matures in April 2022, and requires monthly interest and principal payments of approximately $119,000 beginning in November 2020 and through maturity. The currently issued guidelines of the program allow for the loan proceeds to be forgiven if certain requirements are met. Any loan proceeds not forgiven will be repaid in full.

F-60

Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

Amergent Hospitality Group Inc. (Amergent or the Company) was incorporated on February 18, 2020 as a wholly-owned subsidiary of Chanticleer Holdings, Inc (Chanticleer) for the purpose of conducting the business of Chanticleer and its subsidiaries after the completion of the spin-off of Amergent to the shareholders of Chanticleer (the Spin-off) and effecting the post spin-off merger of Chanticleer with Sonnet BioTherapeutics, Inc. (Sonnet) (the Merger). Prior to the Spin-off, Amergent engaged in no business or operations.

In connection with and prior to the Merger, on March 31, 2020 Chanticleer contributed all its assets and liabilities, including the stock interest in all its subsidiaries (other than Amergent), to Amergent. On March 16, 2020, the Board of Directors of Chanticleer declared a dividend with respect to the shares of the Chanticleer common stock outstanding at the close of business on March 26, 2020 at one share of the Amergent common stock held by Chanticleer for each outstanding share of Chanticleer common stock. The dividend was paid to the shareholders of Chanticleer on April 1, 2020 immediately prior to the Merger.

On April 1, 2020 Chanticleer completed its merger transaction with Sonnet in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019 among Chanticleer, Biosub Inc. (Merger Sub), and Sonnet Sub, as amended by Amendment No. 1 thereto, dated February 7, 2020 (so as amended, the Merger Agreement), pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of Chanticleer. In connection with the Merger, cash of $6.0 million from Sonnet was contributed to Amergent by Chanticleer and Amergent also received a warrant to purchase 2% of the common stock of Sonnet (the Merger Consideration). Amergent cannot exercise the warrant until 180 days after the closing of the Merger. Following the Merger, Chanticleer changed its name to Sonnet.

The following selected unaudited pro forma condensed consolidated and combined financial data gives effect to (i) receipt of the Merger Consideration, (ii) restructuring of the 8% non-convertible secured debentures, and (iii) the use of a portion of the Merger Consideration to repay other debt, redeem preferred stock and to pay certain transaction costs (collectively, the Pro Forma Events).

The Merger is accounted for by Amergent as a recapitalization.

The Amergent unaudited pro forma condensed consolidated and combined balance sheet data assume that the Pro Forma Events took place on March 31, 2020. The Amergent unaudited pro forma condensed consolidated and combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2019. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated and combined results.

The unaudited pro forma condensed consolidated and combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed consolidated and combined financial statements do not give effect to the potential impact of current financial conditions. The unaudited pro forma condensed consolidated and combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods. The unaudited pro forma condensed consolidated and combined financial statements, including the notes thereto, should be read in conjunction with the separate Amergent historical annual and interim financial statements.

F-61

Amergent Hospitality Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated and Combined Balance Sheets

As of March 31, 2020

	Historical	Pro Forma Adjustments	Notes	Pro Forma
Current assets:
Cash	$548,930	$1,820,013	A	$2,368,943
Restricted cash	336	1,250,000	B	1,250,336
Accounts and other receivables, net	63,050	—		63,050
Inventories	271,533	—		271,533
Prepaid expenses and other current assets	933,804	(588,255)	C	345,549
Total current assets	1,817,653	2,481,758		4,299,411
Property and equipment, net	5,325,071	—		5,325,071
Operating lease assets	11,256,497	—		11,256,497
Goodwill	8,513,342	—		8,513,342
Intangible assets, net	3,565,165	—		3,565,165
Investments	389,595	1,628,909	D	2,018,504
Deposits and other assets	302,701	—		302,701
Assets of discontinued operations	149,000	—		149,000
Total assets	$31,319,024	$4,110,667		$35,429,691

Current liabilities:
Accounts payable and accrued expenses	7,847,939	(338,699)	E	7,509,240
Current maturities of long-term debt and notes payable	6,348,124	(5,681,988)	F	666,136
Current operating lease liability	3,183,302	—		3,183,302
Derivative liability	826,000	—		826,000
Total current liabilities	18,205,365	(6,020,687)		12,184,678

Redeemable preferred stock - Series 1	718,390	(718,390)	G	—
Convertible notes	—	2,833,000	F	2,833,000
Derivative liability	—	12,411,000	F	12,411,000
Warrant liability	—	940,000	F	940,000
Long-term operating lease liabilities	14,064,517	—		14,064,517
Deferred revenue	935,402	—		935,402
Deferred tax liabilities	102,305	—		102,305
Liabilities of discontinued operations	247,600	—		247,600
Total liabilities	34,273,579	9,444,923		43,718,502

Convertible preferred stock - Series 2: $1,000 stated value; 787 shares authorized, issued and outstanding	459,608	—		459,608

Shareholders’ deficit:
Common stock: $0.0001 par value, authorized 50,000,000 shares; issued and outstanding 14,282,736 shares	1,434	—		1,434
Additional paid-in capital	73,470,624	6,811,855	H	80,282,479
Accumulated deficit	(77,343,539)	(12,146,111)	F	(89,489,650)
Accumulated other comprehensive loss	(127,506)	—		(127,506)
Total Amergent Hospitality Group Inc. shareholders’ deficit	(3,998,987)	(5,334,256)		(9,333,243)
Non-controlling interests	584,824	—		584,824
Total shareholders’ deficit	(3,414,163)	(5,334,256)		(8,748,419)
Total liabilities, redeemable shares and shareholders’ deficit	$31,319,024	$4,110,667		$35,429,691

F-62

Amergent Hospitality Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations

For the Three Months Ended March 31, 2020

	Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenue:
Total Revenue	$5,681,238	$—		$5,681,238

Expenses:
Restaurant cost of sales	1,797,770	—		1,797,770
Restaurant operating expenses	3,625,844	—		3,625,844
Restaurant pre-opening and closing expenses	20,730	—		20,730
General and administrative charges	1,175,153	—		1,175,153
Depreciation and amortization	415,831	—		415,831
Total operating expenses	7,035,328	—		7,035,328
Operating loss	(1,354,090)	—		(1,354,090)
Other expense
Interest expense	(162,988)	(114,159)	I	(277,147)
Change in fair value of derivative liabilities and warrants	(297,000)	(837,000)	J	(1,134,000)
Other income (expense)	17,876	—		17,876
Total other income	(442,112)	(951,159)		(1,393,271)
Loss before income taxes	(1,796,202)	(951,159)		(2,747,361)
Income tax benefit (expense)	3,676	—	K	3,676
Net loss	(1,792,526)	(951,159)		(2,743,685)
Less: Net loss attributable to non-controlling interests	(129,043)	—		(129,043)
Net loss attributable to Amergent Hospitality Group Inc.	(1,921,569)	(951,159)		(2,872,728)
Dividends on redeemable preferred stock	(28,219)	28,219	L	—
Net loss attributable to common shareholders of Amergent Hospitality Group Inc	$(1,949,788)	$(922,940)		$(2,872,728)
Net loss attributable to Amergent Hospitality Group Inc per common share, basic and diluted	$(0.16)			$(0.24)

Weighted average shares outstanding basic and diluted	11,909,690			11,909,690

F-63

Amergent Hospitality Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations

For the Year Ended December 31, 2019

	Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenue:
Total Revenue	$30,143,118	$—		$30,143,118

Expenses:
Restaurant cost of sales	9,494,777	—		9,494,777
Restaurant operating expenses	19,406,358	—		19,406,358
Restaurant pre-opening and closing expenses	361,554	—		361,554
General and administrative charges	5,966,447	—		5,966,447
Asset impairment charge	9,149,852	—		9,149,852
Depreciation and amortization	1,842,352	—		1,842,352
Total operating expenses	46,221,340	—		46,221,340
Operating loss	(16,078,222)	—		(16,078,222)
Other expense
Interest expense	(673,573)	(506,965)	I	(1,180,538)
Change in fair value of derivative liabilities and warrants	—	(249,000)	J	(249,000)
Other income (expense)	(617,837)	—		(617,837)
Total other income	(1,291,410)	(755,965)		(2,047,375)
Loss before income taxes	(17,369,632)	(755,965)		(18,125,597)
Income tax benefit (expense)	(73,726)	—	K	(73,726)
Net loss	(17,443,358)	(755,965)		(18,199,323)
Less: Net loss attributable to non-controlling interests	402,386	—		402,386
Net loss attributable to Amergent Hospitality Group Inc.	(17,040,972)	(755,965)		(17,796,937)
Dividends on redeemable preferred stock	(112,238)	112,238	L	—
Net loss attributable to common shareholders of Amergent Hospitality Group Inc	$(17,153,210)	$(643,727)		$(17,796,937)
Net loss attributable to Amergent Hospitality Group Inc per common share, basic and diluted	$(2.46)			$(2.55)

Weighted average shares outstanding basic and diluted	6,978,848			6,978,484

F-64

Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

(1) Description of Transactions

Amergent Hospitality Group Inc. (Amergent or the Company) was incorporated on February 18, 2020 as a wholly-owned subsidiary of Chanticleer Holdings, Inc (Chanticleer) for the purpose of conducting the business of Chanticleer and its subsidiaries after the completion of the spin-off of Amergent to the shareholders of Chanticleer (the Spin-off) and effecting the post spin-off merger of Chanticleer with Sonnet BioTherapeutics, Inc. (Sonnet) (the Merger). Prior to the Spin-off, Amergent engaged in no business or operations.

In connection with and prior to the Merger, on March 31, 2020 Chanticleer contributed all its assets and liabilities, including the stock interest in all its subsidiaries (other than Amergent), to Amergent. On March 16, 2020, the Board of Directors of Chanticleer declared a dividend with respect to the shares of the Chanticleer common stock outstanding at the close of business on March 26, 2020 at one share of the Amergent common stock held by Chanticleer for each outstanding share of Chanticleer common stock. The dividend was paid to the shareholders of Chanticleer on April 1, 2020 immediately prior to the Merger.

On April 1, 2020 Chanticleer completed its merger transaction with Sonnet in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019 among Chanticleer, Biosub Inc. (Merger Sub), and Sonnet Sub, as amended by Amendment No. 1 thereto, dated February 7, 2020 (so as amended, the Merger Agreement), pursuant to which Merger Sub merged with and into Sonnet Sub, with Sonnet Sub surviving as a wholly-owned subsidiary of Chanticleer. In connection with the Merger, cash of $6.0 million from Sonnet was contributed to Amergent by Chanticleer and Amergent also received a warrant to purchase 2% of the common stock of Sonnet (the Merger Consideration). Amergent cannot exercise the warrant until 180 days after the closing of the Merger. Following the Merger, Chanticleer changed its name to Sonnet.

The following selected unaudited pro forma condensed consolidated and combined financial data gives effect to (i) receipt of the Merger Consideration, (ii) restructuring of the 8% non-convertible secured debentures, and (iii) the use of a portion of the Merger Consideration to repay other debt, redeem preferred stock and to pay certain transaction costs (collectively, the Pro Forma Events).

(2) Basis of Presentation

The unaudited pro forma condensed consolidated and combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed consolidated and combined balance sheet as of March 31, 2020 is presented as if the Pro Forma Events had been completed on March 31, 2020. The unaudited pro forma condensed consolidated and combined statement of operations for the three months ended March 31, 2020 and the year ended December 31, 2019 assume that the Pro Forma Events occurred on January 1, 2019.

The Merger is accounted for by Amergent as a recapitalization.

F-65

Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

(3) Pro Forma Adjustments

A. Reflects (i) receipt of the cash portion of the Merger Consideration, (ii) repayment of a portion of the 8% non-convertible secured debentures in connection with restructuring the notes, and (iii) the use of a portion of the cash received from the Merger to repay other debt, redeem preferred stock and to pay certain transaction costs.

March 31, 2020
Receipt of cash portion of Merger Consideration	$6,000,000
Repayment of a portion of the 8% non-convertible secured debentures in connection with restructuring the notes	(1,350,000)
Transfer of cash to an escrow account (see B)	(1,250,000)
Payoff of other debt and accrued interest thereon	(347,798)
Redemption of preferred stock	(880,289)
Payment of certain transaction costs	(285,000)
Payment to cancel warrants	(66,900)
$1,820,013

B. Deposit of $1,250,000 of cash into an escrow account for purposes of securing payment of a portion of the “true-up” or “make-whole” provision of the Series 2 Preferred Stock. The maximum cash payment under this provision is $1,875,000. This provision expires on August 7, 2020 and is accounted for as a derivative liability. The fair value of the derivative liability was $826,000 at March 31, 2020.

C. Reflects the elimination of transaction costs deferred on the balance sheet and such costs are recorded as an offset to additional paid-in-capital (see H).

D. Reflects the estimated fair value of the warrant to purchase 2% of the common stock of Sonnet (186,161 shares). The warrant has an exercise price of $0.01 per share and is exercisable beginning on September 28, 2020 through April 1, 2025. The $1,628,909 estimated fair value of the warrant was determined based on the $8.76 closing stock price of a common share of Sonnet as of the April 1, 2020 Merger date net of the $0.01 exercise price multiplied by the 186,161 shares issuable upon exercise of the warrant. This value is also equal to the value under the Black-Scholes option pricing model with the following inputs:

Fair value of stock	$8.76
Exercise price	$0.01
Term	5 years
Volatility	102.7%
Risk-free interest rate	0.37%

The volatility for Sonnet is based on the volatility of a peer group of comparable public companies over the five years before the Merger date as Sonnet was not publicly held until April 1, 2020.

E. Reflects the payment of $285,000 of costs upon consummation of the transaction and interest of $15,810 on debt (see F), all of which were accrued at March 31, 2020, as well as $37,889 of accrued interest on the 8% non-convertible secured debentures converted to principal upon exchange for the 10% convertible secured debentures (see F).

F-66

Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

F. Reflects payment of debt as follows:

March 31, 2020
Repayment of a portion of the 8% non-convertible secured debentures in connection with restructuring the notes	$1,350,000
Settlement of note payable to Sonnet	201,521
Payoff of note payable to bank	130,467
Cash repayment of debt	1,681,988
Extinguishment of 8% debentures	4,000,000
$5,681,988

In connection with the Merger, $6,000,000 of outstanding 8% non-convertible secured debentures were restructured. It was agreed with the holders to reduce the principal outstanding by $2,000,000, with $650,000 repayment made February 1, 2020 and the remaining $1,350,000 paid on April 1, 2020 upon consummation of the Merger. The remaining $4,000,000 of 8% non-convertible secured debentures and accrued but unpaid interest thereon of $37,889 were exchanged for $4,037,889 of 10% convertible secured debentures. Interest is payable quarterly in cash on the new debentures and the principal is due on April 1, 2022, subject to extension by the holders in two year intervals for up to ten years from the issuance date upon Amergent meeting certain conditions. The notes are convertible into common stock at the lower of $0.10 per share and the volume weighted average price on the last 10 trading days immediately prior to conversion, and also subject to adjustment if Amergent sells securities below this price (down round protection) among other triggers. In connection with the exchange of debentures, Amergent issued warrants to the debt holders to purchase 2,925,200 shares of common stock. The exercise price is $0.125 for 2,462,600 warrants and $0.50 for 462,600 warrants, subject to the same types of adjustments as those for the conversion price of the 10% convertible secured debentures. The warrants can be exercised on a cashless basis and expire 10 years from the issuance date.

Amergent does not have an adequate amount of authorized common stock to cover shares issuable upon exercise of the warrants and conversion of the 10% debentures into common stock. As such, the warrants will be liability classified and the conversion feature will be bifurcated from the debt instrument and accounted for as a derivative and recorded as a liability, with any change in the liability for the warrants and the conversion feature at each reporting date recorded in the statement of operations (see J).

The warrants issued with the 10% convertible secured debentures have an estimated fair value of $940,000 at April 1, 2020 using a Monte Carlo simulation to determine the value.

The notes are convertible at any time at the option of the holder into shares of common stock at the conversion price noted above. The fair value of the conversion feature is $12,411,000 at April 1, 2020 using a Monte Carol simulation to determine the value.

The estimated carrying value of the 10% convertible secured debentures without the conversion feature is $2,833,000, and with the conversion feature is $15,244,000.

The debt restructuring will be accounted for as the extinguishment of the 8% debentures in exchange for the 10% convertible debentures and the difference in the carrying value of the old notes and the fair value of the new notes and warrants results in an immediate charge to expense of $12,146,111 at the date of the exchange, which amount is presented as an increase to accumulated deficit in the consolidated and combined balance sheet at March 31, 2020.

G. Represents the redemption of the Redeemable Preferred Stock Series 1 in connection with the Merger. The difference between the $880,289 redemption payment and the $718,390 carrying value at March 31, 2020 is presented as a reduction of additional paid-in capital (see H).

F-67

Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

H. Reflects (i) the contribution of Merger Consideration to Amergent, (ii) offset of the direct costs incurred for the transaction, (iii) the difference between the redemption payment and carrying value of the Redeemable Preferred Stock - Series 1, and (iv) redemption of certain warrants.

March 31, 2020
Contributed cash portion of Merger Consideration (see A)	$6,000,000
Contribution of warrant portion of merger consideration (see D)	1,628,909
Elimination of deferred transaction costs (see C)	(588,255)
Redemption of Redeemable Preferred Stock Series 1 (see G)	(161,899)
Payment to cancel warrants (see A)	(66,900)
$6,811,855

I. Represents amortization of the discount on the 10% convertible secured notes net of reduction in cash interest expense on the lower outstanding principal resulting from restructuring the 8% non-convertible secured debentures and repayment of other debt (see F).

J. Reflects the change in estimated fair value of the liability classified warrants and derivative for the conversion feature for the 10% convertible notes (see F) for the respective periods presented. The fair value of these derivatives was estimated using a Monte Carlo simulation as of January 1, 2019, December 31, 2019 and March 31, 2020.

K. No pro forma income tax adjustment as the Company has substantial net operating loss carryforwards and a full valuation of deferred tax assets due to the history of losses. Further, the net operating losses are expected to exceed the gain recognized from the Spin-off transaction and Merger Consideration received and as such, there is no income tax effect from these transactions.

L. Reflects the elimination of the dividend on Redeemable Preferred Stock - Series 1 based on the redemption of such security (see G).

F-68

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following page 54.

Exhibit Number	Exhibit Description

2.1	Distribution Agreement by and between Chanticleer and Amergent dated March 25, 2020, previously filed with this Form 10

2.2	Contribution Agreement by and between Chanticleer and Amergent dated March 31, 2020, previously filed with this Registration Statement on Form 10

2.3#	Agreement and Plan of Merger, by and among Chanticleer, Sonnet, and Merger-Sub, dated October 10, 2019, previously filed with this Form 10

2.4	Amendment No. 1 to Agreement and Plan of Merger, by and among Chanticleer, Sonnet and Merger-Sub dated February 7, previously filed with this Form 10

3.1	Certificate of Incorporation of Registrant filed February 18, 2020 with the Delaware Secretary of State, previously filed with this Form 10

3.2	Certificate of Designations of Series 2 Convertible Preferred Stock filed April 1, 2020 with the Delaware Secretary of State, previously filed with this Form 10

3.3	Form of Bylaws, previously filed with this Form 10

4.1	Specimen Stock Certificate, previously filed with this Form 10

4.2	Specimen Preferred Stock Certificate, previously filed with this Form 10

4.3	Spin-Off Entity Warrant, previously filed with this Form 10

4.4	Form of Warrant issued to Oz Rey, LLC on April 1, 2020, previously filed with this Form 10 as exhibit 10.6

4.5	Form of Warrant issued to certain holders of Series 2 Convertible Preferred dated April 1, 2020, previously filed with this Form 10 as exhibit 10.7

10.1	Securities Purchase Agreement by and among Amergent, Oz Rey, LLC and certain other purchasers dated April 1, 2020, previously filed with this Form 10

10.2	Form of Secured Convertible Debenture of Amergent in favor of Oz Rey, LLC issued April 1, 2020, previously filed with this Form 10

10.3	Registration Rights Agreement by and among Amergent, Oz Rey, LLC and certain holders of registrable securities, dated April 1, 2020, previously filed with this Form 10

10.4	Subsidiary Guarantee in favor of Oz Rey, LLC dated April 1, 2020, previously filed with this Form 10

54

10.5	Security Agreement in favor of Oz Rey, LLC dated April 1, 2020, previously filed with this Form 10

10.6**	Employment Agreement by and between Patrick Harkleroad and Chanticleer, dated January 7, 2019 as assigned to Amergent, previously filed with this Form 10

10.7**	Employment Agreement by and between Chanticleer and Frederick L. Glick dated November 16, 2018 as assigned to Amergent, previously filed with this Form 10

10.8	Form of Franchise Agreement between Chanticleer and Hooters of America, LLC, previously filed with this Form 10

10.9	Lease Agreement between Redus NC Commercial, LLC and Chanticleer, previously filed with this Form 10

10.10	Gaming Assignment dated July 1, 2014, previously filed with this Form 10

10.11	Form of Indemnification Agreement, previously filed with this Form 10

10.12	Securities Purchase Agreement, dated as of February 7, 2020, by and among Chanticleer and the investors party thereto, previously filed with this Form 10

10.13	Note in favor of TowneBank in amount of $2,109,400 dated April 27, 2020, previously filed with this Form 10

21.1	List of subsidiaries, previously filed with this Form 10

23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm, filed herewith

**	Management Compensatory Contract or Arrangement

# The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

55

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to registration statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERGENT HOSPITALITY GROUP, INC.

	By:	Amergent Hospitality Group, Inc.

	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer
Date: July 2, 2020

56